EXHIBIT 2.1

PURCHASE AGREEMENT

dated as of

June 6, 2025

by and among

BAKER HUGHES HOLDINGS LLC,

BENTLY NEVADA, LLC

and

CRANE COMPANY

i

EXHIBITS

Exhibit	A	Accounting Principles
Exhibit	B	PSI Sale Restructuring Plan
Exhibit	C	Form of Transition Services Agreement
Exhibit	D	Form of IP Cross-License Agreement
Exhibit	E	Form of Transitional Trademark Use License
Exhibit	F	French Offer Letter
Exhibit	G	Form of Global Employee Services Agreement
Exhibit	H	Form of IP Assignment

v

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of June 6, 2025, is made by and among Baker Hughes Holdings LLC, a limited liability company organized under the Laws of the State of Delaware (the “Seller Parent”), Bently Nevada, LLC, a limited liability company organized under the Laws of the State of Delaware (“Bently” and together with Seller Parent, the “Sellers” and each a “Seller”) and Crane Company, a Delaware corporation (“Buyer”). Each of the Sellers and Buyer is referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S E T H :

WHEREAS, Sellers and their respective Affiliates (including the PSI Subsidiaries (as defined below)) are engaged in the PSI Business (as defined below);

WHEREAS, Sellers collectively own one hundred percent (100%) of the PSI Interests (as defined below) and prior to the Closing, Seller Parent shall effect the PSI Sale Restructuring as set forth in the PSI Sale Restructuring Plan; and

WHEREAS, Buyer desires to acquire the PSI Business by purchasing the PSI Interests (as defined below), as well as certain PSI Business IP (as defined below) pursuant to the IP Assignment (as defined below), from Sellers upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms have the following meanings:

“Accounting Principles” means the accounting policies, procedures and methodologies set forth on Exhibit A.

“Accrued Pre-Closing Income Taxes” means the income Taxes of the PSI Subsidiaries for a Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing Date determined in accordance with Section 6.01(e), in each case that are accrued but unpaid as of the Closing. Accrued Pre-Closing Income Taxes shall not be negative in the aggregate or with respect to any Tax in any jurisdiction. Accrued Pre-Closing Income Taxes shall be computed (a) (i) for PSI Subsidiaries that were formed prior to 2025, in accordance with the past custom and practice of the PSI Subsidiaries in filing their Tax Returns, including with respect to reporting positions, elections, and accounting methods, by treating the amounts shown as due on any Tax Return that is filed prior to the Closing Date as correct in all respects, and by treating each PSI Subsidiary as being subject to a particular type of Tax for a particular Tax period only in those jurisdictions in which such PSI Subsidiary has filed a Tax Return for such type of Tax in such Tax period (in the case such Tax Return is due on or prior to the Closing Date) or in the immediately preceding Tax period (in the case such Tax Return is due after the Closing Date), and (ii) for PSI Subsidiaries that were formed in 2025, as reasonably determined by Seller Parent and in accordance with the past custom and practice of the Sellers with respect to other entities in such jurisdictions, (b) as of the Closing as if the taxable period of each PSI Subsidiary ended as of the end of the Closing Date, (c) by excluding all deferred Tax liabilities, deferred Tax assets, speculative or contingent Tax liabilities, and Tax liabilities in respect of uncertain Tax positions, (d) by taking into account, as a reduction, any estimated payment, prepayment or overpayment of income Taxes made by any PSI Subsidiary prior to the Closing (including any estimated payment, prepayment or overpayment that may actually be utilized in the applicable jurisdiction by such PSI Subsidiary to reduce amounts that would otherwise be Accrued Pre-Closing Income Taxes with respect to such jurisdiction), (e) by treating any Transaction Tax Deductions as deductible in a Pre-Closing Tax Period, (f) by disregarding any Taxes that are attributable to a Prohibited Buyer Tax Act, (g) in accordance with the Accounting Principles, except where inconsistent with the foregoing, and (h) without duplication of any Taxes that are included in the calculation of Unpaid Company Transaction Expenses or Closing Date Net Working Capital.

“Action” means any claim, action, suit, audit, assessment, arbitration or other similar proceeding by or before any Governmental Authority.

“Adjustment Amount” has the meaning set forth in Section 2.08(d).

“Affiliate” means any Person now or in the future that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, for so long as such control exists. The term “control” when used with respect to any Person means the power to direct, or cause the direction of, the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling,” and “controlled” have meanings correlative to the foregoing, provided, that for the purposes of this Agreement (a) prior to the Closing, the PSI Subsidiaries shall be considered Affiliates of the Sellers and (b) following the Closing, the PSI Subsidiaries shall be considered Affiliates of Buyer.

“After-Acquired Business” has the meaning set forth in Section 5.21(c).

“After-Acquired Company” has the meaning set forth in Section 5.21(c).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Communication” means any communication from the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission stating that the Parties would close at their own risk and/or that an underlying investigation may continue.

“Approval” has the meaning set forth in Section 2.04(a).

“Assumed Liabilities” all Liabilities of Sellers or their Affiliates (as applicable) (or any predecessor of any of the foregoing or any prior owner of all or part of the businesses or assets of any of the foregoing) to the extent Related to the PSI Business and that are not Excluded Liabilities of whatever nature, whether presently in existence or arising hereafter, including as set forth in Schedule 1.01(a).

“Assumed Plans” means (a) the PSI Subsidiary Plans, (b) any Employee Plans set forth in Schedule 1.01(b), and (iii) any Employee Plans which will transfer to, or be assumed by, Buyer or its Affiliates, in connection with the transactions contemplated by this Agreement or by operation of Law.

“Auditor” has the meaning set forth in Section 2.08(c).

“Balance Sheet Date” means December 31, 2024.

“Base Purchase Price” means $1,150,000,000.

“BH Marks” means the Baker Hughes name or Baker Hughes mobius logo (i.e., any mark comprised of or containing the mobius twist design) or any Trademark (including any corporate name or domain name or URL) consisting of or incorporating the word or term “Baker Hughes,” “Baker,” “Hughes” or any other word, sign, logo, character, abbreviation, derivation, combination, translation, transliteration, color scheme, trade dress, or other identifying feature thereof resembling the same or that would reasonably be expected to cause confusion therewith.

“Business Contracts” means Contracts to which Sellers or any of their respective Affiliates are party, including sales and purchase orders and other instruments, in each case Related to the PSI Business, provided, however, notwithstanding anything herein to the contrary, any (a) Contracts for the license of Third Party Intellectual Property Rights, and (b) Shared Contracts to which the Sellers or any of their respective Affiliates are a party that are (i) enterprise wide Contracts, including for Software, (ii) Contracts with respect to off-the-shelf Software, including any COTS License, (iii) Employee Plans (other than any Assumed Plan) (iv) hedging (or similar) contracts or instruments, or (v) Contracts relating to insurance policies, in each case shall not be a “Business Contract” hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, United States are authorized or required by law or executive order to close. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a day that is not a Business Day, then such action may be taken or such right may be exercised on the succeeding Business Day.

“Buyer” has the meaning set forth in Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.02(a).

“Buyer Pre-Closing Tax Returns” has the meaning set forth in Section 6.01(c).

“Buyer Releasee” has the meaning set forth in Section 11.15.

“Buyer Releasor” has the meaning set forth in Section 11.15.

“Capitalization Representation” means the representation and warranties of Sellers contained in Section 3.05(b) and Section 3.05(c).

“Cash” means the aggregate amount of all: (a) cash on hand; (b) cash standing to the credit of any account with a bank or other financial institution; and (c) cash equivalents, marketable securities, demand deposits, short term investments, money markets or similar accounts (including accrued interest thereto), in each case in relation to the PSI Subsidiaries. Cash shall (i) be reduced by issued but uncleared checks, wire transfers and drafts of the PSI Subsidiaries and (ii) be increased by checks, wire transfers and drafts deposited for the account of the PSI Subsidiaries and other receipts in transit not yet cleared. For the avoidance of doubt, Cash shall not include any cash or cash equivalents of the Non-PSI Subsidiaries.

“Claim Notice” has the meaning set forth in Section 9.03(a).

“Closing” has the meaning set forth in Section 2.07(a).

“Closing Balance Sheet” has the meaning set forth in Section 2.08(b).

“Closing Date” has the meaning set forth in Section 2.07(a).

“Closing Date Cash” has the meaning set forth in Section 2.08(b).

“Closing Date Indebtedness” has the meaning set forth in Section 2.08(b).

“Closing Date Net Working Capital” has the meaning set forth in Section 2.08(b).

“Closing Date Unpaid Company Transaction Expenses” has the meaning set forth in Section 2.08(b).

“Closing Legal Impediment” has the meaning set forth in Section 8.01(b).

“Closing Statement” has the meaning set forth in Section 2.08(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each Contract entered into with a union, labor organization, works council or other organization representing employees governing the terms and conditions of employment of any PSI Business Employee.

“Commercial Agreements” means those certain commercial agreements to be entered into between Seller Parent or one of its Affiliates, on the one hand, and a PSI Subsidiary, on the other hand, and set forth in Schedule 1.01(c).

“Company Privacy and Data Security Policy” means all of the PSI Subsidiaries’ and, solely as it relates to the PSI Business, Seller Parent’s and its Affiliates’, policies, notices and statements concerning the privacy, security, or processing of Personal Information.

“Company Transaction Expenses” means the following out-of-pocket fees, costs, commissions and expenses of the PSI Subsidiaries incurred at or prior to the Closing solely in connection with this Agreement and the transactions contemplated hereby, including the PSI Sale Restructuring (without duplication and excluding fees and expenses incurred or subject to reimbursement by the PSI Subsidiaries as a result of Contracts entered into by Buyer or any of its Affiliates following the Closing): (a) fees and expenses of investment bankers, attorneys, accountants, brokers, finders and other consultants and advisors in connection with the transactions contemplated hereby, (b) the aggregate amount of all transaction bonuses, change-of-control payments or severance or retention payments payable as a result of the execution of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby and the employer portion of any payroll Taxes required to be paid in connection therewith and contributions to employee welfare and benefit plans required in connection with the aforementioned transaction bonuses or change of control payments, (c) 50% of the directors’ and officers’ liability and fiduciary and employment practices insurance pursuant to Section 5.16; provided, however, that “Company Transaction Expenses” shall not include (i) any expense resulting from termination of employment or service as a result of an action taken by Buyer or, after the Closing, the PSI Subsidiaries or any post-Closing liabilities or obligations arising as a result of both (A) the consummation of the transactions contemplated by this Agreement or any other Transaction Document and (B) the occurrence of one or more additional post-Closing events under so-called “double-trigger” severance provisions, (ii) any retention payments or other payments pursuant to Contracts or severance payments triggered by an action of Buyer or its Affiliates (including, for clarity, the PSI Subsidiaries) following the Closing or are otherwise Buyer’s responsibility pursuant to Article VII, (iii) any fees or expenses with respect to any financing transaction effected by or on behalf of Buyer, (iv) any fees or expenses for which Buyer is responsible under this Agreement (other than under Section 2.07(b)(iii)(B)), including costs related to the RWI Policy, 50% of the directors’ and officers’ liability and fiduciary and employment practices insurance pursuant to Section 5.16 and the

Transfer Taxes Buyer is responsible for pursuant to Section 6.01(a), (v) any fees or expenses of the Non-PSI Subsidiaries or (vi) the fees and expenses included in Indebtedness.

“Competing Business” means a business that competes with the PSI Business. For the avoidance of doubt, Competing Business does not include (a) the business of providing services (including oilfield or industrial services) or equipment which include or use PSI Equipment or Software, (b) the business of providing equipment that does not use the PSI Business IP and which is a component of non-PSI Equipment (e.g., logging-while-drilling tools, turbines), (c) the Non-PSI Business, or (d) the taking of any action required or contemplated by any Transaction Document, including the Transition Services Agreement and the IP Cross-License Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Baker Hughes Energy Services LLC and Crane Company, dated February 13, 2025.

“Contract” means any legally binding contract, agreement, lease, sublease, license, sublicense, sales order or purchase order.

“Conveyance” has the meaning set forth in Section 2.04(a).

“COTS License” means a non-exclusive license in the form of a “shrink-wrap,” “click-through” or other standard form license agreement covering Software that is generally available to the public.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants thereof or related outbreaks.

“COVID-19 Response” means any reasonable actions taken or omitted in response to the COVID-19 pandemic and the effects resulting from such taken or omitted actions (including (a) any required or recommended quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, or other safety measures, (b) workforce reductions, workplace or worksite shutdowns or slowdowns and (c) other measures initiated, to the extent reasonably necessary or appropriate to respond to, or mitigate the effects of, the COVID-19 pandemic).

“D&O Matters” has the meaning set forth in Section 5.16(a).

“Date of Fulfilment of the Conditions” has the meaning set forth in Section 2.07(a).

“De Minimis Business” has the meaning set forth in Section 5.21(d).

“Deficit Amount” has the meaning set forth in Section 2.08(d).

“Designated Person” has the meaning set forth in Section 11.14(d).

“Determination Date” has the meaning set forth in Section 2.08(c).

“Direct Transfer Employee” has the meaning set forth in Section 7.01(b).

“Effective Time” means 11:59 p.m. Houston, Texas time on the day immediately prior to the Closing Date.

“Employee List” has the meaning set forth in Section 3.19(c).

“Employee Plan” means (a) any “employee benefit plan”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (b) all other retirement (whether pension or lump sum), stock purchase, stock option, equity or equity-based, severance, termination, gratuity, employment, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies, or other arrangements, whether or not subject to ERISA, whether oral or written, under which any PSI Business Employee has any present or future right to benefits and is sponsored, maintained or contributed to by Seller or any of its Subsidiaries, but excluding the PSI Subsidiary Plans and any plan that is sponsored by any Governmental Authority.

“Environmental Laws” means any Law relating to pollution, protection of the environment, natural resources, endangered or threatened species, or the health and safety of individuals from exposures to Hazardous Substances.

“Equity Interests” means (a) any shares of capital stock (whether denominated as common stock, preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalent (regardless of how designated) or in a Person (other than an individual), whether voting or non-voting, and (b) any securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.08(a).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.08(a).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.08(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.08(a).

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (a) Estimated Closing Date Net Working Capital, minus (b) $104,198,000.

“Estimated Purchase Price” means, the Base Purchase Price, plus (a) Estimated Net Working Capital Adjustment Amount, less (b) Estimated Closing Date Indebtedness, plus (c) Estimated Closing Date Cash, less (d) Estimated Unpaid Company Transaction Expenses.

“Estimated Unpaid Company Transaction Expenses” has the meaning set forth in Section 2.08(a).

“Excluded Asset” has the meaning set forth in Section 2.03(a).

“Excluded Liabilities” has the meaning set forth in Section 2.03(b).

“Existing Representation” has the meaning set forth in Section 11.14(d).

“Finance Activities” has the meaning set forth in Section 5.21(d).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fraud” means the misrepresentation or concealment of material fact by a party to this Agreement in the making of a representation or warranty in Article III or Article IV, with the intent of inducing the other party to rely thereon and thereby enter into this Agreement, and on which such other party does rely. For the avoidance of doubt, “Fraud” shall not include statutory fraud, constructive fraud, equitable fraud, or negligent misrepresentation or omission.

“French Acceptance Notice” has the meaning set forth in Section 2.09(a).

“French Entity” has the meaning set forth in Section 2.09(a).

“French Information and Consultation Process” has the meaning set forth in Section 2.09(a).

“French Offer Letter” has the meaning set forth in Section 2.09(c).

“French PSI Business” has the meaning set forth in Section 2.09(a).

“Fundamental Representations” means the representations and warranties of Sellers contained in Sections 3.01 (Organization of Seller), 3.02 (Due Authorization), 3.05 (PSI Subsidiaries), Section 3.14 (Title to and Sufficiency of Assets) and 3.16 (Finders’ Fees).

“Global Employee Services Agreement” means the global employee services agreement to be entered into by Buyer and Seller Parent providing for the provision of services by certain PSI Business Employees to Buyer or its Affiliates following the Closing, substantially in the form attached hereto as Exhibit G.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign or multinational government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or arbitral body (whether public or private) (and, for the avoidance of doubt, shall not include any national oil company) in the United States of America or any other non-U.S. jurisdiction, including any taxing authority and any public non-U.S. organization, commission, agency regulator or political party.

“Government Contract” means any Contract, including an individual task order, delivery order, purchase order, blanket purchase agreement, basic ordering agreement, and letter contract, between a PSI Subsidiary and any Governmental Authority, as well as any subcontract or other arrangement by which (a) a PSI Subsidiary has agreed to provide goods or services to a prime contractor, to the Governmental Authority, or to a higher-tier subcontractor or (b) a subcontractor or vendor has agreed to provide goods or services to a PSI Subsidiary, where, in either event, such goods or services ultimately will benefit or be used by the Governmental Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit, or investigate has not expired.

“Government Official” means (a) any officer, employee, or Person acting in an official capacity or performing public duties or functions on behalf of (i) any government, including all levels and subdivisions of government from national to local; (ii) any department, committee, agency, or instrumentality of government; (iii) any business or commercial entity owned, managed, or controlled by a government; (iv) any political party or official thereof; (b) any candidate for public office; (c) any officer, employee, or agent of a public international organization, including for example the United Nations, the International Monetary Fund, or the World Bank; or (d) any relative of any Government Official.

“Governmental Order” means any order (including executive orders), judgment, injunction, decree, writ, stipulation, determination or award, in each case, whether temporary, preliminary or permanent, entered by or with any Governmental Authority.

“Guarantee Date” has the meaning set forth in Section 5.07(a).

“Hazardous Substances” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as of the date hereof as a “toxic,” “hazardous,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Increase Amount” has the meaning set forth in Section 2.08(d).

“Indebtedness” means, without duplication, to the extent reflective of amounts actually due in respect of (a) all indebtedness of the PSI Subsidiaries as of such date and time for borrowed money, (b) all obligations of the PSI Subsidiaries as of such date and time evidenced by bonds, debentures, or promissory notes, (c) all finance lease obligations of the PSI Subsidiaries to the extent so classified in the Financial Statements, (d) all reimbursement obligations of the PSI Subsidiaries as of such date and time under letters of credit to the extent such letters of credit have been drawn, (e) all premium (if any), unpaid prepayment penalties and accrued and unpaid interest with respect to any liability or obligation of a type set forth in clauses (a) through (d), to the extent required to be paid on the Closing Date, (f) all obligations of Panametrics with respect to declared but unpaid distributions, (h) all Accrued Pre-Closing Income Taxes, (i) all obligations of the PSI Subsidiaries arising out of interest rate and currency rate swap arrangements and any other arrangements designed to provide protection against fluctuations in interest, currency rate or commodity prices and (j) all obligations of the PSI Subsidiaries relating to deferred purchase price for securities, including all seller notes, “earn-out” payments and other deferred purchase price obligations, whether or not matured; provided, however, that Indebtedness shall not include (i) undrawn letters of credit or reimbursement obligations in respect of undrawn letters of credit, (ii) any liabilities related to inter-company debt between one or more of the PSI Subsidiaries, (iii) any premium, prepayment penalty or similar payment with respect to finance leases included in Indebtedness to the extent such leases are not required by their terms to be repaid in full at the Closing, (iv) obligations arising from any financing, debt or other similar arrangements of Buyer or its Affiliates, (v) obligations with respect to leases classified as operating leases in the Financial Statements, (vi) any amounts included in Net Working Capital or Company Transaction Expenses, (vii) all liabilities or obligations incurred at the direction of Buyer and its Affiliates or (viii) any related guarantees or hedging arrangements to the extent that each of the PSI Subsidiaries are released from any liability thereunder in connection with the consummation of the transactions contemplated hereby (clauses (i) through (vii) collectively, the “Indebtedness Exclusions”); provided, further, however, that, for the avoidance of doubt, Indebtedness shall not include any liabilities or obligations of the Non-PSI Subsidiaries.

“Indemnified Party” has the meaning set forth in Section 9.03(a).

“Indemnifying Party” has the meaning set forth in Section 9.03(a).

“Information and Consultation Process” has the meaning set forth in Section 7.02.

“Initial Outside Date” has the meaning set forth in Section 10.01(e).

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents and patent applications; (b) trademarks, service marks, brand names and trade names, and any other indicia of source or origin, together with all translations, adaptations, derivations, abbreviations, acronyms, and combinations thereof, whether or not registered, and registrations and applications for registration thereof and all goodwill associated with each of the foregoing (“Trademarks”); (c) trade secrets, know-how and other proprietary information; (d) copyrights, whether or not registered, and registrations and applications for registration thereof and any other equivalent rights in works of authorship; (e) internet domain names; and (f) intellectual property rights in Software.

“IP Assignment” means the assignment of certain PSI Business IP owned by Seller Parent or any Non-PSI Subsidiary to Buyer or its designated Affiliate in substantially the form attached hereto as Exhibit H.

“IP Cross-License Agreement” has the meaning set forth in Section 2.07(b)(vi).

“IT Systems” has the meaning set forth in Section 3.13(k).

“Knowledge of Buyer”, “Buyer’s Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Buyer’s directors and officers after reasonable due inquiry of such Person’s direct reports.

“Knowledge of Seller Parent”, “Seller Parent’s Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth on Schedule 1.01(d) after reasonable due inquiry of such Person’s direct reports.

“Law” means, with respect to any Person, any transnational, federal, state, provincial, foreign or local law (including common law), constitution, treaty, convention, ordinance, code, rule, regulation, Governmental Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Leased Real Property” means all real property leased or subleased by the PSI Subsidiaries as tenants or subtenants.

“Liability” means any liability, cost, expense, debt, commitment or obligation of any kind, character or description, and whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means, with respect to any property, equity interest or other asset, any mortgage, deed of trust, lien, encumbrance, lease, sublease, occupancy agreement, pledge, security interest, right of way, use restriction, easement, encroachment, right of first refusal, right of first offer, option or conditional sale agreement in respect of such property, equity interest or other asset.

“Losses” means, collectively, losses, damages, Liabilities, Taxes, costs and expenses (including reasonable attorneys’ fees and disbursements and amounts paid in connection with any defense and cost of investigation and enforcement of indemnification rights hereunder), but shall not include punitive or exemplary damages, in each case, unless related to any Third-Party Claim.

“Material Adverse Effect” means, (a) with respect to the PSI Subsidiaries or the PSI Business, (i) a material adverse effect on the financial condition, assets or results of operations of the PSI Business, taken as a whole, or (ii) a material adverse effect on the ability of Seller to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” described in clause (a)(i): (i) any change in Law, regulatory policies, accounting standards or principles or any guidance relating thereto or interpretation thereof, including any new Law or Governmental Order; (ii) any change in interest rates, currency exchange rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (iii) any change generally affecting any of the industries, markets or geographic areas in which the PSI Business operates or the economy as a whole, including any changes in commodity prices; (iv) the announcement or the execution of this Agreement (including the fact that the prospective owner of the PSI Subsidiaries is Buyer or an Affiliate of Buyer), the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement or any other Transaction Document (including Losses or threatened Losses of employees, customers, vendors, distributors or others having relationships with the PSI Subsidiaries); (v) the compliance with the terms of this Agreement or any other Transaction Document; the taking of any action (or the omission of any action) required or contemplated by this Agreement or any other Transaction Document or at the request, or with the written consent, of Buyer; or the failure to take any action, if such action is prohibited by the terms of this Agreement or for which Buyer declined to consent; (vi) any act of God or natural disaster; (vii) any acts of terrorism, sabotage, piracy, war, the outbreak or escalation of hostilities, weather conditions, changes in geopolitical, political or social conditions, cyberattacks, disruptions in supply chains or other force majeure events, in each case, including any worsening thereof, (viii) any public health event, pandemic, epidemic, disease outbreak or response thereto (including COVID-19 and any COVID-19 Response); or (ix) any failure of the PSI Business to meet any projections or forecasts (provided that, this clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); except, in the case of the foregoing clauses (i), (ii), (iii), (vi) and (vii) above, to the extent that any such change, condition, event or effect has a materially disproportionate and adverse effect on the PSI Business relative to other businesses in the industries in which the PSI Business operates and (b) with respect to Buyer, a material adverse effect on the ability of Buyer, in a timely manner, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Material Contracts” has the meaning set forth in Section 3.09.

“Material Customer” has the meaning set forth in Section 3.23(a).

“Material Lease” has the meaning set forth in Section 3.09(a)(v).

“Material Leased Real Property” means all Leased Real Property subject to a Material Lease.

“Material Supplier” has the meaning set forth in Section 3.23(b).

“Net Working Capital” means (a) the consolidated current assets of the PSI Subsidiaries as of such date and time (excluding (i) Cash and (ii) income Tax assets, including any deferred Tax assets), minus (b) the consolidated current liabilities of the PSI Subsidiaries (excluding (i) Indebtedness, (ii) Indebtedness Exclusions, (iii) Unpaid Company Transaction Expenses, (iv) operating lease liabilities, (v) pension liabilities and (vi) income Tax liabilities, including any deferred Tax liabilities), in each case, as calculated in accordance with Part II of the Accounting Principles and including only the trial balance accounts and adjustments reflected in the sample calculation attached hereto as Schedule 1.01(e). For the avoidance of doubt, Net Working Capital shall not include any assets or liabilities of the Non-PSI Subsidiaries.

“New Business Entity” means each business entity that will be formed in connection with the PSI Sale Restructuring and become a Subsidiary of Panametrics or such other PSI Subsidiary, a list of which is set forth in Schedule 1.01(f) and which list may be amended prior to the date that is ten (10) Business Days prior to the Closing.

“Non-Assignable Asset” has the meaning set forth in Section 2.04(a).

“Non-PSI Business” means any business of the Sellers and the Non-PSI Subsidiaries and their respective Affiliates other than the PSI Business.

“Non-PSI Consolidated Tax Return” means any affiliated, combined, consolidated, unitary or similar group Tax Return that includes any Non-PSI Subsidiary, together with accompanying schedules and supporting work papers.

“Non-PSI Indemnitees” has the meaning set forth in Section 9.02(b).

“Non-PSI Information” has the meaning set forth in Section 11.14(b).

“Non-PSI Subsidiaries” means Baker Hughes Company, a Delaware corporation, and all of its Subsidiaries other than the PSI Subsidiaries.

“Notice of Disagreement” has the meaning set forth in Section 2.08(c).

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software that is derived from or linked to such Software or into which such Software is incorporated or integrated or with which such Software is combined or distributed, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Ordinary Course of Business” means an action taken by a Person in the ordinary course of the normal, day-to-day operations of such Person that is consistent in nature, scope and magnitude with the past practices of such Person in the twelve (12) months prior to the date hereof.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement, joint venture agreement or similar formation or governing documents and instruments.

“Other Filings” has the meaning set forth in Section 5.03(b).

“Outside Date” has the meaning set forth in Section 10.01(e).

“Owned Real Property” means all real property owned, or contemplated to be owned in accordance with the PSI Sale Restructuring, by any PSI Subsidiary.

“Panametrics” means Panametrics, LLC a limited liability company organized under the laws of Delaware.

“Parent Guarantees” has the meaning set forth in Section 5.07.

“Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Permits” means any permit, license, consent, registration, concession, grant, franchise, certificate, identification numbers exemption, waiver, or filing issued or required by any Governmental Authority under applicable Law.

“Permitted Liens” means (a) mechanics’, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith through (if then appropriate) appropriate proceedings, (b) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto and (ii) Liens not created by the Sellers or any of their respective Subsidiaries that affect the underlying fee interest of such Leased Real Property, (c) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and for which appropriate amounts have been reserved in accordance with GAAP, (d) Liens securing rental payments under finance lease agreements, (e) Liens on real property (including easements, covenants, rights of way and similar restrictions) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, or (iii) do not materially interfere with the current uses of such real property, (f) Liens referred to in the Financial Statements or described on Schedule 1.01(f), (g) other immaterial Liens incurred in the ordinary course of business and not incurred in connection with the borrowing of money, (h) Liens created by or upon the express request or with the express consent of Buyer and (i) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business in connection with commercialization of goods and services.

“Person” means any individual, firm, corporation, partnership, limited liability company, association, joint venture, trust, business trust, cooperative, joint stock company, Governmental Authority or other legally recognized entity, and the heirs, administrators, legal representatives, successors, and assigns of such person as the context may require.

“Personal Information” means any information that identifies or can be reasonably linked to a natural person.

“Post-Closing Tax Period” means (a) any Tax period beginning after the Closing Date and (b) with respect to any Straddle Period, the portion of such Straddle Period beginning on the day after the Closing Date.

“Potential Contributor” has the meaning set forth in Section 9.05.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Prior Business Counsel” has the meaning set forth in Section 11.14(d).

“Privacy and Data Security Laws” means all Laws that were enacted in jurisdictions where the PSI Subsidiaries are incorporated, apply to the PSI Subsidiaries, and directly govern collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring or storing Personal Information.

“Privileged Non-PSI Information” has the meaning set forth in Section 11.14(b).

“Privileged Materials” has the meaning set forth in Section 11.14(c).

“Privileged Transaction Information” has the meaning set forth in Section 11.14(a).

“Privileges” has the meaning set forth in Section 11.14(a).

“PSI Business” means the business of developing, manufacturing, distributing, servicing, marketing, and selling products, accessories/tools and/or services related to (a)(i) flare gas mass flowmeters and the flare.IQ platform, process and portable flowmeters, and moisture and industrial oxygen and gas analyzers and (ii) Software related thereto, in each case, under the Panametrics® brand, (b)(i) industrial pressure sensors including high accuracy, hydrogen, hazardous area certified, marine certified, configurable modular and digital communication pressure sensors, handheld process sensing and pressure calibrators, hazardous environment series test and calibration instruments, pressure indicators, and related test tool instrumentation, modular pressure controllers and indicators including multifunction, pressure and temperature calibrators, hybrid pressure controllers, and the PACE product lines, air data test sets (pitot static testers), flight qualified aerospace pressure sensors, and the 4Sight2 calibration management software, all calibration and repair services, and all products and technology within the TERPS® portfolio, and (ii) Software related thereto, in each case, under the Druck® brand, and (c)(i) neutron flux and gamma flux detectors, flame detection sensors, neutron and gamma radiation detectors, and neutron detectors and gamma sensors, and sodium iodide NAI scintillation detectors and (ii) Software related thereto, in each case, under the Reuter-Stokes® brand (the equipment, products, tools and Software referred to in clauses (a), (b) and (c), the “PSI Equipment”), in the case of each of the foregoing clauses (a), (b), and (c), as such business is conducted by the applicable PSI Subsidiaries as of the date of this Agreement after giving effect to the transactions contemplated by the PSI Sale Restructuring and the IP Assignment.

“PSI Business Employees” means (a) the employees of the PSI Subsidiaries as at immediately prior to Closing; (b) those employees who are wholly or mainly employed in the PSI Business and who are, as at immediately prior to the Closing, employed by an employer of record or similar organization contracted by Seller or its Affiliates; and (c) those individuals listed on Schedule 1.01(h) or who the Parties mutually agree, after the date hereof, will transfer directly to Buyer or one of its Affiliates (or a Buyer employer of record or similar organization) pursuant to Section 7.01(b).

“PSI Business IP” means all Intellectual Property Rights that, as of immediately prior to the Closing Date, are owned by Seller Parent or any of its Affiliates and used by Seller Parent or any of its Affiliates exclusively in connection with the PSI Business, including the Intellectual Property Rights listed in Schedule 1.01(i) attached hereto.

“PSI Business Service Provider” means the Service Providers who are engaged by Seller or its Affiliates to primarily provide services to the PSI Business as at immediately prior to the Closing.

“PSI Interests” means the membership interests of Panametrics.

“PSI Interests Assignment Agreement” has the meaning set forth in Section 2.07(b)(i).

“PSI Sale Restructuring” has the meaning set forth in Section 2.01.

“PSI Sale Restructuring Plan” means the step plan attached as Exhibit B hereto.

“PSI Subsidiaries” means (a) Panametrics, (b) the Subsidiaries of Seller Parent set forth on Schedule 1.01(j) and (c) any New Business Entity.

“PSI Subsidiary Plan” means (a) any “employee benefit plan”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (b) all other retirement (whether pension or lump sum), stock purchase, stock option, equity or equity-based, severance, termination, gratuity, employment, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies, or other arrangements, whether or not subject to ERISA, whether oral or written, in each case, under which any PSI Business Employee has any present or future right to benefits and which is sponsored or maintained by any PSI Subsidiary and which will transfer with a PSI Subsidiary by operation of Law on Closing.

“Purchase Price” has the meaning set forth in Section 2.05(b).

“Purchased Assets” means (a) except for any Intellectual Property Rights (which shall be subject to clause (d) hereof), all assets, properties and business, of every kind and description, Related to the PSI Business as the same shall exist on the Closing Date, including such assets and properties set forth on Schedule 1.01(k), (b) the Business Contracts, (c) all Equity Interests of the PSI Subsidiaries (other than Panametrics) and (d) all PSI Business IP. For the avoidance of doubt, with respect to Intellectual Property Rights, only the PSI Business IP shall constitute Purchased Assets.

“Real Property Leases” means all leases or subleases pursuant to which the PSI Subsidiaries lease or sublease the Leased Real Property.

“Registered PSI IP” means all PSI Business IP for which applications for Intellectual Property Rights have been filed or for which registrations or issued Intellectual Property Rights have been obtained with or by any Governmental Authority as of the date of this Agreement.

“Regulatory Approvals” has the meaning set forth in Section 5.03(a).

“Regulatory Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, United States state attorneys general, the antitrust or competition Law authorities of any other jurisdiction (whether foreign or multinational), or any authority exercising powers in relation to foreign investment matters.

“Regulatory Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby on the basis of antitrust, competition or foreign investment Law, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory, request for information, or deposition by any Regulatory Authority.

“Related to the PSI Business” means (a) with respect to any asset, owned, used or held for use by Seller Parent or any of its Affiliates primarily in connection with the PSI Business and (b) with respect to any Liability, primarily arising out of or primarily relating to the PSI Business.

“Remedies Exception” has the meaning set forth in Section 3.02.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor), agents and other authorized representatives.

“Restricted Employee” has the meaning set forth in Section 5.21(g).

“Restricted Period” has the meaning set forth in Section 5.21(a).

“Restructuring Agreement” has the meaning set forth in Section 2.01(c).

“RWI Insurer” means AIG Specialty Insurance Company and any issuers of excess policies related to the RWI Policy.

“RWI Policy” means that certain representations and warranties insurance policy, policy number 15806394 and any related excess policies, provided to Seller in substantially final form prior to the execution of this Agreement and issued in connection with the transactions contemplated hereby.

“Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Parent” has the meaning set forth in the Preamble.

“Seller Restricted Parties” has the meaning set forth in Section 5.21(c).

“Sellers” has the meaning set forth in the Preamble.

“Service Provider” means an independent contractor or agency worker.

“Shared Contract” means any contract, agreement, lease, license, commitment, sale or purchase order or other instrument entered into prior to the Closing that is between Sellers or any of their respective Affiliates, on one hand, and one or more Persons, on the other hand, that inures to the benefit or burden of (a) the PSI Business, on one hand, and (b) the Non-PSI Business, on the other hand, including those contracts set forth on Schedule 5.19.

“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and all related specifications and documentation.

“Specified Business Conduct Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption Laws, (b) trade sanctions Laws or embargos, including those imposed or administered by the U.S. Treasury Department, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and U.S. anti-boycott or anti-embargo Laws, (c) Laws relating to the import, export, re-export or transfer of information, data, goods or technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and (d) applicable export, import and customs Laws of other countries in which any PSI Subsidiary conducts business or has conducted business in the past five (5) years.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which if (a) a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing member, trustee or general partner of such limited liability company, partnership, association, or other business entity.

“Survival Expiration Date” has the meaning set forth in Section 9.01.

“Tax” means all federal, state, local, foreign or other taxes imposed by a Governmental Authority, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, escheat, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, or alternative minimum tax, and including any interest or penalty with respect thereto.

“Tax Attribute” means any Tax attribute or Tax item that could reduce a Tax otherwise payable by carryforward, carryback, or otherwise, including Tax basis, a net operating loss, net capital loss, general business credit, foreign Tax credit, investment credit, research and experimentation credit, general business credit, or alternative minimum Tax credit.

“Tax Benefit” means for any Tax year, the amount by which the cash Tax liability of the relevant Person for such Tax year is actually reduced as a result of the relevant Loss, Tax, expense or amount, calculated by comparing (i) the Taxes payable by such Person in respect of such Tax year without giving effect to any deductions or credits for the payment or accrual of the Loss, Tax or expense giving rise to the relevant indemnity payment and (ii) the Taxes payable by such Person in respect of such Tax year giving effect to such deductions or credits actually allowed as a result of such payment or accrual of such Loss, Tax, or expense, and net of any Taxes incurred by such Person in connection with obtaining, receiving or accruing such reduction in Tax liability.

“Tax Contest” means an audit, examination, dispute, litigation, controversy or Action involving any Governmental Authority in respect of Taxes.

“Tax Return” means any return, declaration, report, statement, information statement or other similar document filed or required to be filed with a Governmental Authority with respect to Taxes, including claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Third Party” means a Person other than Panametrics, the Sellers, Buyer or an Affiliate of the foregoing.

“Third-Party Approvals” has the meaning set forth in Section 5.04.

“Third-Party Claim” has the meaning set forth in Section 9.03(a).

“Transaction Documents” means this Agreement, the Restructuring Agreements, the Transition Services Agreement, the PSI Interest Assignment Agreement, the Commercial Agreements, the IP Cross-License Agreement, the Transitional Trademark Use License, the IP Assignment, the French Offer Letter and the Global Employee Services Agreement (if entered into pursuant to Section 7.01(a)).

“Transaction Information” has the meaning set forth in Section 11.14(a).

“Transaction Tax Deductions” means, without duplication, any Tax deductions, offsets, credits or other benefit attributable to the following, irrespective of when paid or accrued and irrespective of by whom paid or accrued: (a) the accrual or payment of Unpaid Company Transaction Expenses, Closing Date Indebtedness or liabilities included in Net Working Capital, (b) the accrual or payment of amounts that would have been Unpaid Company Transaction Expenses, Closing Date Indebtedness or liabilities included in Closing Date Net Working Capital but which were in fact paid prior to the Closing, and (c) any other costs or expenses incurred in connection with the transactions contemplated by this Agreement that are economically borne by the Sellers, in each case, only to the extent deductible in a Pre-Closing Tax Period by a PSI Subsidiary under applicable Law (based on a “more likely than not” or greater level of comfort). Transaction Tax Deductions shall be determined under the assumption that each PSI Subsidiary, to the extent relevant, will make an election under Revenue Procedure 2011-29 to treat seventy percent (70%) of any success-based fees as deductible in the taxable year that included the Closing Date for U.S. federal (and applicable state and local) Tax purposes.

“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, gross receipts, stamp, registration, goods and services, reporting, filing, value added, recording, escrow and other similar Taxes and fees incurred in connection with the execution and entering into of this Agreement or the transactions contemplated by this Agreement.

“Transfer Time” has the meaning set forth in Section 7.03.

“Transferred Employees” means (a) all PSI Business Employees who are employed by a PSI Subsidiary (or Seller employer of record or similar third party, as applicable) as of the Closing Date; and (b) all Direct Transfer Employees who have (i) accepted an offer of employment from; or (ii) not objected to the automatic transfer of their employment to, Buyer or its Affiliates (or a Buyer employer of record or similar third party, as applicable) as of the Closing Date pursuant to Section 7.01(b).

“Transition Services Agreement” means the Transition Services Agreement to be entered into between Buyer and Seller Parent, in substantially the form attached hereto as Exhibit C.

“Transitional Trademark Use License” has the meaning set forth in Section 2.07(b)(vii).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Unpaid Company Transaction Expenses” means the Company Transaction Expenses that (a) remain unpaid as of the close of business on the Closing Date or (b) would have been unpaid as of the close of business on the Closing Date but for the payment by Buyer required under Section 2.07(b)(iii)(B).

“Willful Breach” means, except as otherwise provided herein, an intentional and volitional action or omission by a Party that constitutes a breach of a covenant or agreement hereunder (but not, for the avoidance of doubt, any representation or warranty) with actual Knowledge of such Party at the time of such action or omission that such action or omission constitutes a breach of such covenant or agreement.

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein”, “hereunder”, “hereto” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from, since or through any date mean, unless otherwise specified, from and including, since and including or through and including, respectively. References to any statute or applicable Law shall be deemed to refer to such statute or Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. References to any Contract shall be deemed to refer to such Contract as amended, amended and restated, modified or supplemented from time to time. All references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. Dollars unless a different currency is specifically stated. All references to any time herein shall refer to Central Time (unless otherwise specifically stated herein). The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth in the balance sheet or financial statement, or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto. References to “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”.

ARTICLE II

PRE-CLOSING RESTRUCTURING; THE TRANSACTION; THE CLOSING

Section 2.01 PSI Sale Restructuring.

(a) Prior to the Closing, Seller Parent shall, or shall cause its Affiliates to, consummate the steps and transactions described and set out in the PSI Sale Restructuring Plan (the “PSI Sale Restructuring”), pursuant to which, among other things, Seller Parent and certain Non-PSI Subsidiaries shall sell, convey, transfer, assign and deliver to the PSI Subsidiaries the Purchased Assets and the PSI Subsidiaries shall assume all Assumed Liabilities. Following the date hereof, Seller Parent shall be permitted to amend the PSI Sale Restructuring Plan to the extent such amendments (a) are immaterial, (b) would only have an immaterial effect on Buyer, or following the Closing, the PSI Business or the PSI Subsidiaries, or (c) with the prior consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

(b) Notwithstanding the requirements set forth in Section 2.01(a), to the extent that certain steps relating to the PSI Sale Restructuring (i) are immaterial or (ii) would only have an immaterial effect on the Buyer or the PSI Business if not implemented by the Closing are not completed at the Closing in accordance with Section 2.01(a), this shall not delay the Closing and Seller Parent shall, and shall cause its Affiliates, to effect such steps as soon as reasonably practicable following the Closing, or otherwise put the Buyer and its Affiliates in substantially the same position (including through the provision of any transitional services under the Transition Services Agreement) as if such steps had been effected at the Closing as contemplated by Section 2.01(a). Until such steps are completed, Seller Parent shall, and shall cause its Affiliates, to hold any applicable Purchased Asset on trust for the use and benefit and burden of the Buyer and its applicable Affiliates. To the extent necessary, Buyer shall, and shall cause its Affiliates, to provide such cooperation as is reasonably necessary to give effect to the provisions of this Section 2.01(b).

(c) The PSI Sale Restructuring will be effected in accordance with the agreed principles, objectives and provisions set forth in this Agreement and the PSI Sale Restructuring Plan, which shall be implemented through the completion of the transactions generally described in the PSI Sale Restructuring Plan pursuant to customary short-form acquisition agreements, transfer agreements, assumption agreements or other similar instruments of sale as applicable and as may be required in a jurisdiction in which applicable Law or custom requires observance of specified formalities or procedures to legally effect the PSI Sale Restructuring, as determined and prepared by Seller Parent (the “Restructuring Agreements”). Seller Parent shall prepare initial drafts of the Restructuring Agreements, permit Buyer to review such Restructuring Agreements and consider in good faith any reasonable comments provided by Buyer, which shall be provided by Buyer to Seller Parent within a timely manner (and, in any event, within five (5) Business Days of receiving such Restructuring Agreements for its review). For the avoidance of doubt, Seller Parent shall not be required to take into account any comments provided by Buyer in respect of a Restructuring Agreement following the expiry of the five (5) Business Day review period specified in this Section 2.01(c).

(d) Seller Parent shall provide Buyer with regular updates (the frequency of which shall be determined by Seller Parent acting reasonably) as to the progress of Seller Parent and its Affiliates in implementing the PSI Sale Restructuring as set out in the PSI Sale Restructuring Plan, together with such information as may be reasonably requested or required by Buyer to verify such progress.

(e) For the avoidance of doubt and without prejudice to the rights of the Parties under this Agreement, (i) the Restructuring Agreements shall not have any effect on the value being given or received by the Sellers or the Buyer (or their respective Affiliates, as applicable), including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement, and (ii) in the event of any conflicts between any Restructuring Agreement and this Agreement, the terms of this Agreement shall control in all respects. The Parties shall not, and shall cause their respective Affiliates not to, bring any dispute or claim for any Action under any Restructuring Agreement, it being agreed by the Parties that any such dispute or claim for any Action shall be made under, subject to and in accordance with, the terms, conditions and provisions set forth in this Agreement.

Section 2.02 Extraction of Cash. Prior to the Closing, Seller Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts, taking into account the reasonable needs of the PSI Business, to distribute or otherwise extract excess Cash in any PSI Subsidiary. Any Cash remaining in any PSI Subsidiary shall be included in the calculation of the payments to be made pursuant to Section 2.07.

Section 2.03 Excluded Assets and Excluded Liabilities.

(a) After giving effect to the PSI Sale Restructuring in accordance with the PSI Sale Restructuring Plan, neither the Buyer nor any of its Affiliates (including any PSI Subsidiary) has any right, title or interest, in or to, and no Seller nor any of its respective Affiliates shall transfer to Buyer or any PSI Subsidiary at Closing, whether by virtue of the transfer of the PSI Interests, pursuant to this Agreement or the Transaction Documents, or otherwise, any of the assets, properties or rights, of the Sellers or their respective Affiliates (or any of their predecessors) that are not Purchased Assets (collectively, the “Excluded Assets”), including the assets and properties of the Seller Parent or its Affiliates (or any of their predecessors) as set forth in Schedule 2.03(a) attached hereto.

(b) Notwithstanding any provision in this Agreement or any other writing to the contrary, the Buyer and the PSI Subsidiaries are assuming from the Sellers or their respective Affiliates only the Assumed Liabilities and are not assuming any other liability or obligation of the Sellers or their respective Affiliates of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Sellers and the Non-PSI Subsidiaries (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities (which shall not be assumed by the Buyer or the PSI Subsidiaries) shall include such items as set forth in Schedule 2.03(b) attached hereto.

Section 2.04 Limitation on Assignment of Purchased Assets.

(a) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, neither this Agreement nor any other Transaction Document, constitutes an agreement to sell, assign, transfer, contribute, convey or deliver (together with its correlative terms, a “Conveyance”) any Purchased Asset if such Purchased Asset (i) is not transferable in accordance with applicable Law, (ii) is not transferable without a requisite consent, or (iii) is cancellable by a Third Party in the event of an assignment or change of control (such Purchased Asset specified in the foregoing clauses (i), (ii), or (iii) referred to hereinafter as a “Non-Assignable Asset”), unless and until, with respect to clauses (ii) and (iii), such consent to assignment or change of control (each, an “Approval”) shall have been obtained. If any such Approval for a Non-Assignable Asset is not obtained on or prior to the Closing Date, then Seller Parent will, and will cause its Affiliates to, use their respective commercially reasonable efforts after the Closing to obtain such Approvals. Notwithstanding anything in this Section 2.04(a), neither Seller Parent nor any of its Affiliates shall be obligated to pay any money to any Person or to offer or grant any other financial or other accommodations to any Person in connection with obtaining any such Approval. The obligations set forth in this Section 2.04(a) will continue through and after Closing.

(b) The Conveyance of any Non-Assignable Asset will be effected promptly in accordance with the terms of this Agreement and any other applicable Transaction Document if and when (i) the legal or contractual impediments that caused the Conveyance of such Non-Assignable Asset to be deferred pursuant to Section 2.04(a) are removed, (ii) both Seller Parent and Buyer mutually agree that all Approvals necessary for the Conveyance of such Non-Assignable Asset are immaterial or need not cause the deferred Conveyance of such Non-Assignable Asset, or (iii) any Approvals necessary for the Conveyance of such Non-Assignable Asset pursuant to Section 2.04(a) are obtained, in each case of clauses (i) through (iii), as applicable. The obligations set forth in this Section 2.04(b) will continue through and after the Closing.

(c) If the Conveyance of any Non-Assignable Asset intended to be conveyed is not consummated prior to or on the Closing Date, whether as a result of the provisions of Section 2.04(a) or for any other reason, then, insofar as reasonably possible (taking into account any applicable restrictions or considerations related to the contemplated tax treatment of the transactions contemplated by this Agreement) and to the extent permitted by applicable Law, Seller Parent or its Affiliates that retains such Non-Assignable Asset will (i) thereafter hold such Non-Assignable Asset on trust for the use and benefit and burden of the Buyer and the PSI Subsidiaries (and at the Buyer’s expense, to the extent that the Buyer and its Affiliates are receiving the rights and benefits thereof) until the consummation of the Conveyance thereof (or as otherwise determined by Buyer and Seller Parent in accordance with Section 2.04(b)(ii)), and (ii) use commercially reasonable efforts to take such other actions as may be reasonably requested by Buyer (and at Buyer’s expense) in order to place the Buyer and its Affiliates (including after the Closing the PSI Subsidiaries) in substantially the same position as if such Non-Assignable Asset had been conveyed as contemplated hereby and by the PSI Sale Restructuring and so that all the benefits and burdens relating to such Non-Assignable Asset, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such Non-Assignable Asset, inure to the Buyer and its Affiliates (including the PSI Subsidiaries after the Closing) from and after the Closing. The obligations set forth in this Section 2.04(c) will continue through and after the Closing.

(d) For the avoidance of doubt, the Conveyance of any Non-Assignable Assets under this Section 2.04 shall be effected without any additional consideration payable by Buyer or any of its Affiliates.

Section 2.05 The Transaction.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, all of Sellers’ right, title and interest in and to the PSI Interests, free and clear of any Liens other than any restrictions on sales of securities arising under applicable securities Laws or as may be set forth in Organizational Documents of Panametrics.

(b) The purchase price for the PSI Interests (the “Purchase Price”) shall be equal to the sum of (i) the Estimated Purchase Price and (ii) whether positive or negative, if applicable, the Adjustment Amount. The Purchase Price shall be paid as provided in Section 2.07.

Section 2.06 Withholding. Buyer and its Affiliates shall not deduct or withhold any amounts payable pursuant to this Agreement except to the extent such amounts are required to be deducted and withheld under applicable Law. If Buyer or any of its Affiliates is required to deduct or withhold from any payments made pursuant to this Agreement, Buyer shall provide notice of such deduction or withholding to Seller Parent at least twenty (20) days prior to the date such payment is made, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding. To the extent that amounts are deducted or withheld in accordance with the provisions of this Section 2.06 and timely paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made and Buyer and its Affiliates shall within five (5) days after such payments provide to Seller Parent proof of timely payment and all receipts from each Governmental Authority showing all deducted or withheld amounts that were paid to Governmental Authorities.

Section 2.07 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the PSI Interests (the “Closing”) shall take place at 10:00 a.m. Houston, Texas time by means of a virtual closing through electronic exchange of documents and signatures (i) as soon as practicable, but in no event later than the fifth (5th) Business Day after all the conditions precedent set forth in Article VIII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) (the date on which such satisfaction or waiver occurs, the “Date of Fulfilment of the Conditions”) or (ii) on such other date as Seller Parent and Buyer may mutually agree in writing; provided, that Seller Parent may, at its option, and provided it notifies the Buyer at least four (4) Business Days prior to any anticipated Closing Date, elect to require that the Closing Date occur instead on the first Business Day of the month immediately following the month in which the Date of Fulfilment of the Conditions occurs (or the first Business Day of the subsequent month, if the Date of Fulfilment of the Conditions is less than five Business Days before the final Business Day of such month). The date on which the Closing actually occurs is hereinafter referred to in this Agreement as the “Closing Date.” Unless otherwise explicitly specified in this Agreement, all transactions taking place at the Closing shall be deemed to occur simultaneously. Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, and provided this Agreement has not theretofore been terminated pursuant to its terms, at the Closing, in consideration for the sale of the PSI Interests, Buyer shall pay to Seller Parent an amount equal to the Estimated Purchase Price, in immediately available funds by wire transfer to an account or accounts designated by Seller Parent, by written notice to Buyer, which written notice shall be delivered at least three (3) Business Days prior to the Closing Date. Subject to the terms of this Section 2.07(a), irrespective of the order of the exchange and receipt of Closing deliveries, so long as the Closing occurs on, or as of, the Closing Date, the Closing shall be deemed effective as of 12:01 a.m. Central time on the Closing Date.

(b) In addition, the following deliveries shall be made prior to or at the Closing:

(i) Seller Parent shall deliver to Buyer a membership interest assignment, duly executed by the Sellers and in form and substance reasonably satisfactory to Buyer and Seller Parent, to effect the transfer from Sellers to Buyer of ownership of and title to all of the PSI Interests (the “PSI Interests Assignment Agreement”);

(ii) Seller Parent and Buyer shall deliver to each other a duly executed counterpart of Transition Services Agreement;

(iii) Buyer shall pay (A) to the intended beneficiaries thereof (as identified in writing by Seller Parent to Buyer, which written notice shall be delivered at least three (3) Business Days prior to the Closing Date), the Estimated Unpaid Company Transaction Expenses of the type described in clause (a) of the definition of Company Transaction Expenses, and (B) to the intended beneficiaries thereof (as identified in writing by Seller Parent to Buyer, which written notice shall be delivered at least three (3) Business Days prior to the Closing Date) the amount of Indebtedness owed under any Indebtedness of the type described in clauses (a) or (b) of the definition of Indebtedness, as identified in such written notice, in each case of clauses (A), (B) and (C), in immediately available funds by wire transfer;

(iv) Buyer shall deliver to Seller Parent a duly executed counterpart of the PSI Interests Assignment Agreement;

(v) Seller Parent shall deliver to Buyer customary letters of resignation, effective as of the Closing, of such of the officers and directors of the PSI Subsidiaries from their corporate offices (but not their employment) as Buyer shall have requested in writing to Seller Parent not less than ten (10) Business Days prior to the Closing Date;

(vi) Seller Parent and Buyer shall deliver to each other a duly executed counterpart of the intellectual property cross-license agreement, in substantially the form attached hereto as Exhibit D (the “IP Cross-License Agreement”);

(vii) Seller Parent and Buyer shall deliver to each other a duly executed counterpart of the transitional Trademark use license, in substantially the form attached hereto as Exhibit E (the “Transitional Trademark Use License”);

(viii) Each Seller shall deliver to Buyer a duly completed and executed IRS Form W-9 with respect to each Seller;

(ix) Seller Parent shall deliver to Buyer a duly executed copy of each Commercial Agreement; and

(x) Seller Parent, or its applicable Affiliates, and Buyer, or its designated Affiliate, shall deliver to each other a duly executed counterpart of the IP Assignment.

Section 2.08 Adjustment Amount.

(a) Not less than five (5) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, Seller Parent shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) its good faith estimate of (A) the Net Working Capital as of the Effective Time (the “Estimated Closing Date Net Working Capital”), (B) the aggregate amount of all Indebtedness as of the Effective Time (the “Estimated Closing Date Indebtedness”), (C) the aggregate amount of all Cash as of the Effective Time (the “Estimated Closing Date Cash”), and (D) the Unpaid Company Transaction Expenses (the “Estimated Unpaid Company Transaction Expenses”) and (ii) its calculation of the Estimated Net Working Capital Adjustment Amount. The calculations included in the Estimated Closing Statement shall be prepared in accordance with the terms and conditions of this Agreement, including Part II of the Accounting Principles (it being acknowledged that certain amounts thereon shall be estimates). Without prejudice to Buyer’s rights hereunder, Seller Parent shall consider in good faith any comments with respect to the Estimated Closing Statement provided by Buyer prior to the Closing; provided however that Seller Parent shall not be obligated to make any changes proposed by Buyer and in no event shall Buyer’s provision of proposed comments to the Estimated Closing Statement, or Seller Parent’s consideration of the same, delay the Closing.

(b) As soon as reasonably practicable following the Closing Date, and in any event within one hundred twenty (120) days thereof, Buyer shall prepare and deliver to Seller Parent (i) an unaudited combined balance sheet of the PSI Subsidiaries as of the Effective Time (the “Closing Balance Sheet”) and (ii) a written statement (together with the Closing Balance Sheet, the “Closing Statement”) setting forth (i) a calculation of the Net Working Capital as of the Effective Time as set forth on the Closing Balance Sheet (the “Closing Date Net Working Capital”), (ii) a calculation of the aggregate amount of all Indebtedness as of the Effective Time as set forth on the Closing Balance Sheet (the “Closing Date Indebtedness”), (iii) a calculation of the aggregate amount of all Cash as of the Effective Time as set forth on the Closing Balance Sheet (the “Closing Date Cash”) and (iv) a calculation of the Unpaid Company Transaction Expenses (the “Closing Date Unpaid Company Transaction Expenses”). The Closing Balance Sheet and the calculations included in the Closing Statement shall be prepared in accordance with the terms and definitions of this Agreement, including Part II of the Accounting Principles. The Closing Statement shall be accompanied by reasonable supporting detail (including reasonable supporting calculations). If Buyer fails to timely deliver the Closing Statement in accordance with the first sentence of this Section 2.08(b) within such one hundred twenty (120) day period, then, at the election of Seller Parent, in its sole discretion, either (x) the Estimated Closing Statement delivered by Seller Parent to Buyer pursuant to Section 2.08(a) shall be deemed to be the final Closing Statement, for all purposes hereunder and be conclusive, final and binding on the parties hereto or (y) Seller Parent shall be entitled to retain (at the sole cost and expense of Buyer) an independent accounting firm of recognized national standing to prepare, the Closing Statement consistent with the provisions of this Section 2.08(b), the determination of such independent accounting firm being conclusive, final and binding on the parties hereto. Following the delivery of the Closing Statement, Buyer shall, and shall cause its Subsidiaries (including the PSI Subsidiaries) to, provide Seller Parent and its Representatives reasonable access (during normal business hours) to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested by) auditors or accountants of Buyer and its Subsidiaries (including the PSI Subsidiaries) relating to the preparation of the Closing Statement and shall cause the personnel of Buyer and its Subsidiaries (including the PSI Subsidiaries) to reasonably cooperate with Seller Parent and its Representatives in connection with their review of the Closing Statement. Without the prior written consent of Seller Parent, Buyer shall not have the right (except to reflect the final resolution of any disputes in accordance with Section 2.08(c)) to modify the Closing Balance Sheet or Buyer’s proposed calculations in the Closing Statement after Buyer delivers such Closing Balance Sheet and Closing Statement pursuant to this Section 2.08(b). Seller Parent and the Buyer acknowledge that nothing in this Agreement shall permit the introduction of any accounting methods, policies, principles, practices, procedures, classifications, judgments, estimations or other methodologies that are different from Part II of the Accounting Principles.

(c) If Seller Parent disagrees with the calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash or the Closing Date Unpaid Company Transaction Expenses, it shall notify Buyer of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement (and, to the extent known or estimated, Sellers’ proposed calculation of any item of the Closing Statement it is disputing), within forty-five (45) days after its receipt of the Closing Statement. In the event that Seller Parent does not provide a Notice of Disagreement within such forty-five (45)-day period, Seller Parent shall be deemed to have accepted the Closing Statement, including the calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash and the Closing Date Unpaid Company Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder; provided, however such forty-five (45)-day period shall be tolled to the extent that Buyer and its Subsidiaries (including, the PSI Subsidiaries) fail to provide such access as is required by the penultimate sentence of Section 2.08(b) in a timely manner. In the event a Notice of Disagreement is timely provided, Buyer and Seller Parent shall use commercially reasonable efforts for a period of sixty (60) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash or the Closing Date Unpaid Company Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements, then Ernst & Young Global Limited (or if Ernst & Young Global Limited is unwilling or unable to serve as the Auditor, such other independent accounting or financial consulting firm of recognized national standing, with significant experience in resolving purchase price disputes, as may be reasonably acceptable to each of Buyer and Seller Parent) (the “Auditor”) (acting as an expert and not as an arbitrator) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Closing Statement was prepared in accordance with the standards set forth in Section 2.08(b) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash or the Closing Date Unpaid Company Transaction Expenses require adjustment. The Auditor shall base its determination solely on the written submissions of the Parties and shall not conduct an independent investigation. In resolving any disputed item, the Auditor shall select either the position of the Buyer or Seller Parent as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed. All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and Seller Parent, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and Seller Parent made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if Seller Parent challenges items underlying the calculations of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash and the Closing Date Unpaid Company Transaction Expenses in the net amount of $1,000,000, and the Auditor determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear sixty percent (60%) of the fees and expenses of the Auditor and Seller Parent shall bear the remaining forty percent (40%) of the fees and expenses of the Auditor. The determination of the Auditor shall be final, binding and conclusive on the Parties. The date on which the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash and the Closing Date Unpaid Company Transaction Expenses are finally determined in accordance with this Section 2.08(c) is hereinafter referred to as the “Determination Date.”

(d) The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital (as finally determined in accordance with Section 2.08(c)), minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Closing Date Indebtedness, minus the Closing Date Indebtedness (as finally determined in accordance with Section 2.08(c)), plus (iii) the Closing Date Cash (as finally determined in accordance with Section 2.08(c)), minus the Estimated Closing Date Cash, plus (iv) the Estimated Unpaid Company Transaction Expenses, minus (v) the Closing Date Unpaid Company Transaction Expenses (as finally determined in accordance with Section 2.08(c)). If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount (the “Increase Amount”), and if the Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the absolute value of the Adjustment Amount (the “Deficit Amount”). The Adjustment Amount shall be paid in accordance with Section 2.08(e).

(e) If there is an Increase Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer shall pay the Increase Amount by wire transfer of immediately available funds to such account or accounts as designated by Seller Parent. If there is a Deficit Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller Parent shall pay, or cause to be paid, the Deficit Amount by wire transfer of immediately available funds to such account or accounts as designated by Buyer. For U.S. federal income and all other Tax purposes, to the extent permitted by applicable Law, any Increase Amount or Deficit Amount pursuant to this Section 2.08(e) shall be treated as an adjustment to the Purchase Price.

Section 2.09 French Information and Consultation Requirements.

(a) The Parties acknowledge that pursuant to applicable Law (i) the relevant employee representatives of Baker Hughes Digital Solutions France (the “French Entity”) will be informed and consulted regarding, and (ii) the employees of the French Entity will be informed of, the transfer of the PSI Business located in France (the “French PSI Business”) pursuant to the PSI Sale Restructuring, in accordance with articles L.23-10-7 et sec. and L. 141-28 et sec. of the French Code de Commerce (the “French Information and Consultation Process”).

(b) Notwithstanding anything to the contrary contained in this Agreement, unless and until the Sellers have executed and delivered to Buyer the French Acceptance Notice (which shall not occur until the end of the French Information and Consultation Process), the provisions of this Agreement shall not be effective with respect to the French PSI Business and it is understood that in entering into this Agreement, no Seller is bound to sell or transfer or procure the sale or transfer of the French Entity.

(c) On the terms and conditions set forth in the offer attached to this Agreement as Exhibit F (the “French Offer Letter”), Buyer has committed to acquire indirectly the French PSI Business upon delivery by Seller Parent of its signed acceptance to Buyer’s irrevocable offer as set out in the French Offer Letter.

(d) Upon delivery to Buyer of the executed French Acceptance Notice attached to the French Offer Letter (the “French Acceptance Notice”), Seller Parent agrees to undertake all required steps contemplated under the PSI Sale Restructuring in connection the French PSI Business, and this Agreement shall be effective with respect to the French PSI Business, which for sake of clarity, shall mean that the French PSI Business and its assets and liabilities shall be transferred into the relevant PSI Subsidiary as part of the PSI Sale Restructuring as though it had always been so included.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in sections or subsection of the Schedules corresponding to the sections or subsections of this Article III, but subject to Section 11.11, the Sellers represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:

Section 3.01 Organization of Sellers. Each Seller has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Seller is duly licensed or qualified and (where applicable) is in good standing as a foreign limited liability company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material to the PSI Business.

Section 3.02 Due Authorization. Each Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party and (subject to the consents, approvals, authorizations and other requirements described in Section 3.03 or Section 3.04 or in the Transition Services Agreement) to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary limited liability company action on the part of each Seller. This Agreement has been duly and validly executed and delivered by each Seller and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer) constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”). Each other Transaction Document to which each Seller is a party shall be duly and validly executed by such Seller, at or prior to the Closing and, upon such execution and delivery by such Seller, shall constitute a legal, valid and binding obligation of such Seller (assuming the Transaction Documents constitute a legal, valid and binding obligation of Buyer or its Affiliates party thereto), enforceable against such Seller in accordance with its terms, subject to the Remedies Exception.

Section 3.03 Governmental Authorization. No material consent, approval or authorization of, or designation, declaration or filing with, or notice to, any Governmental Authority is required on the part of any Seller or any of the PSI Subsidiaries with respect to any Seller’s execution or delivery of this Agreement and any other Transaction Document to which it is a party or the consummation by any Seller of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act or any other filing that may be required under any other antitrust, competition or foreign investment law or by any Regulatory Authority, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which, in the in the case of each of the foregoing clauses (a) and (b), would not reasonably be expected to be material to the PSI Business in whole or in part, (c) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, and (d) as otherwise disclosed on Schedule 3.03.

Section 3.04 Noncontravention. Except as set forth on Schedule 3.04, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.03 or on Schedule 3.03, and except as may result from any facts or circumstances relating solely to Buyer or any of its Affiliates, the execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party and the consummation by each Seller of the transactions contemplated hereby and thereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which such Seller or any of the PSI Subsidiaries is subject or by which any property or asset of such Seller or any of the PSI Subsidiaries is bound, (b) conflict with the Organizational Documents of any Seller or any of the PSI Subsidiaries, (c) violate any provision, of or result in a breach of, or require a consent under, any Contract listed on Schedule 3.09, or terminate or result in the termination of any such Contract, or result in the creation of any Lien (other than a Permitted Lien) under any such Contract upon any of the properties or assets of any Seller or any of the PSI Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to be material to the PSI Business.

Section 3.05 PSI Subsidiaries.

(a) The PSI Subsidiaries (other than any New Business Entity to the extent such entity has not been formed, organized or incorporated, as applicable, as of the date of this Agreement) and their respective jurisdictions of incorporation or organization, as applicable, are set forth on Schedule 3.05(a). The (x) PSI Subsidiaries (other than any New Business Entity to the extent such entity has not been formed, organized or incorporated, as applicable, as of the date of this Agreement) have, and (y) in the case of any New Business Entity to the extent such entity has not been formed, organized or incorporated, as applicable, as of the date of this Agreement, will have as of the Closing, in each case, been duly incorporated or organized, as applicable, and are validly existing under the laws of their respective jurisdictions of incorporation or organization and have the corporate or other organizational power and authority to own or lease their respective properties and to conduct their respective businesses as now being conducted, except where the failure to be so incorporated, organized or existing, or to have such power and authority, would not reasonably be expected to be material to the PSI Business. Each of (x) the PSI Subsidiaries (other than any New Business Entity to the extent such entity has not been formed, organized or incorporated, as applicable, as of the date of this Agreement) is, and (y) in the case of any New Business Entity to the extent such entity has not been formed, organized or incorporated, as applicable, as of the date of this Agreement, will as of the Closing be, in each case of (x) and (y), duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material to the PSI Business.

(b) All of the issued and outstanding shares of capital stock of, or other equity interests in, (x) each PSI Subsidiary are, and (y) in the case of any New Business Entity to the extent such entity has not been formed, organized or incorporated, as applicable, as of the date of this Agreement will be as of the Closing, owned beneficially (to the extent applicable) and of record by a Seller or another PSI Subsidiary, in each case, as set forth on Schedule 3.05(b), free and clear of all Liens, other than (i) as may be set forth in the Organizational Documents of such PSI Subsidiary, and (ii) any restrictions on sales of securities under applicable securities Laws. None of such shares of capital stock or other equity interests have been issued in violation of, or are subject to, any preemptive or subscription rights. Except as set forth on Schedule 3.05(b), there are no outstanding options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any shares of capital stock (or other equity interests) of any PSI Subsidiary, any other commitments or agreements providing for the issuance or sale of additional shares (or other equity interests) or for the repurchase or redemption of any PSI Subsidiary’s shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any PSI Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any shares of its capital stock (or other equity interests). Except for this Agreement or as set forth on Schedule 3.05(b), no PSI Subsidiary is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the capital stock or other equity interests of any PSI Subsidiary.

(c) The outstanding shares of capital stock (or other equity interests) of each PSI Subsidiary (other than any New Business Entity to the extent such entity has not been formed, organized or incorporated, as applicable, as of the date of this Agreement) have been duly authorized and validly issued and are fully paid and nonassessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. Except as set forth on Schedule 3.05(c) and except for the equity interests of the PSI Subsidiaries set forth on Schedule 3.05(b), no PSI Subsidiary owns any equity interests in any other Person.

Section 3.06 Financial Statements. Attached as Schedule 3.06 are the unaudited combined statement of assets and liabilities of the PSI Business as of December 31, 2023 and December 31, 2024 and the unaudited combined statements of income of the PSI Business for the twelve-month periods ended December 31, 2023 and December 31, 2024 (the “Financial Statements”). The Financial Statements present fairly, in all material respects, in accordance with Part I of the Accounting Principles the consolidated financial position and results of operations of the PSI Business.

Section 3.07 Absence of Certain Changes. Except as set forth on Schedule 3.07 or as contemplated by this Agreement, from the Balance Sheet Date through the date of this Agreement, (a) the PSI Business has been conducted, in all material respects, in the ordinary course of business and (b) there has not been any event, occurrence or development that has had a Material Adverse Effect on the PSI Business.

Section 3.08 No Undisclosed Liabilities. There is no material Liability of the PSI Business, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Balance Sheet Date in the ordinary course of the operation of the PSI Business, (c) incurred in connection with the transactions contemplated by the PSI Sale Restructuring Plan, this Agreement and the other Transaction Documents to the extent included as Company Transaction Expenses, or (d) disclosed on Schedule 3.08.

Section 3.09 Material Contracts.

(a) Schedule 3.09(a) contains a listing of all Business Contracts described in clauses (i) through (viii) below to which, as of the date of this Agreement, any of the Sellers or their respective Affiliates is a party (other than PSI Subsidiary Plans, Employee Plans and Contracts relating to insurance policies set forth on Schedule 3.22). True and complete copies of the Contracts listed on Schedule 3.09(a) (such Contracts, together with all Government Contracts and Shared Contracts, the “Material Contracts”) have been delivered to or made available to Buyer or its Representatives.

(i) Any Contract (other than (x) purchase or sales orders with suppliers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 3.09(a))with any (i) Material Customer or (ii) Material Supplier.

(ii) Any lease of personal property requiring (A) annual payments of $500,000 or more or (B) aggregate payments by the PSI Business of $1,000,000 or more, in the case of each of clauses (A) and (B) that are not terminable (without liability to the PSI Business in excess of $50,000) by giving ninety (90) days’ or less notice.

(iii) Any partnership, joint venture or other similar Contract with a third party.

(iv) any note, debenture, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $500,000, or any guarantee of third-party obligations in excess of $500,000, or any material letters of credit, performance bonds or other credit support for the PSI Business that will need to be replaced at Closing.

(v) Any Real Property Lease that provides for annual rental payments in excess of $250,000 (a “Material Lease”).

(vi) Any Contract containing covenants expressly limiting in any material respect the freedom of any PSI Subsidiary or the PSI Business to compete with any Person in a product line or line of business or to operate in any geographic area.

(vii) Any Contract expressly requiring capital expenditures after the date of this Agreement in an annual amount in excess of $750,000.

(viii) Any Contract for the acquisition of any Person, or any business division thereof, or the disposition of any material assets of the PSI Business (other than in the ordinary course of business or as otherwise contemplated by this Agreement, including the PSI Sale Restructuring), in each case, occurring in the last three (3) years and involving payments in excess of $500,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing with respect to an “earn out,” contingent purchase price or similar contingent payment obligation.

(b) Except as set forth on Schedule 3.09(b), as of the date of this Agreement, all of the Material Contracts are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the PSI Subsidiary or Subsidiary of Seller Parent party thereto and, to the Knowledge of Seller Parent, represent the valid and binding obligations of the other parties thereto. Except as set forth on Schedule 3.09(b), (A) no PSI Subsidiary or other Subsidiary of Seller Parent or, to the Knowledge of Seller Parent, any other party thereto is in breach (in any material respect) of or default under any such Contract, (B) as of the date of this Agreement, no PSI Subsidiary, any other Subsidiary of Seller Parent nor any Seller has received any written claim or notice of breach of or default under any such Contract and (C) to the Knowledge of Seller Parent, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice, lapse of time or both).

Section 3.10 Litigation. Except (a) as set forth on Schedule 3.10 and (b) Actions under Environmental Laws, in the past two (2) years, there has been no pending or, to the Knowledge of Seller Parent, threatened in writing, lawsuits, actions, suits, claims or other proceedings at law or in equity or, to the Knowledge of Seller Parent, investigations, in each case, before or by any Governmental Authority against any PSI Subsidiary or the PSI Business that, in each case, if resolved adversely to the PSI Subsidiaries or PSI Business, would reasonably be expected to be material to the PSI Business. As of the date of this Agreement, to the Knowledge of Seller Parent, there are no investigations, inquiries, or allegations by any Governmental Authority, customer, or other business partner involving any PSI Subsidiary or the PSI Business. As of the date of this Agreement, there is no unsatisfied judgment or any open Governmental Order binding upon any of the PSI Subsidiaries or PSI Business that would reasonably be expected to have a Material Adverse Effect on the PSI Business. Nothing in this Section 3.10 is intended to or shall be treated as a representation of non-infringement of Intellectual Property Rights, which representation is solely set forth in Section 3.13.

Section 3.11 Compliance with Laws.

(a) The PSI Subsidiaries and, solely as it relates to the PSI Business, the other Subsidiaries of Seller Parent, are, and during the past two (2) years have been, in compliance with all applicable Laws in all material respects. No PSI Subsidiary, any other Subsidiary of Seller Parent (solely as it relates to the PSI Business) nor any Seller has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the two (2) years that would reasonably be expected to be material to the PSI Business. Without limiting the foregoing, (i) the PSI Subsidiaries and PSI Business are, and since January 1, 2022 have been, in compliance with all applicable Specified Business Conduct Laws, except for any such non-compliance that would not reasonably be expected to be material to the PSI Business, and (ii) since January 1, 2022 through the date of this Agreement, none of the PSI Subsidiaries, any other Subsidiary of Seller Parent (solely as it relates to the PSI Business) nor any Seller have (A) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to a material actual violation of any Specified Business Conduct Law with respect to the PSI Business or (B) been a party to or the subject of any investigation by or before any Governmental Authority related to any material violations of any Specified Business Conduct Law with respect to the PSI Business or (C) been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any material violations of any Specified Business Conduct Law. In the past five (5) years, none of the PSI Subsidiaries nor the PSI Business, including any officer or other employee, or to the Knowledge of the Seller Parent, any agent, representative or third party acting in connection with any aspect of the PSI Business has: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity; (ii) offered, authorized, promised, or given money or anything of value, directly or indirectly, to any Person or foreign or domestic Government Official, corruptly, with the intent of affecting or influencing any act or decision of the recipient in that Person’s official capacity, inducing the recipient to do or omit to do any act in relation to his or her lawful duty, inducing the recipient to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist any PSI Subsidiary in obtaining any improper advantage or obtaining or retaining any PSI Business, directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment of any kind; or (iii) established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clauses (i) and (ii).

(b) The PSI Sale Restructuring has been, or will be, completed in accordance with applicable Laws in all material respects.

Section 3.12 Real Property.

(a) Schedule 3.12(a) lists all Owned Real Property. Except as set forth on Schedule 3.12(a), as of the Closing and after giving effect to the PSI Sale Restructuring, one of the PSI Subsidiaries shall have good and marketable fee simple title (or similar under applicable Law) to all Owned Real Property, subject only to any Permitted Liens.

(b) Schedule 3.12(b) lists all Material Leased Real Property and each sublease with respect to the Material Leased Real Property where a PSI Subsidiary is the sublandlord. As of the Closing and after giving effect to the PSI Sale Restructuring, a PSI Subsidiary shall have a valid and enforceable leasehold or subleasehold estate in all Material Leased Real Property pursuant to a Real Property Lease, subject to the Remedies Exception and any Permitted Liens.

(c) Except as set forth on Schedule 3.12(c), as of the date of this Agreement, no Person other than a PSI Subsidiary or such other Affiliate of Seller Parent has the right to lease or sublease any material portion of any Owned Real Property or the Material Leased Real Property.

(d) The Owned Real Property and Material Leased Real Property comprise all of the material real property used in the PSI Business, and no PSI Subsidiary is a party to any agreement to purchase any real property or interest therein. None of the Owned Real Property or, to the Knowledge of Seller Parent, Material Leased Real Property is subject to any outstanding purchase options, rights of first offer, or rights of first refusal.

(e) As of the date of this Agreement, no PSI Subsidiary nor any Seller has received any written notice from any Governmental Authority that any condemnation proceeding is pending or threatened with respect to any Owned Real Property or any Material Leased Real Property.

(f) Seller Parent has made available to Buyer true, accurate, and complete copies of the following, to the extent within Seller Parent’s possession and control: (i) all deeds and other recorded instruments (or similar under applicable Law) by which the PSI Business acquired its interest in the Owned Real Property; (ii) all title insurance policies and surveys of the Owned Real Property; and (ii) all Real Property Leases.

Section 3.13 Intellectual Property Rights; Information Technology; Privacy.

(a) Schedule 3.13(a) lists all material Registered PSI IP as of the date of this Agreement. As of the date of this Agreement, each item of material Registered PSI IP is subsisting and, to the Knowledge of Seller Parent, not invalid or unenforceable. Except as would not reasonably be expected to have a Material Adverse Effect on the PSI Business, as of the date of this Agreement, none of the items listed on Schedule 3.13(a) are the subject of any Actions before any Governmental Authorities challenging the ownership, validity or enforceability thereof. Except as set forth on Schedule 3.13(a), one of the PSI Subsidiaries is, or after giving effect to the PSI Sale Restructuring, shall be, the sole and exclusive owner, free and clear of all Liens except Permitted Liens, of all Intellectual Property Rights required to be listed on Schedule 3.13(a).

(b) Except as would not reasonably be expected to be material to the PSI Business, (i) the operation of the PSI Business as currently conducted and as previously conducted in the two (2) year period prior to the date of this Agreement has not infringed upon, misappropriated, or otherwise violated any Intellectual Property Rights of any Person, and (ii) as of the date of this Agreement, no Action is outstanding, and within the two (2) years prior to the date of this Agreement, neither the PSI Subsidiaries nor the Sellers or its Subsidiaries have received from any Person any written notice of infringement, misappropriation, violation, charge, complaint, or claim, or other written assertion asserting or threatening to assert any Action, against any PSI Subsidiary or any Seller or its Subsidiaries, to the extent relating to the PSI Business, involving or relating to any infringement or violation by, or misappropriation of, any Intellectual Property Rights of any Person, nor to the Knowledge of Seller Parent is there any basis therefor or threat thereof.

(c) Except as would not reasonably be expected to be material to the PSI Business, no Person is infringing, misappropriating or violating any PSI Business IP. Except as set forth on Schedule 3.13(c), as of the date of this Agreement, no Action is outstanding, and within the two (2) years prior to the date of this Agreement none of the PSI Subsidiaries nor any Seller has sent any written notice of infringement, misappropriation, violation, charge, complaint, or claim, or other written assertion asserting or threatening to assert any Action, against any Person involving or relating to any material PSI Business IP.

(d) The PSI Business IP, the Contracts set forth on Schedule 3.09(a), and the Intellectual Property Rights licensed to Buyer pursuant to the IP Cross-License Agreement, include all of the Sellers’ and their respective Affiliates’ material Intellectual Property Rights used to conduct the PSI

Business in all material respects in the manner conducted as of the Closing Date after taking into account the Excluded Assets and services to be provided pursuant to the Transaction Documents.

(e) Except as would not reasonably be expected to have a Material Adverse Effect on the PSI Business, neither this Agreement nor any of the transactions contemplated by the Agreement shall cause Buyer, any of the PSI Subsidiaries, or any of their respective Affiliates to (i) grant to any third party any right to any material Intellectual Property Rights owned by, or licensed to, any of them, (ii) be bound by, or subject to, any material non-compete or non-solicit or other material restriction on the operation or scope of their respective businesses, or (iii) be obligated to pay any material amount of royalties or other fees or consideration with respect to Intellectual Property Rights of any third party.

(f) Except as would not, individually or in the aggregate, be expected to be material to the PSI Business, taken as a whole, and except as provided by applicable Law, all material Intellectual Property Rights used exclusively in connection with the PSI Business that were developed on behalf of the PSI Business by any current or former officers or employees of, or consultants or independent contractors to, the PSI Subsidiaries or their Affiliates, are or at the Closing will be owned by a PSI Subsidiary, whether by operation of law or assignment, or transferred to Buyer or its designated Affiliate pursuant to the IP Assignment. No current or former officer or employee of, or consultant or independent contractor to, the PSI Business is asserting or, to the Knowledge of Seller Parent, has grounds to assert any rights to any of the PSI Business IP, except as provided by applicable Law.

(g) Except as would not, individually or in the aggregate, be expected to be material to the PSI Business, taken as a whole, the Sellers and PSI Subsidiaries have taken commercially reasonable measures to protect and maintain the confidentiality of material trade secrets used exclusively in connection with the PSI Business, and there have been no material unauthorized uses or disclosures of any such trade secrets.

(h) Except as would not, individually or in the aggregate, be expected to be material to the PSI Business, taken as a whole, no Seller nor any PSI Subsidiary has granted any Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center a license to any material PSI Business IP as consideration for receiving funds or grants from such entity, other than commercial licenses granted in the ordinary course of business in connection with the sale or licensing of any products or services to such entities.

(i) Except as would not, individually or in the aggregate, be expected to be material to the PSI Business, taken as a whole, no PSI Subsidiary nor any Seller has used Open Source Software in any manner that would or could, with respect to any Purchased Asset or any PSI Business IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for any PSI Subsidiary (including, after the Closing Date, the Buyer or any of its Affiliates) with respect to any Intellectual Property Rights owned by them or grant, or purport to grant, to any third party, any rights or immunities under any such Intellectual Property Rights or (v) impose any other material limitation, restriction, or condition on the right of any PSI Subsidiary or the PSI Business with respect to its use or distribution. With respect to any Open Source Software that is or has been used by any PSI Subsidiary or the PSI Business in any way, each Seller and each PSI Subsidiary is, and has at all times been, in material compliance with all applicable licenses with respect thereto.

(j) Except as would not, individually or in the aggregate, be expected to be material to the PSI Business, neither the Sellers nor their respective Affiliates nor any PSI Subsidiary, nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any proprietary Software included in the PSI Business, except for disclosures to its employees or contractors under binding obligations that prohibit use or disclosure.

(k) The Sellers, solely as it relates to the PSI Business, and the PSI Subsidiaries have taken steps to protect the material information technology systems currently owned by them and used to provide their products and services to their customers in the conduct of their businesses as currently conducted (the “IT Systems”) from malicious Software and similar security threats reasonably expected to have a Material Adverse Effect on the PSI Business. The PSI Business has in place disaster recovery plans, procedures and facilities for the IT Systems. In the two (2) year period prior to the date of this Agreement the IT Systems have not materially malfunctioned or failed and there have been no material unauthorized intrusions or breaches of the security of the IT Systems or material losses, or unauthorized or illegal uses or disclosures, of any Personal Information stored or secured by or for the PSI Subsidiaries or the PSI Business that required notifications of Governmental Authorities or individuals or prompted formal threats of Actions.

(l) The Sellers, solely as it relates to the PSI Business, or the PSI Subsidiaries have developed and maintained a data protection, data privacy and cybersecurity program for the PSI Business that is designed to comply in all material respects with all Privacy and Data Security Laws. During the two (2) year period prior to the date of this Agreement, the PSI Subsidiaries have complied with the Company Privacy and Data Security Policy and Privacy and Data Security Laws in all material respects.

Section 3.14 Title to and Sufficiency of Assets.

(a) On the Closing Date (subject to the completion of the PSI Sale Restructuring, the execution of the IP Assignment and any Purchased Assets not being assigned at Closing as contemplated pursuant to this Agreement and assuming receipt of all consents, approvals and authorizations as contemplated by this Agreement), the Purchased Assets will constitute all of the assets (other than Intellectual Property Rights, Software, insurance, legal and other corporate services addressed in the IP Cross-License Agreement, Transitional Trademark Use License, the Global Employee Services Agreement and Transition Services Agreement) necessary to conduct the PSI Business immediately following the Closing in all material respects as it is conducted by the Sellers and their Subsidiaries (after giving effect to the PSI Sale Restructuring and the IP Assignment); provided, however, that nothing in this Section 3.14(a) shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of Cash or working capital (or the availability of the same), and provided further that this Section 3.14(a) shall not be deemed to be breached as a result of any action that Seller Parent or any Affiliate is required to take pursuant to the terms of this Agreement.

(b) Except for Permitted Liens, the Purchased Assets are owned by Seller Parent or the applicable Affiliates of Seller Parent or New Business Entities free and clear of all Liens.

Section 3.15 Licenses, Permits and Authorizations. Except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made exclusively pursuant to Section 3.18), the PSI Business holds, and Seller Parent or its applicable Subsidiaries are, as of the date of this Agreement, in compliance, in all material respects, with all of the licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the ownership, operation, use and maintenance of the Purchased Assets in the manner in which they are now owned, operated, used and maintained and to conduct the PSI Business as currently conducted. As of the date of this Agreement, there are no material pending or, to the Knowledge of Seller Parent, threatened in writing actions, claims, suits or other proceedings or, to the Knowledge of Seller Parent, investigations, in each case, before or by any Governmental Authority that would reasonably be expected to result in the revocation or termination of any such license, approval, consent, registration or permit that is necessary under applicable Laws to permit the conduct of the PSI Business as currently conducted.

Section 3.16 Finders’ Fees. Except for Evercore Group LLC, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller Parent or any of its Subsidiaries.

Section 3.17 Employee Benefit Plans.

(a) Schedule 3.17(a) sets forth a true and complete list, as of the date of this Agreement, of each material PSI Subsidiary Plan and each material Employee Plan (excluding any Employee Plan required to be maintained by applicable Law). Notwithstanding the foregoing, Schedule 3.17(a) need not identify an employment agreement unless such employment agreement provides for annual base salary in excess of $250,000.

(b) With respect to each material Assumed Plan, Seller Parent has delivered or made available to Buyer or its Representatives copies of, to the extent applicable, (i) the governing documentation of such plan, (ii) the most recent summary plan description with respect to such plan for which a summary plan description has been produced, (iii) the most recent annual report and actuarial valuation with respect to such plan for which an actuarial valuation is required, and (iv) the most recent qualification letter, if any, issued by a Governmental Authority with respect to such plan. With respect to each material Employee Plan (other than those which are required to be maintained by applicable Law), Seller Parent has made available to Buyer or its Representatives copies of, to the extent applicable, the most recent summary plan description with respect to such Employee Plan. With respect to each material Employee Plan which is a U.S. qualified plan, Seller Parent has made available to Buyer or its Representatives the most recent qualification letter, if any, issued by a Governmental Authority with respect to such plan.

(c) No PSI Subsidiary nor any other entity that would be treated as single employer with any PSI Subsidiary under Section 414 of the Code contributes, has contributed or has been required to contribute during the past two (2) years, or otherwise would reasonably be expected to have any Liability with respect to any multiemployer pension plan (as defined in Section 3(37) of ERISA), multiple employer plan, within the meaning of Section 413(c) of the Code or multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). No Liability under Title IV of ERISA has been incurred by the PSI Subsidiary (whether directly or on account of being treated as a single employer with any other entity under Section 414 of the Code). No PSI Subsidiary maintains or contributes to any employee benefit plan, program, arrangement or agreement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees or their dependents (other than in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state or local Law).

(d) (i) Each Assumed Plan has been administered in accordance with its terms and all applicable Laws, including, to the extent applicable, ERISA and the Code, in all material respects, (ii) all contributions required to be made with respect to any Assumed Plan on or before the date hereof have been made, and (iii) each Employee Plan and PSI Subsidiary Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has an application for a determination or opinion letter pending or has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(e) Except as would not reasonably be expected to have a Material Adverse Effect on the PSI Business, with respect to the Assumed Plans (i) as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller Parent, threatened in writing, and (ii) to the Knowledge of Seller Parent, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(f) Each Assumed Plan which is maintained by Seller Parent or its Affiliates outside of the United States (i) has been maintained, operated and funded in all material respects in conformance with its terms and all applicable Laws and (ii) that is intended to qualify for special Tax treatment meets all material requirements for such treatment, including, where relevant, approval by or registration with the local Tax authorities. Each PSI Subsidiary has complied in all material respects with its obligations in respect of each PSI Subsidiary Plan and Employee Plan which is maintained outside of the United States under applicable Law or the governing documentation of such plans.

(g) Except as set forth on Schedule 3.17(g), the execution of the Transaction Documents by Sellers and the performance of the transactions contemplated by this Agreement by Sellers will not constitute a triggering event under any PSI Subsidiary Plan or Employee Plan that (either alone or upon the occurrence of any additional or subsequent event by Seller or its Affiliates, other than any additional or subsequent event contemplated by, or incidental to, the PSI Sale Restructuring) will or would reasonably be expected to result in any payment, “parachute payment” (as defined in Section 280G of the Code), or result in the acceleration, vesting or increase in benefits to any current or former PSI Business Employee or other individual providing services to the PSI Business.

Section 3.18 Environmental Compliance.

(a) Except as set forth on Schedule 3.18(a), the PSI Business is, and for the past five (5) years, has been in compliance, in all material respects, with (i) all applicable Environmental Laws and (ii) all material Permits required by applicable Environmental Laws to conduct the PSI Business in a manner in which it is or was conducted.

(b) Except as set forth on Schedule 3.18(a), in the past two (2) years, there have not been any claims or notices of violation and to the Knowledge of Seller Parent, no such claims or notices of violation are threatened in writing, which (i) allege material violations of or material Liability under any Environmental Law and (ii) relate to the PSI Business, the PSI Subsidiaries, the Owned Real Property or the Leased Real Property.

(c) No Seller Parent, none of the PSI Subsidiaries nor the PSI Business has caused any past or present release, spill or disposal of any Hazardous Substances at, on, under or from any currently or formerly owned or leased property or facility relating to the PSI Business or, to the Knowledge of Seller Parent, any location to which Hazardous Substances generated by the PSI Business were transported for disposal, in each case in amounts or concentrations that have resulted in or reasonably would be expected to result in a material Liability of the PSI Business arising under or pursuant to Environmental Laws.

(d) Neither the PSI Subsidiaries nor the PSI Business has assumed or retained any material Liability arising from or relating to Environmental Laws that would reasonably be expected to result in Losses.

(e) Seller Parent and the PSI Subsidiaries have made available to Buyer copies of all material environmental reports, audits and assessments in their possession or control concerning the PSI Business.

Section 3.19 Employees.

(a) Except as set forth on Schedule 3.19(a), as of the date of this Agreement, none of the PSI Subsidiaries nor any Seller is a party to, bound by, or, to the Knowledge of Seller Parent, in the process of negotiating any Collective Bargaining Agreement with respect to any PSI Business Employee. In the past two (2) years, there have been no material strikes, material lockouts or other material labor stoppages involving the PSI Business Employees.

(b) The Sellers and the PSI Subsidiaries are, and during the two (2) year period prior to the date of this Agreement have been in compliance, in all material respects, with applicable Laws with respect to the PSI Business Employees. During the two (2) year period prior to the date of this Agreement, the Sellers and the PSI Subsidiaries have discharged or adequately provided for their obligations to pay all salaries, wages, commissions, gratuity payments, provident fund or pension payments, superannuation payments, long service leave payments, bonuses, overtime pay, holiday pay, sick pay, leave encashment(s), termination pay and other benefits of or connected with employment, if applicable, to the PSI Business Employees, except where the failure would not reasonably be expected to be material to the PSI Business.

(c) Seller Parent has provided to Buyer a schedule of all PSI Business Employees as of the date of this Agreement (the “Employee List”); provided that, if Seller Parent is prohibited from providing Buyer with the name of any such employee under Law, Seller Parent has provided a serial number for such employee instead of a name and shall update the Employee List following the date of this Agreement to add such employee’s name when and as permitted under Law. Revisions to the Employee List following the date of this Agreement may be made by Seller Parent periodically prior to the Closing Date to reflect new hires, employment terminations, changes to employment status and any other material changes thereto and Seller Parent shall provide copies of such updated Employee List to Buyer.

(d) Seller Parent shall provide Buyer no less than thirty (30) days prior to the Closing the following information with respect to each individual on the Employee List: (i) number of years of service with Seller Parent and its Subsidiaries; (ii) job title; (iii) base salary or wage rate; (iv) target bonus information (other than for employees in sales positions); (v) relevant employing entity; (vi) classification under applicable wage and hour laws (in respect of US employees only), and (vi) job location; provided, however, that Seller Parent’s obligation to provide such information shall be subject in all respects to applicable Law.

(e) All PSI Business Service Providers are and for the last two (2) years have been properly classified as independent contractors for purposes of applicable Laws in all material respects.

Section 3.20 Taxes.

(a) Each PSI Subsidiary has timely filed all material Tax Returns that it was required to file in accordance with applicable Laws and all such Tax Returns are true, correct and complete in all material respects. Each PSI Subsidiary has timely paid all material Taxes shown as due on such Tax Returns.

(b) No audits in respect of material Taxes of the PSI Subsidiaries or the PSI Business are pending or being conducted. No Governmental Authority has asserted in writing any material deficiency with respect to Taxes against any PSI Subsidiary or Related to the PSI Business with respect to any Tax period for which the period of assessment remains open, other than any deficiency which has been satisfied, settled, or withdrawn.

(c) No PSI Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(d) No PSI Subsidiary will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of a transaction occurring prior to the Closing Date.

(e) No Tax holiday or Tax incentive, relief or exemption in any jurisdiction incurred by (or with respect to) any PSI Subsidiary will terminate (or be subject to a clawback or recapture) as a result of any of the transactions contemplated by this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, (i) this Section 3.20 constitutes the sole and exclusive representations and warranties of the Sellers with respect to any matters relating to Taxes, (ii) the representations and warranties set forth in this Section 3.20 refer and pertain only to activities prior to Closing and Taxes of the PSI Subsidiaries for Pre-Closing Tax Periods, shall not be construed as representations and warranties regarding Post-Closing Tax Periods, and may not be relied upon for purposes of any Tax Return filed after the Closing or position otherwise taken for Tax purposes after the Closing and (iii) nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration, or availability of (or any limitations on) any Tax Attribute of the PSI Subsidiaries or the PSI Business.

(g) None of the PSI Subsidiaries has any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person as of the date hereof or the Closing Date other than commercial agreements that it has entered into in the Ordinary Course of Business, the primary subject matter of which is not Taxes.

Section 3.21 Affiliate Matters. Except as set forth on Schedule 3.21, or for (a) the PSI Subsidiary Plans, (b) Contracts relating to labor and employment matters set forth on Schedule 3.17(a) and Schedule 3.19(a), and (c) Contracts between or among the PSI Subsidiaries, no PSI Subsidiary is party to, nor is the PSI Business bound by, any material Contract with any (i) current or former officer or director of any PSI Subsidiary or (ii) Affiliate of any PSI Subsidiary.

Section 3.22 Insurance. Schedule 3.22 contains a list of all material policies of property, damage, casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the PSI Business, as of the date of this Agreement. Except as set forth on Schedule 3.22, in the past two (2) years, neither the Sellers nor any PSI Subsidiary has received any written notice from any insurer under any such insurance policies canceling or materially adversely amending any such policy or denying renewal of coverage thereunder with respect to the PSI Business, and all premiums on such insurance policies due and payable have been paid.

Section 3.23 Customers and Suppliers.

(a) Schedule 3.23(a) sets forth a correct list of the top ten (10) customers, measured by net sales, of the PSI Business for the year ended December 31, 2024 (the “Material Customers”). From the Balance Sheet Date to the date of this Agreement, no Material Customer has given the Sellers or PSI Subsidiaries notice that it intends to terminate or materially reduce its relationship or business with the PSI Business.

(b) Schedule 3.23(b) sets forth a correct list of the top ten (10) suppliers, measured by dollar volume of purchases, of the PSI Business for the year ended December 31, 2024 (the “Material Suppliers”). From the date of the Balance Sheet Date to the date of this Agreement, no Material Supplier has given the Sellers or PSI Subsidiaries notice that it intends to terminate or materially reduce its relationship or business with the PSI Business.

Section 3.24 Product Warranties. Except as reserved against in the Financial Statements, there are no, and there have not been in the past twelve (12) months any, asserted material warranty claims relating to obligations to provide parts or service on, or to replace, repair or recall, any products manufactured, sold, replaced or repaired by, or held in the inventory of, any PSI Subsidiary or with respect to the PSI Business.

Section 3.25 Accounts Receivable. The accounts receivable reflected in the Financial Statements and the accounts receivable of the PSI Business arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by the PSI Subsidiaries or their Affiliates with respect to the PSI Business involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute valid, undisputed claims of the PSI Subsidiaries or their Affiliates with respect to the PSI Business not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to the reserve for bad debts, have not been judged to be uncollectable by the PSI Subsidiaries or their Affiliates with respect to the PSI Business, in each case of clauses (a) through (c), except as would not be material to the PSI Business.

Section 3.26 Inventory. Except as set forth on Schedule 3.26, (a) all material inventory of the PSI Business consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the PSI Subsidiaries or an Affiliate for the benefit of the PSI Business, free and clear of all Liens (other than Permitted Liens), and no material inventory is held on a consignment basis. The quantities of each item of inventory are not excessive, in any material respect, and are reasonable in the present circumstances of the PSI Business.

Section 3.27 Government Contracts.

(a) The PSI Subsidiaries have complied in all material respects with all Laws and contractual requirements in connection with any Government Contract. All cost or pricing data provided by the PSI Subsidiaries in connection with their Government Contracts was current, accurate and complete in all material respects as of the date provided.

(b) The PSI Subsidiaries comply, and in the past five (5) years have complied, in all material respects, with all security and cybersecurity requirements in connection with any Government Contract. The PSI Business has established policies and procedures to prevent and detect non-conforming items, including counterfeit electronic parts, in its supply chain, in all material respects.

Section 3.28 No Other Representations And Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any of their respective equityholders, Affiliates or Representatives has made or is making any express or implied representation or warranty with respect to such Seller, its Subsidiaries (including the PSI Subsidiaries) or any of their respective assets or liabilities or the PSI Business or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Neither Sellers nor any other Person will have any liability or other obligation to Buyer, its Affiliates or Representatives or any Person resulting from the sale of the PSI Interests to Buyer or Buyer’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or Representatives in any “data rooms,”

teaser, confidential information memorandum, management presentations, due diligence discussions or otherwise in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in this Article III (or otherwise expressly required by this Agreement), and each of the Sellers and their respective Affiliates disclaims any and all other representations and warranties, whether express or implied. Except as set forth in Article III, neither Sellers nor any of their respective equityholders, Affiliates or Representatives make any express or implied representation or warranty with respect to the PSI Subsidiaries or PSI Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as of the date of this Agreement and as of the Closing Date as follows:

Section 4.01 Organization of Buyer. Buyer has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its assets, rights and properties and to conduct its business as it is now being conducted. Buyer is duly licensed or qualified and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Buyer.

Section 4.02 Due Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.03 or Section 4.04) to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and any other Transaction Document to which it is a party by Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of Buyer, and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement and the Transaction Documents to which it is a party. This Agreement has been duly and validly executed and delivered by Buyer and (assuming this Agreement constitutes a legal, valid and binding obligation of each Seller) constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception. Each Transaction Document to which Buyer is a party shall be duly and validly executed by Buyer at or prior to the Closing and, upon such execution and delivery by Buyer and the due and valid execution and delivery of such Transaction Document by such Seller, shall constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

Section 4.03 Governmental Authorization. No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer with respect to Buyer’s execution or delivery of this Agreement or any Transaction Document to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act or any filing that may be required under any other antitrust, competition or foreign investment law or by any Regulatory Authority and (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws.

Section 4.04 Noncontravention. The execution and delivery of this Agreement and any other Transaction Document to which Buyer is a party by Buyer and the consummation by it of the transactions contemplated hereby or thereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which Buyer or any Subsidiary of Buyer is subject or by which any property or asset of Buyer or any Subsidiary of Buyer is bound, (b) conflict with the Organizational Documents of Buyer or any Subsidiary of Buyer, or (c) violate any provision of or result in a breach of, or require a consent under, any agreement, indenture or other instrument to which Buyer or any Subsidiary of Buyer is a party or by which Buyer or any Subsidiary of Buyer may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien under any such agreement, indenture or instrument upon any of the properties or assets of Buyer or any Subsidiary of Buyer or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing items set forth in clauses (a) or (c) would not reasonably be expected to have a Material Adverse Effect on Buyer.

Section 4.05 Financial Ability. Buyer has available, and will have available at Closing, sufficient cash to pay the Estimated Purchase Price.

Section 4.06 Litigation. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity pending or, to the Knowledge of Buyer, threatened and, to the Knowledge of Buyer, there are no investigations, in each case, before or by any Governmental Authority against Buyer or any of its Affiliates that, in each case, if resolved adversely to Buyer or such Affiliate, would reasonably be expected to have a Material Adverse Effect on Buyer. There is no unsatisfied judgment or any open Governmental Order binding upon Buyer that would reasonably be expected to have a Material Adverse Effect on Buyer.

Section 4.07 Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Subsidiaries. Assuming that the representations and warranties of the Sellers contained in this Agreement are true and correct in all material respects, immediately after the Closing, Buyer and its Subsidiaries (including the PSI Subsidiaries), taken as a whole, (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

Section 4.08 Finders’ Fees. No broker, finder, investment banker or other Person is or will be entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Subsidiaries.

Section 4.09 Absence of Restraints; Compliance with Laws.

(a) To the Knowledge of Buyer, there exist no facts or circumstances that would reasonably be expected to impair or delay the ability of the Buyer to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Documents.

(b) Buyer is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected, except for violations the existence of which would not reasonably be expected to impair or delay the ability of Buyer to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Documents.

Section 4.10 No Additional Representations; No Reliance.

(a) Buyer acknowledges and agrees that neither Seller nor any of their respective equityholders, Affiliates or Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the PSI Subsidiaries, the PSI Business or other matters that are not specifically included in Article III of this Agreement. Without limiting the generality of the foregoing, neither Seller nor any of their respective equityholders, Affiliates or Representatives, nor any other Person, has made a representation or warranty to Buyer with respect to, and neither Seller nor any other Person shall be subject to any Liability to Buyer or any other Person resulting from, such Seller or its Representatives making available to Buyer, (i) any projections, estimates or budgets for the PSI Business or (ii) any materials, documents or information relating to the PSI Subsidiaries or the PSI Business made available to Buyer or its Representatives in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations, due diligence discussions or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article III of this Agreement. In connection with Buyer’s investigation of the PSI Business, Seller Parent has delivered, or made available to Buyer and its Affiliates and Representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of the Sellers and their respective Subsidiaries relating to the PSI Business and certain business plan information of the PSI Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Affiliates and Representatives shall have no claim against any Seller or any of its equityholders, Affiliates or any other Person with respect thereto. Accordingly, Buyer acknowledges that, without limiting the generality of Section 3.28, neither Seller nor any of their respective equityholders, Representatives or Affiliates have made any representation or warranty with respect to such projections and other forecasts and plans.

(b) Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that neither Seller nor any of their respective equityholders, Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, beyond those expressly made by the Sellers in Article III of this Agreement, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the PSI Business and, except as expressly provided in Article III of this Agreement and subject to the terms and conditions of Article III of this Agreement, it is understood that Buyer is acquiring the PSI Subsidiaries and their respective assets as is and where is with any and all faults and defects as of the Closing Date

(c) In furtherance of the foregoing, Buyer acknowledges that it is not relying on any representation or warranty of any Seller or any of its equityholders, Affiliates or Representatives, other than those representations and warranties specifically made by the Sellers in Article III of this Agreement. Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the PSI Business and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III.

(d) Notwithstanding anything to the contrary herein, the foregoing shall not limit or otherwise adversely affect any claim alleging Fraud and Buyer shall not be deemed to have waived the right to bring any claim based on Fraud.

Section 4.11 Purchase for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Buyer confirms that Seller Parent has made available to Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the PSI Subsidiaries and PSI Business as well as access to the documents, information and records of the

PSI Subsidiaries and PSI Business and to acquire additional information about the business and financial condition of the PSI Subsidiaries and PSI Business, and Buyer confirms that it has made an independent investigation, analysis and evaluation of the PSI Business, the PSI Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Buyer is purchasing the PSI Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the PSI Interests. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the PSI Interests and is capable of bearing the economic risks of such investment. Buyer understands and agrees that the PSI Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

ARTICLE V

COVENANTS

Section 5.01 Conduct of the PSI Business.

(a) From the date hereof until the Closing, except as set forth on Schedule 5.01(a) or Section 5.01(c), as required by applicable Law, as otherwise set forth in or contemplated by the Transaction Documents (in accordance with the terms and conditions thereof), including in connection with effecting the PSI Sale Restructuring or any extraction of Cash in accordance with Section 2.02, or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed): (x) Seller Parent shall, and shall cause the PSI Subsidiaries to, use commercially reasonable efforts to (A) conduct the PSI Business in the ordinary course of business in all material respects and (B) maintain and preserve relationships with the material customers, distributors, suppliers, strategic partners, landlords, vendors, independent contractors, licensors and licensees of, and others having material business relations with, the PSI Subsidiaries, and (y) Seller Parent shall not, and shall cause the PSI Subsidiaries, solely with respect to the PSI Subsidiaries or the PSI Businesses, not to:

(i) (A) change or amend the Organizational Documents of the PSI Subsidiaries; or (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity securities of the PSI Subsidiaries (other than any issuance of additional membership interests in Panametrics to Sellers in exchange for a contribution of cash by Sellers to Panametrics);

(ii) make or declare any dividend or distribution, except for dividends or distributions solely in cash made prior to the Closing Date and dividends or distributions that are contemplated as part of the PSI Sale Restructuring;

(iii) except in the Ordinary Course of Business, materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 3.09 or any material insurance policy required to be listed on Schedule 3.22, other than any amendment or modification entered into in the Ordinary Course of Business in all material respects or containing terms, taken as a whole, not materially less favorable to the PSI Business than the terms of such Contract in effect as of the date of this Agreement;

(iv) enter into any Contract that would be required to be disclosed on Schedule 3.09 pursuant to Section 3.09(a)(iii), (v), or (vi) if such Contract were in effect as of the date of this

Agreement or enter into any Government Contract, in each case, other than in the Ordinary Course of Business;

(v) sell, assign, transfer, convey, lease, license or otherwise dispose of any Purchased Assets, other than PSI Business IP, except (A) pursuant to existing Contracts, (B) for sales of obsolete assets or (C) otherwise in the Ordinary Course of Business;

(vi) sell, assign, transfer, grant any license or sublicense (other than non-exclusive licenses in the Ordinary Course of Business), dispose of, terminate or cancel any material right or material license in any material PSI Business IP, (B) allow any material PSI Business IP to lapse or go abandoned, other than at the end of its term or otherwise in the Sellers’ reasonable business judgment;

(vii) except in the Ordinary Course of Business or as otherwise required by Law, any applicable Collective Bargaining Agreement, existing Employee Plans, existing Assumed Plans or existing Contracts (A) (i) grant any material severance or material termination pay to any PSI Business Employee or (ii) materially increase the compensation or other benefits or award bonuses to any of the PSI Business Employees whose annual compensation is in excess of $250,000 which will become due and payable after the Closing Date, other than (x) merit increases due on a promotion or as part of any usual merit cycle; or (y) pursuant to policies or agreements of Sellers or any of their respective Affiliates in effect on the date of this Agreement, (B) hire or terminate any officer of the PSI Subsidiaries, other than a termination for cause (or the replacement of an individual who is terminated for cause) or in the Ordinary Course of Business, (C) adopt (other than the adoption of any plans as are necessary to permit the Buyer to comply with its obligations under Section 7.05), enter into or materially amend any Assumed Plan or, other than in connection with an individual’s promotion, any material individual employment agreement with a PSI Business Employee or consulting agreement with a PSI Business Service Provider whose annual base compensation is in excess of $250,000 in a manner that would materially increase Buyer’s liabilities with respect thereto or (D) enter into any Collective Bargaining Agreement, provided that nothing in this Section 5.01(a)(vii) shall restrict the transfer of employment of any PSI Business Employee by Sellers or one of their respective Subsidiaries to a PSI Subsidiary (or employer of record or similar third party, as applicable) prior to Closing;

(viii) acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the equity securities or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(ix) make any material loans or material advances of money to any Person (other than another PSI Subsidiary) other than in the Ordinary Course of Business, except for loans made pursuant to Employee Plans or PSI Subsidiary Plans or advances to employees or officers of the PSI Subsidiaries for expenses incurred in the Ordinary Course of Business;

(x) settle, or offer or propose to settle, any material Action involving any PSI Subsidiary or relating to the transactions contemplated by this Agreement, other than in the Ordinary Course of Business in all material respects;

(xi) make any material change in any method of financial accounting or financial accounting practice of the PSI Subsidiaries, except for any such change required by reason of a change in applicable Law or under any other applicable accounting standards (including the interpretation thereof);

(xii) renew or enter into any lease agreements for any facility Related to the PSI Business, expand any facility Related to the PSI Business, or relocate the PSI Business to a different facility without first consulting with Buyer and obtaining Buyer’s prior approval for any such action; or

(xiii) enter into any Contract or agreement, or otherwise become obligated to do any of the foregoing.

For the avoidance of doubt, Sellers shall be permitted to: (i) cause each PSI Subsidiary to dividend, transfer, distribute or otherwise pay to Sellers or any of its Subsidiaries any Cash (or cause each PSI Subsidiary to distribute intercompany receivables or payables to Sellers or to another Subsidiary of Sellers; provided that, if such intercompany receivables or payables are not solely between PSI Subsidiaries, such intercompany receivables or payables will be eliminated or discharged prior to the Closing as required by Section 5.06); and (ii) settle intercompany balances between any Non-PSI Subsidiary, on the one hand, and any PSI Subsidiary, on the other hand, and make capital increases or take other related actions in connection therewith.

(b) Notwithstanding the foregoing, (i) nothing in this Section 5.01 shall prohibit or otherwise restrict in any way the operation of the businesses of Sellers and its Affiliates, except solely with respect to the conduct of the PSI Business by the PSI Subsidiaries and (ii) nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the PSI Business or the PSI Subsidiaries prior to the Closing (and Sellers shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over the PSI Business and the PSI Subsidiaries prior to the Closing).

(c) On or prior to the Closing, Sellers may, but shall not be required to, enter into leases or subleases (as appliable) between the relevant PSI Subsidiary as sublandlord and Non-PSI Subsidiaries as subtenant in respect of the locations set forth on Schedule 5.01(c); provided that such leases or subleases will (i) be in a form and on terms acceptable to Buyer (which consent will not be unreasonably withheld, conditioned or delayed) and (ii) permit the use of those locations on materially the same terms as used prior to Closing.

Section 5.02 Pre-Closing Access. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the PSI Subsidiaries by Third Parties that may be in any of the PSI Subsidiaries’ possession from time to time and subject to any restrictions in any Real Property Lease with respect to access to a property, from the date hereof until the Closing, Seller Parent shall cause the PSI Subsidiaries to, (a) give Buyer and its Representatives reasonable access to the officers, properties, books, Contracts and other records of the PSI Subsidiaries, (b) furnish to Buyer and its Representatives such financial and operating data and other information to the extent relating to the PSI Business as such Persons may reasonably request for the purpose of preparing for the ownership and operation of the PSI Business and the PSI Subsidiaries following the Closing and in connection with the RWI Policy and (c) use commercially reasonable efforts to cause the appropriate officers of the PSI Subsidiaries and the PSI Business to cooperate with Buyer in its investigation of the PSI Business. Any investigation pursuant to this Section 5.02 shall be conducted (i) in accordance with all applicable Laws, including antitrust or competition Law, (ii) upon reasonable advance notice during normal business hours, (iii) in such manner as not to interfere unreasonably with the normal conduct of the Non-PSI Business or the PSI Business and (iv) at Buyer’s sole cost and expense. Notwithstanding the foregoing, (A) Buyer shall not have access to (x) personnel records of the PSI Business Employees relating to individual performance or evaluation records, medical histories or other information that in Seller Parent’s opinion (in its sole discretion, but acting reasonably and in good faith) could subject Seller Parent or any of its Affiliates or Subsidiaries to risk of Liability, (y) any Owned Real Property or Leased Real Property for purposes of conducting any environmental sampling or testing or (z) any information to the extent relating to any Non-PSI Subsidiary or the Non-PSI Business or any Tax Return of any Non-PSI Subsidiary (including any Non-PSI Consolidated Tax Return) and (B) Seller Parent and the PSI Subsidiaries may withhold (y) any information relating to the sale process for the PSI Business and information and analysis (including financial analysis) relating thereto and (z) any document or information, as and to the extent necessary to avoid violation or waiver, if the disclosure of such document or information could reasonably be expected to violate any Contract or any Law or would result in the waiver of any Privileges; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such Privilege, Seller Parent shall cause the PSI Subsidiaries to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (z) apply. Seller Parent shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.

Section 5.03 Regulatory Filings.

(a) Subject to the terms and conditions of this Agreement, from the date hereof until the Closing, Buyer and Seller Parent shall each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, expirations or terminations of waiting periods, and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement (clauses (i) and (ii) collectively, the “Regulatory Approvals”). Notwithstanding the foregoing, neither Seller Parent nor any of its Affiliates shall be required to provide any financial accommodation in order to obtain any such Regulatory Approvals.

(b) In furtherance and not in limitation of the foregoing, each of Buyer and Seller Parent shall, and shall cause their respective Affiliates to, as applicable, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act and the antitrust, competition or foreign investment laws of the jurisdictions listed in Schedule 5.03; provided that, with respect to the foreign investment laws of the jurisdictions listed in item (b)(i) of Schedule 5.03 (the “Other Filings”), (A) Seller Parent shall use reasonable best efforts to provide Buyer, within 10 Business Days after the date hereof, information reasonably requested by Buyer to determine whether any Other Filings are required; and (B) Buyer shall use reasonable best efforts to determine, within 10 Business Days after the provision of such information by Seller Parent and considering in good faith the views of Seller Parent, which Other Filings are necessary or advisable in order to consummate the Transactions contemplated hereby as promptly as practicable, and provided, further, that filings pursuant to this Section 5.03 shall in any event be made within 30 calendar days in draft or final form as may be customary after the date hereof (or, for Other Filings, within 30 calendar days in draft or final form as may be customary after the date that Buyer informs Seller Parent in writing that an Other Filing is necessary or advisable), (ii) use reasonable best efforts to comply as promptly as reasonably practicable with any Regulatory Information or Document Requests under the HSR Act or any other antitrust, competition or foreign investment law received by either of them or any of their respective Affiliates from any Governmental Authority in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any Law with respect to any such filing or any such transaction. Buyer shall pay all filing fees required by any antitrust, competition or foreign investment law. Each of Buyer and Seller Parent shall use its reasonable best efforts to furnish to the other all information or documents for any application or other filing required to be made in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Each of Buyer and Seller Parent shall promptly inform the other of any substantive oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filing or any such transaction. Neither Buyer nor Seller Parent shall independently participate in any substantive meeting with any Governmental Authority in respect of any such filing or any investigation or other inquiry with respect to the transactions contemplated by this Agreement without giving the other prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate. Subject to applicable Law, Buyer and Seller Parent will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or any other antitrust, competition or foreign investment law with respect to the transactions contemplated hereby.

(c) In furtherance and not in limitation of the actions and obligations described in Section 5.03(b), Buyer shall promptly resolve objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable antitrust, competition or foreign investment law. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of the HSR Act or any other applicable antitrust, competition or foreign investment law, Buyer shall promptly contest and resist any such Action, and seek to have promptly vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts the consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal. Buyer shall take such action as may be required to cause the expiration or termination of any applicable waiting, notice or review periods under the HSR Act or any other applicable antitrust, competition or foreign investment law, and to obtain any required approvals under such law, with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Buyer shall not, without the prior written consent of Seller Parent (not to be unreasonably withheld, conditioned or delayed), (i) “pull-and-refile” pursuant to 16 C.F.R. 803.12 any filing made under the HSR Act with respect to the transactions contemplated by this Agreement or (ii) otherwise commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other applicable antitrust, competition or foreign investment law.

(d) Buyer further agrees that it shall, to the extent necessary to obtain the expiration or termination of waiting periods, waiver, permit, approval, clearance or consent from any Governmental Authority required to satisfy the conditions set forth in Section 8.01(a), Section 8.01(b) or Section 8.01(c), as applicable, or to avoid the entry of or have lifted, vacated, reversed or terminated any Closing Legal Impediment, promptly take the following actions: (i) propose, negotiate, commit and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition (including by licensing any PSI Business IP) of any assets or businesses of the PSI Subsidiaries (other than as contemplated by the PSI Sale Restructuring) or any assets or businesses of Buyer or any of its Subsidiaries (or equity interests held by Buyer or any of its Subsidiaries in entities with assets or businesses); (ii) propose, negotiate, commit and effect, by consent decree, hold separate order or otherwise, behavioral limitations on the assets or businesses of the PSI Subsidiaries (other than as contemplated by the PSI Sale Restructuring) or any assets or businesses of Buyer or any of its Subsidiaries (or equity interests held by Buyer or any of its Subsidiaries in entities with assets or businesses); (iii) propose, negotiate, commit and effect, by consent decree, hold separate order or otherwise, the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of any of the PSI Subsidiaries (other than as contemplated by the PSI Sale Restructuring), or Buyer or any of its Affiliates; (iv) otherwise take or commit to take any action that it is capable of taking that limits or affects its freedom of action; and (v) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i) through (iv) of this Section 5.03(d)) necessary to vacate, modify or suspend such injunction or order. Notwithstanding anything to the contrary herein, Buyer’s obligations under this Section 5.03(d) shall be absolute and not qualified by “reasonable best efforts.” The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the steps contemplated by clauses (i) through (iv) of this Section 5.03(d) shall not, individually or in the aggregate, be deemed a failure to satisfy any condition specified in Article VIII.

Section 5.04 Third-Party Approvals. Except with respect to Regulatory Approvals (which are addressed in Section 5.03), from the date hereof until the twelve (12) month anniversary of the Closing Date, subject to the terms and conditions of this Agreement, Seller Parent and Buyer shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to obtain the consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement (collectively, the “Third-Party Approvals”). Notwithstanding the foregoing, no Party (or any of its Affiliates) shall be required to incur any Liabilities or provide any financial accommodation in order to obtain any such Third-Party Approval.

Section 5.05 Wrong Pockets.

(a) In the event that at any time or from time to time after the Closing, Buyer or any of its Affiliates, including the PSI Subsidiaries, is in possession of (i) any funds (including any refund or other amount relating to claims (including workers’ compensation), litigation, insurance or other matters) that is properly due, deliverable or owing to any Seller or any Non-PSI Subsidiary or (ii) Excluded Assets, Buyer shall promptly transfer, or cause its applicable Affiliate to transfer, such funds or Excluded Assets to Seller Parent (or an applicable Affiliate of Seller Parent), for no additional consideration and net of Buyer’s reasonable out-of-pocket costs to effectuate such transfer. Prior to any such transfer, Buyer shall, or shall cause its applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of Seller Parent such funds and assets and provide to Seller Parent or its nominated Affiliate all of the benefits arising from such funds and assets and otherwise cause such funds and assets to be used as reasonably instructed by Seller Parent. The provisions of this Section 5.05(a) shall not apply to Tax refunds, Tax assets, or other items in respect of Taxes.

(b) In the event that at any time or from time to time after the Closing, Seller Parent or any of its Affiliates, including the Non-PSI Subsidiaries, is in possession of (i) any funds (including any refund or other amount relating to claims (including workers’ compensation), litigation, insurance or other matters) that is properly due, deliverable or owing to Buyer or any PSI Subsidiary or (ii) Purchased Assets, Seller Parent shall promptly transfer, or cause its applicable Affiliate to transfer, such funds and/or assets to Buyer (or an applicable Affiliate of Buyer), for no additional consideration and net of Seller Parent’s reasonable out-of-pocket costs to effectuate such transfer. Prior to any such transfer, Seller Parent shall, or shall cause its applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of Buyer such funds and assets and provide to Buyer or its nominated Affiliate all of the benefits arising from such funds and assets and otherwise cause such funds and assets to be used as reasonably instructed by Buyer.

The provisions of this Section 5.05(b) shall not apply to Tax refunds, Tax assets, or other items in respect of Taxes.

(c) If, following the Closing:

(i) the Sellers or their respective Affiliates make any payment or discharge of an Assumed Liability, the Buyer shall (or shall procure that its relevant Affiliate shall) reimburse such Seller or its relevant Affiliate within ten (10) Business Days of receipt of a demand (together with evidence of the relevant payment or discharge) for such payment or discharge; or

(ii) the Buyer or its Affiliates make any payment or discharge of an Excluded Liability, the Buyer shall (or shall procure that its relevant Affiliate shall) reimburse Seller Parent or its relevant Affiliate within ten (10) Business Days of receipt of a demand (together with evidence of the relevant payment or discharge) for such payment or discharge, and in each case such payment shall not result in any further adjustment to the Purchase Price.

Section 5.06 Intercompany Balances; Affiliate Transactions.

(a) Except as set forth on Schedule 5.06(a) or with respect to any ordinary course trade accounts payable or trade accounts receivable, all intercompany balances between any of the Non-PSI Subsidiaries, on the one hand, and any of the PSI Subsidiaries, on the other hand, shall be eliminated by discharge or otherwise in their entirety effective prior to the Closing and shall be excluded from the calculation of Closing Date Net Working Capital. Nothing in this Agreement shall require the settlement of any intercompany balances between only the PSI Subsidiaries.

(b) Except for the Transaction Documents, the Contracts implementing the PSI Sale Restructuring or the Contracts set forth on Schedule 5.06(b), Seller Parent will cause, prior to the Closing, all Contracts between any of the PSI Subsidiaries, on the one hand, and any of the Non-PSI Subsidiaries, on the other hand, to be terminated, without any further Liabilities thereunder with effect from such termination.

Section 5.07 Guarantees; Other Obligations.

(a) Prior to the Closing, Buyer shall use reasonable best efforts to (a) arrange for substitute letters of credit, surety bonds, buyer guarantees and other obligations to replace the guarantees, letters of credit, surety bonds, and other contractual obligations entered into by the Sellers, any Non-PSI Subsidiary or any of their respective Affiliates (other than the PSI Subsidiaries) in connection with the PSI Business, including those set forth in Schedule 5.07, and such other guarantees, letters of credit, and surety bonds as may be entered into by the Sellers, any Non-PSI Subsidiary or any of their respective Affiliates (other than the PSI Subsidiaries) in connection with the PSI Business between the date of this Agreement and the Closing (together, the “Parent Guarantees”), or (b) assume all obligations under each Parent Guarantee, obtaining from the creditor, beneficiary or other counterparty a full release (in a form satisfactory to Seller Parent) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Parent Guarantees, in each case to be effective at or prior to the Closing. To the extent the beneficiary or counterparty under any Parent Guarantee does not accept any such substitute letter of credit, buyer guarantee or other obligation proffered by Buyer, Buyer shall (A) indemnify, defend and hold harmless the Sellers and their respective Affiliates against, and reimburse the Sellers and their respective Affiliates for, all amounts paid (including costs or expenses) in connection with such Parent Guarantees, including Sellers’ and their Affiliates’ expenses in maintaining such Parent Guarantees, whether or not any such Parent

Guarantee is drawn upon or required to be performed, and will in any event promptly reimburse the Sellers and their respective Affiliates to the extent any Parent Guarantee is called upon and Sellers or their respective Affiliates makes any payment or is obliged to reimburse the party issuing the Parent Guarantee, (B) continue to use its reasonable best efforts to as promptly as practicable relieve Seller Parent and its Affiliates of all such Parent Guarantees until the twelve (12)-month anniversary of the Closing Date (the “Guarantee Date”) and (C) not without Seller Parents’s prior written consent, amend in any manner adverse to the Sellers or any of their respective Affiliates, or extend (or permit the extension of), any Parent Guarantee or any obligation supported by any Parent Guarantee. At the request of Seller Parent, and at any time the obligations of any Affiliate of Seller Parent under any Parent Guarantee have not been irrevocably released, Buyer shall provide Seller Parent and its Affiliates with letters of credit or a surety bond, issued by an issuer reasonably acceptable to Seller Parent, in an amount equal to such Seller’s and its Affiliates’ entire potential Liability pursuant to the immediately preceding sentence. Any such letter of credit, guarantee or other financial assurance obligation will not expire, terminate or be cancelled until such Seller and its Affiliates are irrevocably and unconditionally fully released from the entire potential Liability with respect to all Parent Guarantees.

(b) On and after the Guarantee Date, at the request of Seller Parent, Buyer shall provide Seller Parent and its Affiliates with a guarantee issued by Buyer, in an amount equal to Seller Parent’s and its Affiliates’ entire potential Liability pursuant to all Parent Guarantees that have not been irrevocably and unconditionally fully released as of such time, which letter of credit, guarantee or other financial assurance obligation will not expire, terminate or be cancelled until Seller Parent and its Affiliates are irrevocably and unconditionally fully released from the entire potential Liability with respect to such Parent Guarantees; provided, that upon the full and unconditional release of any such Liability, the amount guaranteed by Buyer shall be reduced by the amount of such Liability so released.

Section 5.08 Termination of Trademark Usage.

(a) Except as set forth in the Transitional Trademark Use License, as soon as reasonably practicable after the Closing Date (and in any event within ninety (90) days thereafter), Buyer shall cause the PSI Subsidiaries to (i) cease and discontinue use of all BH Marks and (ii) complete the removal of each of the BH Marks from all products, signage, vehicles, properties, technical information and promotional or other marketing materials in connection with the PSI Business. All use by the PSI Subsidiaries of the BH Marks following the Closing Date shall be compliant with the Transitional Trademark Use License. Any and all goodwill inuring from the use of any of the BH Marks by the PSI Subsidiaries under the Transitional Trademark Use License will inure to the benefit of applicable Non-PSI Subsidiary that owns such BH Mark.

(b) Without limiting Section 5.08(a), Buyer shall, as soon as reasonably practicable but in any event within ninety (90) days after the Closing Date, cause each of the PSI Subsidiaries whose name contains any of the BH Marks to change its name to a name that does not contain any of the BH Marks and to amend all of the Organizational Documents of such PSI Subsidiary to eliminate such BH Marks from the name of such PSI Subsidiary. Within ten (10) days of receipt of confirmation from the appropriate registry that such name changes have been effected, Buyer will provide Seller Parent with written proof that such name changes have been effected.

(c) Buyer, for itself and its Affiliates, agrees that after the Closing Date, Buyer and its Affiliates (i) shall not expressly, or by implication, do business as or represent themselves as the Sellers or their respective Affiliates, and (ii) shall cooperate with Seller Parent or any of its Affiliates in terminating any contracts (or portion thereof) pursuant to which any Seller licenses any BH Marks to customers or distributors of the PSI Business. Buyer shall use its commercially reasonable efforts to cause other users of any of the BH Marks (other than the Sellers and their respective Affiliates), whose rights terminate upon the Closing pursuant to this Section 5.08, to cease use of the BH Marks, except as expressly authorised thereafter by Seller Parent.

(d) Notwithstanding the foregoing (and any other provision in this Section 5.08), the PSI Subsidiaries shall be permitted to use the BH Marks in accordance with the terms of and for the additional period set forth in the Transitional Trademark Use License. Buyer, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in the Transaction Documents, neither Buyer nor any of its Affiliates (including each PSI Subsidiary) shall have any rights in any BH Marks and neither Buyer nor any of its Affiliates (including each PSI Subsidiary) shall contest the ownership or validity of any rights of the Sellers or any of their respective Affiliates in or to any BH Marks.

Section 5.09 Insurance.

(a) Notwithstanding anything to the contrary in this Agreement, with respect to acts, omissions, events or circumstances to the extent relating to the Non-PSI Business or the Non-PSI Subsidiaries that occurred or existed on or prior to the Closing Date that are covered by occurrence-based insurance policies of the PSI Subsidiaries under which a Non-PSI Subsidiary is a named insured on or prior to the Closing Date, such Non-PSI Subsidiary may make claims under such occurrence-based policies subject to the terms and conditions of such occurrence-based policies and this Agreement, to the extent such coverage and limits are available; provided that, such Non-PSI Subsidiary (with respect to such covered claims): (i) shall notify Buyer in writing of all such covered claims; and (ii) shall exclusively bear, and no PSI Subsidiary or any of its Affiliates shall have any obligation to repay or reimburse the Non-PSI Subsidiaries for, the amount of any deductibles or self-insured retentions associated with claims under such occurrence-based policies and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Buyer shall, and shall cause each PSI Subsidiary to, cooperate with the Non-PSI Subsidiaries as is reasonably requested by Seller Parent and at Seller Parent’s sole cost in order to permit the Non-PSI Subsidiaries to submit and pursue such claims. For the avoidance of doubt, from and after the Closing Date, no Non-PSI Subsidiary shall have any right to make claims or seek coverage under any of the claims-made insurance policies of the PSI Subsidiaries.

(b) Notwithstanding anything to the contrary in this Agreement, with respect to acts, omissions, events or circumstances to the extent relating to the PSI Business or the PSI Subsidiaries that occurred or existed on or prior to the Closing Date that are covered by occurrence-based insurance policies of the Non-PSI Subsidiaries under which a PSI Subsidiary is a named insured on or prior to the Closing Date, such PSI Subsidiary may make claims under such occurrence-based policies subject to the terms and conditions of such occurrence-based policies and this Agreement, to the extent such coverage and limits are available; provided that, such PSI Subsidiary (with respect to such covered claims): (i) shall notify Seller Parent in writing of all such covered claims; and (ii) shall exclusively bear, and no Non-PSI Subsidiary or any of its Affiliates shall have any obligation to repay or reimburse the PSI Subsidiaries for, the amount of any deductibles or self-insured retentions associated with claims under such occurrence-based policies and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Seller Parent shall, and shall cause each Non-PSI Subsidiary to, cooperate with the PSI Subsidiaries as is reasonably requested by Buyer and at Buyer’s sole cost in order to permit the PSI Subsidiaries to submit and pursue such claims. For the avoidance of doubt, from and after the Closing Date, no PSI Subsidiary shall have any right to make claims or seek coverage under any of the claims-made insurance policies of the Non-PSI Subsidiaries.

(c) In the event that the insured claim the subject of Section 5.09(a) and Section 5.09(b) relating to the Non-PSI Business or any Non-PSI Subsidiary, on the one hand, and relating to the PSI Business or any PSI Subsidiary, on the other hand, relates to the same action, occurrence, effect or event, then such deductibles, retentions or co-pays will be divided by Seller and Buyer in proportion to the loss suffered by each of them.

Section 5.10 Legal Proceedings; Production of Witnesses.

(a) Following the Closing Date, (i) Seller Parent or one of its Affiliates shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions and investigations to the extent arising from or relating to the Non-PSI Business, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action or investigation, without the consent of Buyer or any of its Affiliates, and (ii) Buyer or one of its Affiliates shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions and investigations to the extent arising from or relating to the PSI Business, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action or investigation, without the consent of Seller Parent or any of its Affiliates; provided that, if both Buyer (or any of its Affiliates, including any of the PSI Subsidiaries) and Seller Parent (or any of its Affiliates, including any of the other Non-PSI Subsidiaries) are named as parties to any such Action or investigation, in order to settle or compromise, or consent to the entry of any judgment with respect to, any such Action or investigation that is not subject to the provisions of Section 9.03, each of Buyer and Seller Parent must consent to such settlement, compromise or consent.

(b) From and after the Closing, Buyer, on the one hand, and Seller Parent, on the other hand, shall use its commercially reasonable efforts to make available to each other, upon reasonable written request, the PSI Subsidiaries’ and the Non-PSI Subsidiaries’ respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such individual may reasonably be required in connection with any Actions or investigations in which the requesting Party may from time to time be involved relating to the conduct of the Non-PSI Business or the PSI Business prior to the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such individuals, the Non-PSI Business and the PSI Business, as applicable. Buyer and Seller Parent agree to reimburse each other for reasonable out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries or other wages, incurred by the other Party in connection with providing individuals and witnesses pursuant to this Section 5.10(b).

(c) This Section 5.10 shall not apply to matters involving any Governmental Authority in respect of Taxes. For the avoidance of doubt, neither Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 5.10(a), Section 5.10(b), Section 5.11(b) or Article VI, if Buyer or any of its Affiliates, on the one hand, and Seller Parent or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided that, nothing in this Section 5.10(c) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.

Section 5.11 Retention of Books and Records and Post-Closing Access.

(a) From and after the Closing, Seller Parent agrees to maintain at least one copy of all books and records of the Non-PSI Subsidiaries (other than Tax Returns and other books and records relating to Taxes) to the extent primarily relating to the PSI Business or the PSI Subsidiaries, in each case, that exist as of the Closing Date, and not destroy or dispose of such copy for a period of at least seven (7) years from the Closing Date. If thereafter Seller Parent proposes to destroy or dispose of such copy, Seller Parent shall offer first in writing at least thirty (30) days prior to such proposed destruction or disposition to surrender the portion of such copy relating to the PSI Business or the PSI Subsidiaries to Buyer upon Buyer’s request and at Buyer’s expense. From and after the Closing, Buyer agrees to hold at least one copy of all books and records of the PSI Subsidiaries to the extent primarily relating to the Non-PSI Business or the Non-PSI Subsidiaries, in each case, that exist as of the Closing Date and not to destroy or dispose of such copy for a period of at least seven (7) years from the Closing Date, and if thereafter Buyer proposes to destroy or dispose of such copy, Buyer shall offer first in writing at least thirty (30) days prior to such proposed destruction or disposition to surrender the portion of such copy relating to the Non-PSI Business or the Non-PSI Subsidiaries to Seller Parent upon Seller Parent’s request and at Seller Parent’s expense. Notwithstanding the foregoing, the Buyer and its Affiliates, on the one hand, and Seller Parent and its Affiliates, on the other hand, shall not be required to retain, and may destroy, such books and records and other documents for which such other Party or its Affiliates have been provided with a copy prior to the date hereof or pursuant to this Agreement.

(b) From and after the Closing, Seller Parent shall, and shall cause its Affiliates (including the other Non-PSI Subsidiaries) to, (i) give Buyer and its Representatives reasonable access to the books and records of the Non-PSI Subsidiaries (other than Tax Returns and other books and records relating to Taxes) that exist as of the Closing Date and (ii) use commercially reasonable efforts to cause the employees of Seller Parent and its Affiliates (including the other Non-PSI Subsidiaries) to cooperate with Buyer and its Representatives, in each case, to the extent reasonably requested by Buyer in connection with insurance, accounting, SEC reporting or any other applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities and other similar needs (excluding Tax needs) in connection with, and to the extent related to, the PSI Business or the PSI Subsidiaries. From and after the Closing, Buyer shall, and shall cause its Affiliates (including the PSI Subsidiaries) to, (A) give Seller Parent and its Representatives reasonable access to the books and records of the PSI Subsidiaries that exist as of the Closing Date and (B) use commercially reasonable efforts to cause the employees of Buyer and its Affiliates (including the PSI Subsidiaries) to cooperate with Seller Parent and its Representatives, in each case, to the extent reasonably requested by Seller Parent in connection with insurance, accounting, SEC reporting or other applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities and other similar needs in connection with the Non-PSI Business or the Non-PSI Subsidiaries. Any such access shall be granted in a manner as not to interfere unreasonably with the conduct of the business of the Party (or its Affiliate) granting such access. Notwithstanding the foregoing, each Party (and its Affiliates) may withhold such access, as and to the extent necessary to avoid violation or waiver, to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would result in the waiver of any Privileges; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such Privilege, such Person shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.11(b) shall limit in any respect any rights any Person may have with respect to discovery or the production of documents or other information in connection with any litigation.

Section 5.12 Confidentiality.

(a) Subject to Section 5.13, following the Closing, Buyer shall not, and shall cause its Affiliates (including, after the Closing, the PSI Subsidiaries) not to, and Buyer shall instruct its and their respective Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Seller Parent, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Non-PSI Business or the Non-PSI Subsidiaries; provided that, the foregoing restriction shall not (i) apply to any information (A) pertaining to the PSI Business or the PSI Subsidiaries, (B) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.12(a)), (C) Buyer can establish was independently developed by any of the PSI Subsidiaries or Buyer or any of its Affiliates without use of any confidential information with respect to the Non-PSI Business or the Non-PSI Subsidiaries, or (D) was made available to any of the PSI Subsidiaries or Buyer or any of its Affiliates by a third party with the right to disclose such information, or (ii) prohibit any disclosure (A) required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Buyer provides Seller Parent with reasonable prior notice of such disclosure and Buyer uses its commercially reasonable efforts to seek confidential treatment if such disclosure is required, (B) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby, or (C) to (solely to the extent such confidential information relates to the PSI Subsidiaries or the PSI Business) any purchaser or prospective purchaser or financing source or underwriter in connection with such Person’s financial, accounting or similar due diligence of the PSI Subsidiaries.

(b) Subject to Section 5.13, Seller Parent shall not, and shall cause the other Non-PSI Subsidiaries and any other Subsidiary of Seller Parent not to, and shall instruct its and their respective Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the PSI Business or the PSI Subsidiaries; provided that, the foregoing restriction shall not (i) apply to any information (A) pertaining to the Non-PSI Business or the Non-PSI Subsidiaries, (B) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.12(b)), (C) Seller Parent can establish was independently developed by the Non-PSI Subsidiaries or any other Subsidiary of Seller Parent (other than by the PSI Business prior to the Closing Date) without use of any confidential information with respect to the PSI Business or the PSI Subsidiaries, or (D) was made available to any of the Non-PSI Subsidiaries or any other Subsidiary of Seller Parent by a third party with the right to disclose such information, or (ii) prohibit any disclosure (A) required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Seller Parent provides Buyer with reasonable prior notice of such disclosure and Seller Parent uses its commercially reasonable efforts to seek confidential treatment if such disclosure is required, (B) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby or (C) to (solely to the extent such confidential information relates to the Non-PSI Subsidiaries or the Non-PSI Business) any purchaser or prospective purchaser or financing source or underwriter in connection with such Person’s financial, accounting or similar due diligence of the Non-PSI Subsidiaries.

(c) This Section 5.12 shall not apply to any information collected by Seller Parent or its Affiliates or Buyer or its Affiliates in connection with its provision of services under the Transition Services Agreement, the confidentiality of such information shall be governed solely by the Transition Services Agreement (including Section 10.03 thereof).

Section 5.13 Public Announcements. The Parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of Buyer and Seller Parent, except that (a) each Party may make announcements as it may reasonably determine is necessary to comply with applicable Law or the rules or regulations of any applicable securities exchange and (b) Seller Parent may make announcements from time to time to its and its Subsidiaries’ respective employees, customers, suppliers and other business relations. Notwithstanding the foregoing, the Parties shall cooperate to prepare a press release that each will issue separately on or promptly after the date of this Agreement and a press release that each will issue separately on or promptly after the Closing Date. The Parties agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or the rules or regulations of any applicable securities exchange or for purposes of enforcing rights hereunder or compliance with SEC, financial or Tax reporting obligations; provided that, the Parties may disclose this Agreement or its terms (i) to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Parties for breach of this Section 5.13 or such confidentiality obligations by the recipients of its disclosure) or (ii) to any purchaser or prospective purchaser or financing source or underwriter of such Party (and such purchasers’, financing sources’ and underwriters’ respective legal counsel) in connection with such Person’s due diligence of such Party.

Section 5.14 Further Assurances. Seller Parent and Buyer agree that from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, execute and deliver such further instruments (and take such other action) as may reasonably be requested by the other and necessary to carry out the purposes and intents hereof.

Section 5.15 Contact with Employees, Customers and Suppliers. Until the Closing Date, Buyer shall not, and shall cause its Representatives not to, contact or communicate with the employees (other than the officers of the PSI Business pursuant to Section 5.02 and the Transferred Employees pursuant to Section 7.01), customers, potential customers, suppliers, distributors, licensors, landlords or joint venture partners of any of the PSI Subsidiaries or the Non-PSI Subsidiaries, or any other Persons having a business relationship with any of the PSI Subsidiaries or the Non-PSI Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of Seller Parent (which shall not be unreasonably withheld).

Section 5.16 D&O Indemnification and Insurance.

(a) From and after the Closing, Buyer shall cause the PSI Subsidiaries to indemnify and hold harmless each present and former director, manager and officer of the PSI Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses or claims incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing (the “D&O Matters”), whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the applicable PSI Subsidiary would have been permitted under applicable Law and its Organizational Documents in effect on the date of this Agreement to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Buyer shall cause the PSI Subsidiaries, for a period of not less than six (6) years from the Closing Date, (i) to maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the PSI Subsidiaries’ former and current directors, managers and officers that are no less favorable to those Persons than the provisions of the Organizational Documents of the PSI Subsidiaries in effect on the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing Date, Buyer shall cause the PSI Subsidiaries to maintain in effect, with respect to matters existing or occurring at or prior to the Closing, directors’ and officers’ liability and fiduciary and employment practices insurance covering those Persons who are currently covered by the directors’ and officers’ liability and fiduciary insurance policies held by Seller Parent or its Affiliates on terms substantially equivalent to the terms of such current insurance coverage; provided, however, that (i) Buyer may cause coverage to be extended under the current directors’ and officers’ liability and fiduciary and employment practices insurance policies by obtaining, at or prior to the Closing, a prepaid, non-cancelable six-year “tail” policy (containing terms substantially equivalent to the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.16(b) shall be continued in respect of such claim until the final disposition thereof; provided, further that the cost of such policy shall be borne by Seller Parent and Buyer on a 50/50 basis.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.16 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer. In the event that Buyer or any PSI Subsidiary or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the PSI Subsidiary, as the case may be, shall succeed to the obligations set forth in this Section 5.16. From and after the Closing, Buyer shall assume, and be liable for, and shall cause the PSI Subsidiaries to honor, each of the covenants in this Section 5.16.

Section 5.17 Reserved.

Section 5.18 Financial Statement Cooperation. If the acquisition of the PSI Business is determined by Buyer to be significant under Rule 3-05 of Regulation S-X under the Securities Act of 1933, Seller Parent will use commercially reasonable efforts to cooperate with Buyer in the preparation of any financial statements and related disclosures required to be included in any SEC filing, at Buyer’s cost, for a period of 24 months after Closing. The cooperation will include:

(a) assisting in the preparation of financial statements of the PSI Business, including historical balance sheets, statements of operations, cash flows, and changes in equity for the required periods, prepared in accordance with U.S. GAAP and Regulation S-X;

(b) subject to the terms of Section 5.11(b) providing access to the books and records of the PSI Business, personnel of Seller Parent and its Affiliates with relevant knowledge, and supporting documentation, in each case, as reasonably necessary to support the preparation of the financial statements and audits thereof;

(c) using commercially reasonable efforts to obtain customary audit support and consents from Sellers’ independent auditors (or permitting Buyer to engage an independent auditor);

(d) providing customary management representation letters and certifications as may be reasonably required in connection with such financial statements; and

(e) assisting with the preparation of any required pro forma financial information of the PSI Business.

Section 5.19 Shared Contracts Without limiting the provisions of Section 5.05, with respect to each of the Shared Contracts which are set forth on or should have been set forth on Schedule 5.19, Seller Parent and Buyer shall cooperate and shall use commercially reasonable efforts to cause such Shared Contracts to be separated and assigned in part to Buyer or a PSI Subsidiary effective as of the Closing, so that after the Closing, the Buyer or a PSI Subsidiary shall be entitled to the rights and benefits thereunder to the extent relating to the Purchased Assets, and the Buyer or a PSI Subsidiary shall have assumed any Assumed Liabilities arising thereunder, and Seller Parent (or any of its Affiliates) shall be entitled to the rights and benefits thereunder to the extent relating to the Excluded Assets and shall have assumed (or continue to bear) any Excluded Liabilities arising thereunder. The Parties shall reasonably cooperate with each other to affect such separation. If any Shared Contract cannot be so separated prior to the Closing, from the Closing Date until the second (2nd) anniversary of the Closing Date, each of Seller Parent and Buyer shall, and shall cause each of their respective Affiliates to, use their commercially reasonable efforts to cause, (i) the rights and benefits under each Shared Contract to the extent relating to the Purchased Assets to be enjoyed by the Buyer or the PSI Subsidiaries, (ii) the Liabilities under each Shared Contract to the extent relating to the Purchased Assets (except for those Liabilities that are Excluded Liabilities) to be borne by the Buyer or the PSI Subsidiaries, (iii) the rights and benefits under each Shared Contract to the extent relating to the Excluded Assets to be enjoyed by Seller Parent or its applicable Affiliate and (iv) the Liabilities under each Shared Contract to the extent they are Excluded Liabilities to be borne by Seller Parent or its applicable Affiliate. To the extent any provision of the Transition Services Agreement is inconsistent with or conflicts with this Section 5.19, the terms of the Transition Services Agreement shall prevail, except to the extent the Parties have mutually agreed otherwise in writing. The costs of such separation shall be borne by Buyer.

Section 5.20 UK Pension Seller Parent shall ensure that arrangements are put in place which ensure that Druck Limited will, on or before the Closing Date, cease to participate as an employer in, and have any Liability to, the Baker Hughes (UK) Pension Plan.

Section 5.21 Restrictive Covenants

(a) From the Closing Date until the fourth (4th) anniversary of the Closing Date (the “Restricted Period”), the Sellers will not, and will cause their respective Affiliates not to, engage in the Competing Business, either directly or indirectly (including through Affiliates), alone or as a partner, joint venturer, member, consultant, agent, independent contractor, or equity interest holder of, or lender to, any Person or business.

(b) The Sellers acknowledge that the Sellers and their respective Affiliates (including the PSI Subsidiaries) have over many years devoted substantial time, effort and resources to developing the PSI Business’ Intellectual Property Rights and other confidential and proprietary information, as well as the PSI Business’ relationships with customers, suppliers, employees and others doing business with the PSI Business; that such relationships, Intellectual Property Rights and other information are vital to the successful conduct of the PSI Business’ businesses in the future; that because of the Sellers’ access to the PSI Business’ confidential information, the Sellers would be in a unique position to divert business from the PSI Business and to commit irreparable damage to the PSI Business were the Sellers to be allowed to engage in the Competing Business or to commit any of the other acts prohibited by this Section 5.21 that the enforcement of the restrictive covenants against the Sellers would not impose any undue burden upon the Sellers; and that the ability to enforce the restrictive covenants against the Sellers is a material inducement to the decision of the Buyer to consummate the transactions contemplated by this Agreement. The Parties agree that if any court of competent jurisdiction determines that any feature of this Section 5.21 is unreasonable, arbitrary, or against public policy, then a lesser period of time, geographical area, business limitation, or other relevant feature which is determined by such court to be reasonable, not arbitrary, and not against public policy may be enforced against the applicable Person.

(c) Notwithstanding anything to the contrary in this Section 5.21, nothing in this Agreement shall prohibit or in any way limit any Seller or its Affiliates (the “Seller Restricted Parties”) from (i) engaging in any manner in any De Minimis Business, (ii) engaging in any manner in Finance Activities, (iii) acquiring, owning or holding any securities through any employee benefit plan, (iv) performing any action expressly required by this Agreement or any Transaction Document or (v) engaging in any business activity that would otherwise violate Section 5.21(a) that is acquired from any unaffiliated Person after the Closing Date (an “After-Acquired Business”) or is carried on by any currently unaffiliated Person that is acquired by or combined with any Seller Restricted Party after the Closing Date (an “After-Acquired Company”), so long as (A) the acquiring party notifies the Buyer of the acquisition of the After-Acquired Business or the After-Acquired Company promptly after the consummation thereof, and (B) within twelve (12) months after the consummation of the acquisition of the After-Acquired Business or the

After-Acquired Company, the applicable Seller Restricted Party signs a definitive agreement to dispose, and subsequently disposes within such twelve (12)-month period, of the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company (provided that such twelve (12)-month period to consummate the disposition shall be extended by up to an additional six months if, at the end of such twelve (12)-month period, all regulatory or other Governmental Authority approvals for such disposition shall not have been obtained, all required notices with Governmental Authorities shall not have been filed or made or all waiting periods imposed by applicable Governmental Authorities necessary to consummate such disposition have not expired or been terminated) or at the expiration of such twelve (12)-month period the business of the After-Acquired Business or the After-Acquired Company complies with Section 5.21(a); provided, that Seller Parent and its Affiliates shall have no obligation to satisfy the requirements of this clause (B) if such twelve (12)-month period would expire on or after the date on which the Restricted Period expires. Notwithstanding the foregoing, the Seller Restricted Parties will not be required to dispose of any assets or securities of an After-Acquired Business or After-Acquired Company if the business activity thereof that would otherwise violate Section 5.21(a) does not account for more than fifteen percent (15%) of the revenues of the After-Acquired Business or After-Acquired Company (based on its latest annual financial statements prior to the consummation of such acquisition).

(d) As used in Section 5.21(c), (i) “De Minimis Business” means any passive investment in an unaffiliated third party in which (A) any Seller and its respective Affiliates collectively hold not more than fifteen percent (15%) of the outstanding voting securities or similar equity interests, (B) the amount invested by such Seller and its Affiliates collectively is less than $50,000,000, and (C) such Seller and its Affiliates do not possess the right (through ownership of securities, Contract or otherwise) to designate a majority, or such higher amount constituting a controlling number, of the members of the board of directors (or similar governing body) of such Person, or to otherwise direct strategic or policy decisions of such Person, and (ii) “Finance Activities” means the making of, entering into, purchase of, or participation in (including syndication or servicing activities), in the ordinary course, (A) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature or for similar purposes, (B) preferred equity investments, and (C) investments as a limited partner in a partnership or as a member of a limited liability company in which another Person who is not an Affiliate is a management member and, in each case, the exercise of any rights or remedies in connection with any such activities (whether such rights or remedies arise under any agreement relating to such activity, under applicable Law or otherwise), including any foreclosure, realization or repossession or ownership of any collateral, business assets or other security for any Finance Activities (including the equity in any entity or business); provided, that, in each case, (x) such transaction is entered into as a means of financing, including any financing documented in the form of loans or leases or otherwise, an unaffiliated third party’s purchase of any products, parts or equipment manufactured, assembled or sold (in each case, in whole or in part) by the Sellers or any of their respective Affiliates (the sale of which is not otherwise prohibited by Section 5.21(a)) and (y) such transaction or activities do not grant Seller and its Affiliates the right (through such loans, investments, Contract or otherwise) to direct strategic or policy decisions of such Person; provided, further, that if the exercise of any such remedies results in the acquisition of an After-Acquired Business or an After-Acquired Company, then the provisions of Section 5.21(c) will apply.

(e) With respect to any business unit or Affiliate controlled by any Seller, Section 5.21(a) shall cease to be applicable to any such business unit or Person at such time as it is no longer a part of, or Affiliate of, such Seller, and Section 5.21(a) shall not apply to any Person that purchases assets, operations or a business from such Seller if such Person is not an Affiliate or business unit or entity of such Seller after such transaction is consummated.

(f) None of the provisions of Section 5.21(a) shall operate to prohibit, hinder, impede or restrict any Person which by way of takeover, acquisition, merger, combination or similar transaction acquires a controlling or significant interest in any Seller or any of its Affiliates; provided, however, that such Seller and the Affiliates that it controls as of the date of such transactions shall continue to be subject to the provisions of this Section 5.21 after the consummation of any such transaction.

(g) Except to the extent prohibited by or in violation of applicable Law, from the Closing Date until the second (2nd) anniversary of the Closing Date, the Sellers will not, and will cause their respective Affiliates not to, solicit any director, manager, officer, or managerial, supervisory or equivalent employee (each, a “Restricted Employee”) who is, at the time the individual is solicited, an employee of any PSI Subsidiary for the purpose or with the intent of soliciting such Restricted Employee away from or out of the employ any PSI Subsidiary; provided, however, that this Section 5.21(g) will not be deemed to prohibit the Sellers or any of their respective Affiliates from engaging in general advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of any PSI Subsidiary.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, (i) all Transfer Taxes (other than Transfer Taxes arising from the PSI Sale Restructuring) will be borne by Buyer and (ii) all Transfer Taxes arising from the PSI Sale Restructuring will be borne by the Sellers. Buyer and Seller Parent agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable compliance with any filing requirements related to Transfer Taxes. All Tax Returns with respect to Transfer Taxes shall be prepared and filed by the Party primarily responsible under applicable Law for the filing of any such Tax Return. The preparing Party shall prepare any Tax Returns with respect to Transfer Taxes, shall provide a draft of each such Tax Return to the other Party no later than ten (10) days before the due date of such Tax Return, shall incorporate any comments received from the other Party to each such Tax Return, shall timely file each such Tax Return, shall timely pay all Transfer Taxes to the applicable Governmental Authority, and shall supply to the other Party reasonable evidence that all Transfer Taxes have been timely paid. The non-paying Party shall promptly reimburse the paying Party all or a portion of any Transfer Taxes paid to the Governmental Authority so such Transfer Taxes are borne by Buyer and Sellers, as applicable, in the manner required by this Section 6.01(a), which reimbursement shall be accomplished by transferring an amount in cash equal to the amount of such Transfer Taxes that were paid to the Governmental Authority no later than ten (10) days after the date of such payment. Notwithstanding anything to the contrary herein, Transfer Taxes arising from the PSI Sale Restructuring shall include value-added Taxes charged to PSI Subsidiaries in connection therewith and, except to the extent otherwise paid or borne by the Sellers pursuant to clause (ii) in the first sentence of this Section 6.01(a), Seller Parent shall promptly reimburse Buyer for any such value-added Tax credits that were included as current assets in calculating Net Working Capital and have not been recoverable as of the first (1st) anniversary of the Closing Date (making all reasonable efforts to recover such value-added Taxes including filing refund claims) by the PSI Subsidiaries and have not otherwise been recovered by the PSI Subsidiaries in connection with the PSI Sale Restructuring.

(b) Non-PSI Consolidated Tax Returns. Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall not have any right (i) to review or receive a copy of any Non-PSI Consolidated Tax Returns, or (ii) to participate in any respect in a Tax Contest relating to a Non-PSI Consolidated Tax Return (a “Non-PSI Subsidiary Consolidated Group Tax Contest”).

(c) Buyer Pre-Closing Tax Returns. Buyer shall (at Buyer’s expense) prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed by any PSI Subsidiary for Pre-Closing Tax Periods and Straddle Periods that are due after the Closing Date, taking into account any applicable extensions, except for any Non-PSI Consolidated Tax Return (“Buyer Pre-Closing Tax Returns”). Buyer shall cause such Buyer Pre-Closing Tax Returns to be prepared in a manner consistent with the past practices of the PSI Subsidiaries. Buyer shall, to the extent relevant, cause the PSI Subsidiaries to claim all Transaction Tax Deductions on such Buyer Pre-Closing Tax Returns and to timely make an election under Revenue Procedure 2011-29 to treat seventy percent (70%) of any success-based fees as deductible for the Tax period which includes the Closing Date, in each case to the maximum extent permitted by applicable Law (based on a “more likely than not” or higher level of comfort). Buyer shall deliver to Seller Parent for its review and comment, at least twenty (20) days prior to the due date for the filing of such Buyer Pre-Closing Tax Return (taking into account any applicable extensions), a draft copy of such Buyer Pre-Closing Tax Return, together with any additional information that Seller Parent may reasonably request. Seller Parent shall have the right to review such Buyer Pre-Closing Tax Return and any such additional information prior to the filing of such Buyer Pre-Closing Tax Return, and Buyer shall (i) incorporate any comments submitted by Seller Parent that relates to any step or transaction in the PSI Sale Restructuring and (ii) consider in good faith any comments submitted by Seller Parent, in each case, at least ten (10) days prior to the due date of such Buyer Pre-Closing Tax Return (taking into account any applicable extensions). Buyer shall pay or cause to be paid any Taxes shown as due on such Buyer Pre-Closing Tax Returns. For the avoidance of doubt, this Section 6.01(c) shall not apply to any Non-PSI Consolidated Tax Return.

(d) Pre-Closing Tax Contests.

(i) Buyer shall notify Seller Parent in writing within fifteen (15) days of receipt by Buyer or any of its Affiliates of notice of any pending or threatened Tax Contest relating to a Tax Return of a PSI Subsidiary would reasonably give rise to an indemnity obligation under Section 9.02, that could be a Non-PSI Subsidiary Consolidated Group Tax Contest or that could impact a Tax Return of Seller Parent (a “Pre-Closing Tax Contest”).

(ii) Seller Parent shall (at Seller Parent’s expense) have the right, but not the obligation, to represent the interests of the PSI Subsidiaries in any Pre-Closing Tax Contest and to employ counsel of its choice at its own expense in connection with such Pre-Closing Tax Contest; provided that (A) Seller Parent will keep Buyer reasonably informed concerning the progress of such Pre-Closing Tax Contest, (B) Seller Parent will provide Buyer copies of all material correspondence and other documents relevant to such Pre-Closing Tax Contest, (C) Seller Parent will not settle such Pre-Closing Tax Contest without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed, and (D) Buyer will have the right to participate in such Pre-Closing Tax Contest, at its own expense, separate from the counsel employed by Seller Parent.

(iii) Buyer shall (at Buyer’s expense) have the right and obligation to represent the interests of the PSI Subsidiaries in any Pre-Closing Tax Contest for which Seller Parent chooses not to exercise its right set forth in Section 6.01(d)(i) to represent the interests of the PSI Subsidiaries, in which case Buyer shall be permitted to employ counsel of its choice at its own expense in connection with such Pre-Closing Tax Contest; provided that (A) Buyer will keep Seller Parent reasonably informed concerning the progress of such Pre-Closing Tax Contest, (B) Buyer will provide Seller Parent copies of all material correspondence and other documents relevant to such Pre-Closing Tax Contest, (C) Buyer will not settle such Pre-Closing Tax Contest without the prior written consent of Seller Parent, which consent will not be unreasonably withheld, conditioned or delayed, and (D) Seller Parent will have the right to participate in such Pre-Closing Tax Contest, at its own expense, separate from the counsel employed by Buyer.

(iv) For the avoidance of doubt, this Section 6.01(d) shall not apply to any Non-PSI Subsidiary Consolidated Group Tax Contest.

(e) Straddle Period Tax Apportionment. For purposes of this Agreement, in the case of any Straddle Period, (a) real, personal and intangible ad valorem property Taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such Straddle Period ended as of the end of the Closing Date determined based on a “closing of the books” methodology; provided that any exemptions, allowances or deductions with respect to such Taxes (other than Property Taxes) that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated on a per diem basis and all Transaction Tax Deductions shall be allocated to the portion of such Straddle Period ending on the Closing Date.

(f) Tax Sharing Agreements. Any and all Tax sharing, Tax allocation, Tax indemnification, or other similar agreements or arrangements involving any PSI Subsidiary (other than (A) any customary commercial agreement entered into in the Ordinary Course of Business, a principal purpose of which is not Taxes, and (B) agreements or arrangements the parties to which consist solely of PSI Subsidiaries) shall be terminated as of the Closing and, after the Closing, no PSI Subsidiary shall be bound by or have any obligation under or with respect to any such agreement or arrangement.

(g) Post-Closing Tax Covenant. Following the Closing, neither Buyer nor the PSI Subsidiaries will (and neither Buyer nor the PSI Subsidiaries will allow any of their Affiliates to): (i) file, amend, revoke, or modify any Tax election or Tax Return for any PSI Subsidiary that is with respect to or which has effect in any Pre-Closing Tax Period or Straddle Period, (ii) adopt or change any method of accounting of a PSI Subsidiary that has effect in a Pre-Closing Tax Period or Straddle Period, (iii) take any action after the Closing other than in the ordinary course of business that could give rise to any Tax liability or reduce any Tax Attribute of the Sellers, their Affiliates, or the PSI Subsidiaries, (iv) voluntarily approach any Governmental Authority, initiate any voluntary disclosure or similar process with any Governmental Authority, or enter into any voluntary disclosure or similar agreement with any Governmental Authority, each with respect to Taxes of a PSI Subsidiary for any Pre-Closing Tax Period or Straddle Period, (v) extend or waive any statute of limitations or other period for the assessment or collection of any Tax for a Pre-Closing Tax Period or Straddle Period or (vi) make any Tax election that has retroactive effect to a Pre-Closing Tax Period or Straddle Period or that would reasonably impact how the Sellers report the transactions contemplated by this Agreement, except that Section 338(g) elections shall be permitted with respect to (x) Baker Hughes Japan Co., Ltd. (Japan), Sensing Opco France (France) and Sensing Opco Germany GmbH (Germany) and (y) any additional jurisdictions identified by Buyer to the extent the PSI Sale Restructuring Plan is amended pursuant to Section 2.01(a) in a manner that makes such elections beneficial, in each case, to the extent such action would reasonably impact a Non-PSI Consolidated Tax Return or give rise to an indemnity obligation of any Non-PSI Indemnitee under Section 9.02 (each a “Prohibited Buyer Tax Act”).

(h) Tax Cooperation. Subject to Section 6.01(b), each Party shall, and shall cause its respective Affiliates to, provide to the other Party such cooperation, information, and assistance relating to the PSI Subsidiaries as either of them may reasonably request in connection with (i) filing any Tax Return, (ii) determining a liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Contest.

(i) Purchase Price Allocation. Within ninety (90) days after the final determination of the Adjustment Amount in accordance with Section 2.08, Seller Parent shall deliver to Buyer an allocation statement (the “Allocation”), which sets forth the amount of Purchase Price (and any other items that are treated as consideration for applicable Tax purposes) allocable among the assets of Panametrics that are deemed to be transferred for U.S. federal income Tax purposes at the Closing. The Allocation shall provide, in part, that no less than 54.7% of the amount of the Purchase Price (and any other items that are treated as consideration for applicable Tax purposes) shall be allocable to the PSI Business located in the United States. Following delivery of the Allocation, Seller Parent shall, and shall cause its Affiliates to, provide Buyer reasonable access to records relating to the preparation of the Allocation and reasonably cooperate with Buyer in connection with its review of the Allocation. If Buyer disagrees with the Allocation, it shall notify Seller Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement within thirty (30) days after its receipt of the Allocation; provided that in the event Buyer does not notify Seller Parent of any such disagreement in writing within such thirty (30)-day period, Buyer shall be deemed to have accepted the Allocation. In the event Buyer disagrees with the Allocation (and timely notifies Seller Parent of the same in accordance with the immediately preceding sentence), Buyer and Seller Parent shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Allocation. If, at the end of such period, they are unable to resolve such disagreements, then neither Seller Parent nor Buyer shall be bound by the Allocation in filing their Tax Returns. Except as required by applicable Law, if an Allocation is agreed to pursuant to this Section 6.01(i), each of the Sellers, Buyer, and their respective Affiliates will (i) be bound by the Allocation for purposes of determining Taxes related to the transactions contemplated by this Agreement, (ii) prepare and file, or cause to be prepared and filed, Tax Returns on a basis consistent with the Allocation, and (iii) take no position, and cause no position to be taken, inconsistent with the Allocation on any Tax Return, in any Tax Contest, or otherwise with respect to any Tax.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01 Timing of Transfer; Direct Transfer Employees.

(a) It is Seller Parent’s intention that the PSI Business Employees and PSI Business Service Providers will, as at the Closing, be employed or engaged by the PSI Subsidiaries or, where applicable, by an employer of record or similar organization (any such contract with such employer of record or similar organization to be held by a PSI Subsidiary). To the extent any PSI Business Employee (other than an Inactive PSI Business Employee) is not employed by a PSI Subsidiary or employer of record or similar organization as of the Closing Date, Seller Parent agrees to make available, to the extent permitted by Law, the services of such PSI Business Employee under the Global Employee Services Agreement until such time as it is possible to effect the transfer of such PSI Business Employee’s employment.

(b) If, following the date of this Agreement, the Parties agree that any PSI Business Employee shall transfer directly to Buyer or one of its Affiliates (or a Buyer employer of record or similar organization) (each such Person, a “Direct Transfer Employee”), the Parties will reasonably cooperate to facilitate such transfer to take effect upon the Closing pursuant to the provisions of this Section 7.01(b). In the event the employment of any such Direct Transfer Employee does not transfer automatically by operation of applicable Law, Buyer or its applicable Affiliate (or a Buyer employer of record or similar organization) shall make an offer of employment to such employee, such offer to be made no later than thirty (30) days prior to the Closing Date, or such longer period as may be required by applicable Law, to take effect as of the Closing, on terms and conditions in compliance with this Article VII. Buyer or its Affiliates shall be liable for any severance or other termination-related payments or benefits payable in connection with the transfer of employment of any Direct Transfer Employee (if any).

Section 7.02 Employee Communications and Consultations. From and after the date hereof until the Closing Date, each of Buyer and Seller Parent shall cooperate with the other in good faith regarding any written communications to be distributed to any PSI Business Employees relating to the transactions contemplated by this Agreement (including the French Information and Consultation Process and the PSI Sale Restructuring) or post-Closing terms of employment. Seller Parent shall consult with Buyer prior to distribution or dissemination of any broad-based written or electronic material communications relating to the foregoing, and shall consider in good faith the reasonable comments of Buyer thereon. Buyer shall consult with Seller Parent prior to distribution or dissemination of any broad-based written or electronic material communications relating to the foregoing, and shall consider in good faith the reasonable comments of Seller Parent thereon; provided however, that Buyer shall in no circumstances have any direct contact with any PSI Business Employee or PSI Business Service Provider prior to Closing without Seller Parent’s prior consent. To the extent necessary to satisfy any information or consultation or approval requirement with any PSI Business Employee or any union, works council or other employee representative body of the PSI Business Employees under any Collective Bargaining Agreement or applicable Law in connection with the transactions contemplated by this Agreement (including the French Information and Consultation Process and the PSI Sale Restructuring) (each an “Information and Consultation Process”), Buyer and Seller Parent will, and will each cause their respective Affiliates to, reasonably cooperate with one another. Such reasonable cooperation will include (a) Buyer providing such information as Seller Parent may reasonably request from time to time, (b) Buyer participating in meetings with any PSI Business Employee or any union, works council or other employee representative body of the PSI Business Employees and (c) the Parties not taking any action that would be reasonably likely to prejudice a favorable and expeditious outcome of any Information and Consultation Process.

Section 7.03 Effect of Transfer. The Parties intend that, to the extent permitted by Law (and except as may be applicable in respect of any Direct Transfer Employee), the transactions contemplated by this Agreement should not constitute a separation, termination, retrenchment, or severance of employment of any PSI Business Employee prior to or effective as of 12:01 a.m., local time, on the Closing Date (the “Transfer Time”), and that such employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time. Except as otherwise provided in this Article VII, as of the Closing Date, Buyer shall, or shall cause its Affiliates to, bear all the liabilities, obligations and costs relating to, arising out of, or resulting from the employment or services, or termination of employment or services, whether arising before, on or after the Transfer Time, of any (a) PSI Business Employee, (b) former employee of the PSI Business, as determined based on whether such former employee last primarily performed services for the PSI Business (each a “Former PSI Business Employee”), (c) PSI Business Service Provider or (d) former PSI Business Service Provider, as determined based on whether such Service Provider was engaged to primarily perform services for the PSI Business (each a “Former PSI Business Service Provider”) and Buyer shall indemnify and hold harmless the Sellers and their respective Affiliates from and against any claims relating thereto, other than with respect to any Liability relating to any Non-PSI Business Employee or Former Non-PSI Business Employee. Except as otherwise provided in this Article VII, as of the Closing Date, the Sellers shall, or shall cause their respective Affiliates to, bear all the liabilities, obligations and costs relating to, arising out of, or resulting from the employment or services, or termination of employment or services, whether arising before, on or after the Transfer Time, of any (i) current employee, (ii) former employee, (iii) current Service Provider, or (iv) former Service Provider of the Non-PSI Business, and the Sellers shall indemnify and hold harmless Buyer and its Affiliates from and against any claims relating thereto. Whether an individual is a former employee or Service Provider of the Non-PSI Business will be determined based on whether such employee or Service Provider was engaged to primarily perform services for the Non-PSI Business. Effective as of the Closing Date, except as otherwise set forth herein, Buyer shall, or shall cause its Affiliates to assume and honor, in accordance with their terms, the Assumed Plans, and shall be solely responsible for, and shall assume (or retain) and indemnify and hold harmless the Sellers and their respective Affiliates against, all liabilities under each Assumed Plan, whether arising before, on or after the Transfer Time.

Section 7.04 Leaves of Absence. Each PSI Business Employee, if any, who is not actively at work due to being on a long-term disability leave of absence, or a short-term disability leave of absence that is reasonably expected to become a long-term disability leave of absence, as of the Closing Date shall be referred to as an “Inactive PSI Business Employee”. Notwithstanding the provisions of Section 7.03, unless otherwise required by applicable Law or the terms of any labor or trade union, works council or other employee representative body, any Inactive PSI Business Employee who is (i) not employed by a PSI Subsidiary, or (ii) is employed by a PSI Subsidiary but would lose coverage under any Employee Plan that provides short- or long-term disability insurance coverage if they became a Transferred Employee, shall not be transferred to or otherwise become employed by a PSI Subsidiary as of the Closing Date. As applicable, Seller Parent shall cause such Inactive PSI Business Employee’s employment to be transferred by the PSI Subsidiary to Seller Parent or one of its Affiliates (other than a PSI Subsidiary) immediately prior to the Closing. If such Inactive PSI Business Employee presents themselves to Seller Parent or Buyer as ready and able to commence active employment within 18 months following the Transfer Time (or such longer period as may be required by applicable Law), Buyer or its Affiliates shall make an offer of employment to such Inactive PSI Business Employee on terms that are no less favorable in the aggregate to the terms applicable as at the date the Inactive PSI Business Employee actively returns to work and in compliance with applicable Law and the provisions of this Article VII. Buyer or its Affiliates shall make such an offer of employment within 5 Business Days of becoming aware that the Inactive PSI Business Employee is ready and able to return to active employment, such offer to take effect as soon as reasonably practicable. Such Inactive PSI Business Employee shall be treated as a Transferred Employee only upon his or her commencement of active employment with Buyer or its Affiliates. Notwithstanding the foregoing, nothing in this Agreement shall require the Sellers to transfer the employment of any Inactive PSI Business Employee who is employed by a PSI Subsidiary if it is impracticable to do so, which shall include but not be limited to circumstances in which the Sellers have no Affiliate in a particular country that is able to employ an Inactive PSI Business Employee after Closing.

Section 7.05 Continuation of Benefits. Buyer agrees that for a period of twelve (12) months after the Closing Date (or such longer period required by applicable Law), Buyer shall provide (or cause one of its Affiliates to provide or, if relevant with respect to any Transferred Employees who are employed by an employer of record or similar organization, shall procure that such employer of record or similar organization provide) each Transferred Employee: (a) an annual base salary or wage rate at least equal to the Transferred Employee’s annual base salary or wage rate in effect immediately prior to the Closing Date; (b) severance benefits; short-term incentive compensation opportunities (excluding equity-based incentive opportunities) and other compensation and benefits (excluding equity and equity-based benefits, U.S. defined benefit pension benefits and retiree medical benefits) that are no less favorable in the aggregate to the Transferred Employees compared to the severance benefits, short-term incentive compensation opportunities (excluding equity-based incentive opportunities) and compensation and benefits (excluding equity and equity-based benefits, U.S. defined benefit pension benefits and retiree medical benefits) provided to the Transferred Employee immediately prior to the Closing Date; (c) maintain a place of work for each Transferred Employee that is no further than 25 miles from the place of work for each Transferred Employee immediately prior to the Closing Date; and (d) maintain the level of and terms of vacation or paid time off at least equal to the Transferred Employee’s entitlements in effect immediately prior to the Closing Date. This Section 7.05 shall not limit the obligation of Buyer or any of the PSI Subsidiaries to maintain any compensation arrangement or benefit plan that, pursuant to an existing Contract or applicable Law, must be maintained for a period longer than twelve (12) months. No provision of this Agreement shall be construed as a guarantee of continued employment of any Transferred Employee and this Agreement shall not be construed so as to prohibit Buyer or any of its Subsidiaries (including the PSI Subsidiaries) from having the right to terminate the employment of any Transferred Employee.

Section 7.06 Cash Incentive Payments. Seller Parent or its Affiliates shall pay those Transferred Employees who participate in a cash incentive bonus plan and have met the applicable performance goals under the terms of such plan, a pro-rated bonus for the period up to the Closing Date. From Closing, Buyer shall, or shall cause its Affiliates to assume and pay Transferred Employees cash incentive bonus amounts on the same terms (including in relation to eligibility and timing for payment) as in effect prior to the Closing Date for the remainder of the applicable performance measurement period that includes the Closing Date; provided that, subject to applicable Law, Buyer or its Affiliates may modify any performance goal provided that any such modified goal must be reasonable and achievable with the same degree of probability as the goal which is modified and subject always to compliance with the provisions of Section 7.05(c).

Section 7.07 Service Credit. With respect to each Transferred Employee, effective from and after the Closing, Buyer shall, and shall cause its Affiliates to, (a) give each Transferred Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility, early retirement subsidies, benefit accrual and vesting) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Buyer or any of its Subsidiaries for such Transferred Employee’s service with Seller Parent and its Subsidiaries, and with any predecessor employer, to the same extent recognized by Seller Parent and its Subsidiaries as of immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits for the same period of service, (b) waive for each Transferred Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the health and welfare plans of Buyer or any of its Subsidiaries applicable to such Transferred Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Transferred Employee under the terms of the corresponding health and welfare plans of Seller Parent or other Non-PSI Subsidiaries, and (c) give full credit under the health and welfare plans of Buyer and its Subsidiaries applicable to each Transferred Employee and his or her dependents for all co-payments, deductibles and similar payments made or incurred by a Transferred Employee prior to the Closing in the same plan year as the Closing, and for any lifetime maximums or out-of-pocket maximums, in each of clauses (b) and (c), as if there had been a single continuous employer.

Section 7.08 Health and Welfare Benefits. Other than with respect to any Assumed Plan, Seller Parent shall be, or shall cause the Non-PSI Subsidiaries to be, responsible for all (a) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (b) claims for long- and short-term disability income benefits incurred by any Transferred Employee and (c) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, prior to the Transfer Time. Without limiting any obligations under any Assumed Plan, Buyer shall be, or shall cause its Affiliates to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (ii) claims for long- and short-term disability income benefits incurred by any Transferred Employee and (iii) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, on or after the Transfer Time. For purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (A) medical, vision, dental or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits; and (B) long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. Without limiting the generality of the last sentence of Section 7.03, Buyer shall, from and after the Closing, make COBRA “continuation coverage” available to any “M&A qualified beneficiary.” The terms with quotation marks in this Section 7.08 shall have the meaning given them under Section 4980B of the Code and the Treasury Regulations issued thereunder.

Section 7.09 Workers Compensation. Effective as of the Closing, without limiting any obligations under any Assumed Plan, Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred or existing prior to, on or after the Transfer Time by any Transferred Employee. Notwithstanding the foregoing, with respect to claims for workers compensation benefits to the extent relating to the PSI Business or PSI Business Employees that are incurred or existing on or prior to the Closing Date that are covered by a workers compensation plan or policy of the Non-PSI Subsidiaries under which a PSI Subsidiary is a named insured on or prior to the Closing Date, such PSI Subsidiary may make claims under such plan or policy subject to the terms and conditions of such plan or policy and this Agreement, to the extent such coverage and limits are available; provided that, with respect to the PSI Business or such PSI Business Employee, such PSI Subsidiary (with respect to such covered claims): (a) shall notify Seller Parent in writing of all such covered claims; and (b) shall exclusively bear, and no Non-PSI Subsidiary or any of its Affiliates shall have any obligation to repay or reimburse the PSI Subsidiaries for, the amount of any deductibles or self-insured retentions associated with claims under such workers compensation plan or policy and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Seller Parent shall, and shall cause each other Non-PSI Subsidiary to, cooperate with the PSI Subsidiaries as is reasonably requested by Buyer and at Buyer’s sole cost in order to permit the PSI Subsidiaries to submit and pursue such claims.

Section 7.10 Labor Agreements. With respect to each Collective Bargaining Agreement to which any PSI Subsidiary is a party as of immediately prior to the Transfer Time, Buyer shall, and shall cause such PSI Subsidiary to, comply with the terms of such Collective Bargaining Agreement at all times following the Transfer Time, subject to any changes to such Collective Bargaining Agreement as may subsequently be agreed upon between Buyer or such PSI Subsidiary and the union, works council or other employee representative body that is party thereto.

Section 7.11 Termination of Participation in Benefit Plans. Effective as of the Transfer Time, each Transferred Employee shall cease to participate in any Employee Plan (other than any Employee Plan which is an Assumed Plan).

Section 7.12 Third-Party Rights. The provisions contained in this Agreement with respect to any PSI Business Employee are included for the sole benefit of the Parties and shall not create any right in any other Person, including any PSI Business Employee (or dependent or beneficiary of any of the foregoing). Nothing in this Article VII shall (a) be construed as an amendment or other modification of any Employee Plan, Assumed Plan or other employee benefit plan, (b) give any third party any right to enforce the provisions of this Agreement or (c) limit the right of any Party or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Plan, Assumed Plan or other employee benefit plan.

Section 7.13 Cooperation. Buyer and Seller Parent will, and will cause their respective Affiliates to, each reasonably cooperate with the other to effect the transactions contemplated by this Article VII, including (a) sharing with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of their respective employee benefit plans with respect to PSI Business Employees, (b) resolving any and all employment-related claims regarding PSI Business Employees, and (c) in responding to questions posed by employees or any other Service Providers.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by each of Buyer and Seller Parent:

(a) all waiting periods (and all extensions thereof) under the HSR Act and the antitrust, competition or foreign investment laws listed in Schedule 5.03 relating to the transactions contemplated hereby shall have expired or been terminated, and all required approvals by any Regulatory Authority under such antitrust, competition or foreign investment laws shall have been obtained;

(b) there shall not be in force or effect any Action or Governmental Order of any court of competent jurisdiction, or any Law, enjoining, prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”); provided, however, that Buyer shall have taken all actions required by Section 5.03 to prevent the occurrence or entry of any such Closing Legal Impediment to which Section 5.03 relates and to remove or appeal as promptly as possible any such Closing Legal Impediment; provided, further, that, for the avoidance of doubt, an Antitrust Communication shall not constitute a Closing Legal Impediment and the receipt by a Party of an Antitrust Communication shall not constitute a failure of the condition set forth in this Section 8.01(b); and

(c) the PSI Sale Restructuring shall have been completed in accordance with Section 2.01.

Section 8.02 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) each of the obligations and covenants of the Sellers to be performed at or prior to the Closing shall have been performed in all material respects;

(b) (i) the representations and warranties set forth in Section 3.05(b) and Section 3.05(c) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except for de minimis inaccuracies, (ii) the Fundamental Representations (other than the representations and warranties set forth in Section 3.05(b), Section 3.05(c) and Section 3.14(a)) and the representation and warranty in Section 3.07(b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct in all respects only as of such date), (iii) the representation and warranties in Section 3.14(a) shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct in all respects only as of such date) and (iv) the representations and warranties of Sellers contained in Article III of this Agreement (other than the Fundamental Representations and the representation and warranty in Section 3.07(b)), without giving effect to materiality, Material Adverse Effect or similar qualifications (other than as it related to a defined term such as “Material Lease”), shall be true and correct at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except for any failure of such representations and warranties described in this clause (iii) to be so true and correct has not had, and would not reasonably be expected to, individually or in the aggregate, have, a Material Adverse Effect on the PSI Business;

(c) Seller Parent shall have delivered to Buyer a certificate signed by an officer of Seller Parent, dated as of the Closing Date, certifying that the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d) have been fulfilled;

(d) since the date of this Agreement, no change, event or circumstance shall have occurred, and be continuing, that has had, or would reasonably be expected to, individually or in the aggregate, have, a Material Adverse Effect on the PSI Business; and

(e) Seller Parent shall have delivered to Buyer all documents and deliverables required to be delivered to Seller Parent pursuant to Section 2.07(b).

Section 8.03 Conditions to the Obligations of Sellers. The obligations of the Sellers to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Seller Parent:

(a) each of the obligations and covenants of Buyer to be performed at or prior to the Closing shall have been performed in all material respects;

(b) the representations and warranties of Buyer contained in Article IV of this Agreement, without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to, individually or in the aggregate, have, a Material Adverse Effect on Buyer;

(c) Buyer shall have delivered to Seller Parent a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled; and

(d) Buyer shall have delivered to Seller Parent all documents and deliverables required to be delivered to Seller Parent pursuant to Section 2.07(b).

Section 8.04 Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of Buyer, on the one hand, or any Seller, on the other hand, respectively, to (a) use commercially reasonable efforts to consummate the transactions contemplated hereby or (b) otherwise comply with its obligations under this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. None of the representations and warranties of the Parties contained in this Agreement (or any certificate delivered pursuant hereto) or the covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing shall survive the Closing (other than the

Capitalization Representation, the obligations hereunder to make payments at or in connection with the Closing, which shall survive until performed in accordance with their terms, and claims based on Fraud); provided that the foregoing shall not affect or otherwise limit any claim under any representation and warranty insurance policies obtained by Buyer in connection herewith. The Parties, intending to modify any applicable statute of limitations, agree that (i) the Capitalization Representation shall survive the Closing until the two-year anniversary of the Closing Date and (ii) all of the covenants contained in this Agreement that by their nature are required to be performed after the Closing, including Section 9.02(a)(ii) and (iii) and Section 9.02(b)(ii) and (iii), shall survive the Closing indefinitely or until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance (the applicable date on which the covenants or agreements to be performed after the Closing expire pursuant to this sentence, each a “Survival Expiration Date”). Notwithstanding the preceding sentence, any specific claim for the breach of any covenant or agreement to be performed after the Closing in respect of which indemnity may be sought under this Agreement shall survive the applicable Survival Expiration Date, if notice of such claim shall have validly delivered to the Party against whom such indemnity may be sought prior to the applicable Survival Expiration Date in accordance with Section 9.03.

Section 9.02 Indemnification.

(a) Subject to the other provisions of this Article IX, effective at and after the Closing, Buyer and its Affiliates (including, after the Closing, the PSI Subsidiaries) and its and their respective Representatives (collectively, the “Buyer Indemnitees”) shall be entitled to indemnification from the Sellers for any and all Losses, net of any related Tax Benefit, incurred or suffered by any Buyer Indemnitee to the extent arising from or relating to any (i) any breach or inaccuracy of the Capitalization Representation, (ii) breach of any covenant or agreement to be performed by Sellers pursuant to this Agreement that by its nature is required to be performed after the Closing, or (iii) Excluded Asset or Excluded Liability.

(b) Subject to the other provisions of this Article IX, effective at and after the Closing, the Sellers and their Affiliates and each of their respective Representatives (collectively, the “Non-PSI Indemnitees”) shall be entitled to indemnification from Buyer for any and all Losses incurred or suffered by any Non-PSI Indemnitee to the extent arising from or relating to any (i) breach of any covenant or agreement to be performed by Buyer pursuant to this Agreement that by its nature is required to be performed after the Closing or (ii) Purchased Asset or Assumed Liability; and

(c) Notwithstanding the foregoing, (i) in no event will any Buyer Indemnitee be entitled to indemnification under this Section 9.02 (x) with respect to (to the extent of) any amount specifically taken into account in the determination of the Purchase Price, as finally determined, or (y) for any Losses to the extent attributable to any material breach by Buyer of this Agreement; and (ii) in no event will any Non-PSI Indemnitee be entitled to indemnification under this Section 9.02 for any Losses to the extent attributable to any material breach by any Seller of this Agreement.

Section 9.03 Procedures. Claims for indemnification under this Agreement shall only be asserted and resolved as follows:

(a) Any Buyer Indemnitee or Non-PSI Indemnitee claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted (or the impositions of any penalty or assessment) against the Indemnified Party by a third party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 9.02 shall (i) promptly (but no later than twenty (20) days after receiving notice of the Third-Party Claim) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third-Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third-Party Claim and the basis for indemnification sought. Failure to notify the Indemnifying Party in accordance with this Section 9.03(a) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent (A) the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice or (B) the Indemnified Party fails to notify the Indemnifying Party of such Third-Party Claim in accordance with this Section 9.03(a) prior to the applicable Survival Expiration Date. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third-Party Claims.

(b) An Indemnifying Party may elect, on the terms hereof, to assume and thereafter conduct the defense of any Third-Party Claim with counsel of the Indemnifying Party’s choice and to settle or compromise any such Third-Party Claim, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnifying Party (including the making of any related claims, counterclaims or cross complaints against any Person in connection with the Third-Party Claim) or the settlement of such Third-Party Claim by the Indemnifying Party; provided, however, that the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Third-Party Claim without the Indemnified Party’s prior written approval (not to be unreasonably withheld, conditioned or delayed), unless the terms of such settlement meets all of the following criteria: (i) obligates the Indemnifying Party to pay or cause to be paid all amounts required by such judgment, settlement or compromise, (ii) does not impose any consent order, injunction or decree that would restrict the future operation or conduct of the business of the Indemnified Party or any of its Affiliates or any other material non-monetary condition or obligation on the Indemnified Party or any of its Affiliates (iii) does not involve any finding or admission of a violation of Law and (iv) provides for a complete release of the claims that are the subject of such Third-Party Claim in favor of the Indemnified Party. If the Indemnified Party gives an Indemnifying Party notice of a Third-Party Claim and the Indemnifying Party does not, within sixty (60) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Third-Party Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Third-Party Claim; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) if the Indemnifying Party acknowledges in writing that such Third-Party Claim is a Loss subject to this Article IX. If (x) the Indemnifying Party and the Indemnified Party are both named parties to the Third-Party Claim and the Indemnified Party has been advised by outside counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (y) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to be reasonably diligent in the defense of a Third-Party Claim it has assumed, in each case, the Indemnifying Party shall be liable for the reasonable expenses and fees of one separate counsel (in addition to one local counsel) for the Indemnified Party.

(c) If any Indemnified Party becomes aware of any circumstances that give rise to a claim for indemnification pursuant to Section 9.02 for any matter not involving a Third-Party Claim, then such Indemnified Party shall promptly (i) notify the Indemnifying Party and (ii) deliver to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim, describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement and including the Indemnified Party’s best estimate of the amount of Liabilities that may arise from such claim. Failure to notify the Indemnifying Party in accordance with this Section 9.03(c) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent (A) the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice or (B) the Indemnified

Party fails to notify the Indemnifying Party of such claim in accordance with this Section 9.03(c) prior to the applicable Survival Expiration Date.

(d) With respect to a Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Third-Party Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions, which shall not unreasonably interfere with the business and operations of such Indemnified Party.

(e) Any indemnification payment pursuant to this Article IX will be effected by wire transfer of immediately available funds from the Indemnifying Party, to an account designated by the Indemnified Party, and will be made within five (5) Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the Indemnifying Party and the Indemnified Party or (ii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final, non-appealable Governmental Order of a court having jurisdiction over such matter as permitted by Section 11.05 and Section 11.06 if a written response has been timely delivered in accordance with this Section 9.03.

Section 9.04 Calculation of Liabilities. Notwithstanding anything to the contrary herein:

(a) to the extent required by applicable Law, each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article IX;

(b) the amount of any Losses for which an Indemnified Party claims indemnification under this Agreement shall be reduced by (i) any insurance proceeds actually recovered with respect to such Losses (net of the deductible for such insurance policy and any increase in the premium for such policies arising out of or in connection with such Losses) and (ii) all other amounts recovered from a third party pursuant to indemnification or otherwise in respect of such Losses, in each case, net of out-of-pocket costs and expenses reasonably incurred by such Indemnified Party; provided that, if an Indemnified Party recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article IX, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (A) (x) the amount paid by the Indemnifying Party in respect of such Losses plus (y) the amount received by the Indemnified Party in respect thereof (net of out-of-pocket costs and expenses reasonably incurred in obtaining such recovery) over (B) the full amount of the Losses;

(c) in the event an Indemnified Party shall recover in respect of a claim of indemnification under this Article IX, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification;

(d) following the Closing and solely in respect of claims under the RWI Policy, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement (and Schedules and Exhibits hereto) will be read without regard and without giving effect to the terms or phrases “material,” “in all material respects,” “in any material respect,” “material adverse change,” “material adverse effect,” “Material Adverse Effect,” “which would not reasonably be expected to be material to the PSI Business,” “except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty);

(e) Sellers will not be liable under Section 9.02(a)(i) for Losses in excess of the Base Purchase Price; and

(f) notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will limit the Liability of a Party to another Party for any Fraud or for Willful Breach of this Agreement.

Section 9.05 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.02 and the Indemnified Party could have recovered all or a part of such Losses from a third party that does not have an ongoing business relationship with the Indemnified Party or any of its Affiliates (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall, to the extent permitted by Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 9.06 Tax Treatment of Indemnification Payments. For applicable income Tax purposes, the Indemnified Party and the Indemnifying Party shall treat indemnification payments made pursuant to this Article IX as adjustments to the Purchase Price for applicable Tax purposes, except as otherwise required by Law.

Section 9.07 Indemnification Sole and Exclusive Remedy. Except with respect to good faith claims based on Fraud or Willful Breach and claims for injunctive or equitable remedies, following the Closing, (a) indemnification pursuant to this Article IX will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any covenant or agreement contained in this Agreement that by its nature is to be performed after the Closing, (b) except as otherwise specifically set forth in this Article IX, no Party shall be liable for any breach of or inaccuracy in any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and (c) no Party will have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and shall automatically terminate at the Closing without any further force or effect. Furthermore, the Parties acknowledge and agree that:

(a) the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, with respect to matters relating to the transactions contemplated by this Agreement;

(b) the sole and exclusive remedies for any breach of the terms and provisions of this Agreement or any Action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);

(c) the provisions of and the limited remedies provided in this Article IX were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Base Purchase Price;

(d) after the Closing, no Party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement; and

(e) the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

For the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 2.08 shall not be considered “remedies” for purposes of this Section 9.07 and shall not be limited by the terms of this Section 9.07.

Section 9.08 Order of Recovery. If any Losses are owed to any Buyer Indemnitee as a result of indemnification under Section 9.02(a)(i), the Buyer Indemnitee shall (a) first seek recovery for such Losses to the fullest extent of the limits under the RWI Policy, including bearing the cost of all retentions required for the Buyer Indemnitee to recover such Losses under the RWI Policy, and (ii) second, if the limits under the RWI Policy have been exhausted or such claim is denied coverage under the RWI Policy by the insurer after the Buyer Indemnitees have used commercially reasonable efforts to obtain coverage for such Losses under the RWI Policy (which such commercially reasonable efforts include bearing the cost of all retentions required for the Buyer Indemnitee to recover such Losses under the RWI Policy), then the Buyer Indemnitees shall be entitled to seek recourse directly against Seller Parent for the amount of the Losses not covered by the RWI Policy, subject to the terms and conditions of this Article IX.

Section 9.09 No Right of Indemnification or Contribution. The Sellers have no right of indemnification or contribution against any PSI Subsidiary with respect to any breach by the Sellers or any PSI Subsidiary of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, any other Transaction Document or in any certificate, instrument or other document delivered by or on behalf of the Sellers or any PSI Subsidiary pursuant to this Agreement or any other Transaction Document, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written agreement of Seller Parent and Buyer;

(b) by written notice from Seller Parent to Buyer or from Buyer to Seller Parent, if the consummation of the transactions contemplated hereby is permanently enjoined or otherwise prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided that, this right of termination shall not be available to any Party whose failure to comply with its obligations under Section 5.03 has been the cause of, or has resulted in, such order or judgment;

(c) by written notice from Buyer to Seller Parent, if:

(i) there is a breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed prior to Closing by any Seller pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.01 or Section 8.02 to be satisfied at the Closing; provided that, in each case under this clause (c), Buyer may not terminate this Agreement unless (i) Buyer has given written notice of such material breach to Seller Parent and Seller Parent has not cured such material breach by the earlier of thirty (30) days after receipt of such notice (but only as long as Seller Parent continues to use its reasonable best efforts to cure such breach) and the Outside Date or (ii) such breach is not capable of being cured; provided, further, that Buyer may not terminate this Agreement pursuant to this Section 10.01(c) if at the time of such termination Buyer is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b); or

(ii) (A) all of the conditions set forth in Section 8.01 and Section 8.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.07(a), (B) Buyer has irrevocably confirmed in writing to Sellers that Buyer is ready, willing and able to consummate the transactions contemplated by this Agreement subject to only those conditions set forth in Section 8.01 or Section 8.03 that by their nature are to be satisfied at the Closing but which would be capable of being satisfied if the Closing Date were the date that the notice of such termination is delivered to Seller Parent and (C) Seller Parent has failed to consummate the transactions contemplated by this Agreement within five (5) Business Days following the date the Closing should have occurred pursuant to Section 2.07(a); or

(d) by written notice from Seller Parent to Buyer, if

(i) there is a breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed prior to Closing by Buyer pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.01 or Section 8.03 to be satisfied at the Closing; provided that, in each case under this clause (d), Seller Parent may not terminate this Agreement unless (A) Seller Parent has given written notice of such material breach to Buyer and Buyer has not cured such material breach by the earlier of thirty (30) days after receipt of such notice (but only as long as Buyer continues to use its reasonable best efforts to cure such breach) and the Outside Date or (B) such breach is not capable of being cured; provided, further, that Seller Parent may not terminate this Agreement pursuant to this Section 10.01(d)(i) if at the time of such termination any Seller is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), or

(ii) (A) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.07(a), (B) Seller Parent has irrevocably confirmed in writing to Buyer that the Sellers are ready, willing and able to consummate the transactions contemplated by this Agreement subject to only those conditions set forth in Section 8.01 or Section 8.02 that by their nature are to be satisfied at the Closing but which would be capable of being satisfied if the Closing Date were the date that the notice of such termination is delivered to Buyer and (C) Buyer has failed to consummate the transactions contemplated by this Agreement within five (5) Business Days following the date the Closing should have occurred pursuant to Section 2.07(a); or

(e) by written notice from Seller Parent to Buyer or from Buyer to Seller Parent, if any of the conditions set forth in Sections 8.01, 8.02 and 8.03 of this Agreement, as applicable, have not been satisfied or waived on or before June 6, 2026 (the “Initial Outside Date” and, as the same may be extended pursuant to Section 11.12, the “Outside Date”), unless a breach of this Agreement by the Party seeking termination is the primary reason for the Closing not occurring on or before such date; provided that if the conditions set forth in Section 8.01(a) or, with respect to matters addressed in Section 8.01(a), Section 8.01(b) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Outside Date may be extended by written notice to Buyer from Seller Parent to a date not beyond September 6, 2026; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

Section 10.02 Effect of Termination.

(a) Except as otherwise set forth in this Section 10.02, in the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its Affiliates, Representatives or equityholders, other than Liability of the Sellers or Buyer, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination or Fraud; provided, however, that, a failure of any of the conditions of Buyer set forth in Article VIII resulting from any breach of any covenant of Buyer hereunder to be performed after the date hereof, including Section 5.03, shall be deemed to be a Willful Breach whether or not Buyer had sufficient funds available to consummate such transactions. In determining losses or damages recoverable upon termination by a Party for the other Party’s breach, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such Party (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages of such Party. The provisions of Section 5.13, this Section 10.02, Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

(b) The Parties acknowledge and agree that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the Parties would have entered into this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices. All notices and other communications under or by reason of this Agreement and the Transaction Documents shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with confirmation of transmission (followed by delivery of an original by another delivery method provided for in this Section 11.01), or (c) one Business Day after deposit with overnight courier service, in each case, to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient Party has specified by prior notice given to the sending Party in accordance with this Section 11.01)

if to Buyer, to:

Crane Company

100 First Stamford Place

Stamford, CT 06902

Attention:  Corporate Secretary

Facsimile:   (203) 363-7350

  Email:     adiorio@craneco.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

599 Lexington Avenue

New York, New York 10022

Attention: Calvina Bostick

if to Sellers, to:

Baker Hughes Holdings LLC

245 Hammersmith Road, 10th Floor

London W6 8PW

United Kingdom Attention: John Keffer

Email: John.keffer@bakerhughes.com

and

Baker Hughes Holdings LLC

575 North Dairy Ashford Road

Houston, Texas 77079

Attention: Brendan McCarthy

Email: Brendan.Mccarthy@bakerhughes.com

with a copy (which shall not constitute notice) to:

Baker McKenzie LLP 1900 N. Pearl Street

Suite 1500

Dallas, Texas 75201

Attention: John Quattrocchi & Jannan Crozier

Email:   John.Quattrocchi@bakermckenzie.com;

 Jannan.Crozier@bakermckenzie.com

or to such other address or addresses as a Party may from time to time designate in a written notice delivered in accordance with this Section 11.01.

Section 11.02 Waiver; Amendment.

(a) This Agreement may be amended or modified only by written agreement executed and delivered by authorized officers of each of the Parties (and any amendment or modification except expressly in accordance with the foregoing shall be void). Any Party may waive any of the terms or conditions of this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement. No waiver by any Party of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement. Any amendment of this Agreement signed by Seller Parent is binding upon and effective against each Seller regardless of whether or not such Seller has in fact signed such amendment.

Section 11.03 Expenses. Except as otherwise provided in this Agreement (including, for clarity, Unpaid Company Transaction Expenses), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 2.08; provided, further, that Buyer shall pay all fees payable to the Regulatory Authorities pursuant to Section 5.03(b).

Section 11.04 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of each other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. In the event that Buyer, any Seller or any of their respective successors or permitted assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or such Seller shall succeed to the Liabilities of such Party under this Agreement. Any attempted assignment or transfer in violation of this Section 11.04 shall be void.

Section 11.05 Governing Law. This Agreement, and all claims, disputes or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.06 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if the Delaware Chancery Court is unavailable, any other Delaware state court or federal court of the United States of America sitting in Delaware, and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of any such Action shall be heard and determined only in any such court and agrees not to bring any such Action in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against the other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.06(a). This Section 11.06(a) shall not apply to any dispute under Section 2.08 that is required to be decided by the Auditor.

(b) EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II)

ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.06(b).

Section 11.07 Captions; Counterparts; Language. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by electronic means (including portable document format (.pdf) or DocuSign) with the same binding effect as the original. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 11.08 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the entities expressed named as parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) the Buyer Releasees (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 11.13, Section 11.15 and Section 11.16, (b) Prior Business Counsel and the Designated Persons shall be intended third-party beneficiaries of, and may enforce, Section 11.14, (c) in the event the Closing occurs, each present and former director, manager and officer of the PSI Subsidiaries (and their respective successors, heirs and Representatives) shall be intended third-party beneficiaries of, and may enforce, Section 5.16, (d) in the event the Closing occurs, the Non-PSI Indemnitees (and their successors, heirs and Representatives) shall be intended third-party beneficiaries of, and may enforce, Section 5.07(b) and Article IX, and (f) in the event the Closing occurs, the Buyer Indemnitees (and their successors, heirs and Representatives) shall be intended third-party beneficiaries of, and may enforce, Section 5.07(b) and Article IX.

Section 11.09 Entire Agreement. The Transaction Documents (together with the Schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreement among any of the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by any of the Parties or any of their respective Affiliates or Representatives relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by the Transaction Documents (together with the Schedules to this Agreement) exist among any of the Parties or any of their respective equityholders, Affiliates or Representatives except, in each case, as expressly set forth in the Transaction Documents (together with the Schedules to this Agreement) and the Confidentiality Agreement.

Section 11.10 Severability. If any provision of this Agreement is held invalid, illegal, inoperative or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid, illegal, inoperative or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal, inoperative or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.11 Schedules. The Schedules referenced herein are a part of this Agreement as if fully set forth herein. The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Schedules that is not required by this Agreement to be so included is solely for the convenience of Buyer, (b) the disclosure by the Sellers of any item, information or other matter in the Schedules shall not be deemed to constitute an acknowledgement by the Sellers that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material, (c) if any section of the Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Schedules or the statements contained in any Section of Article III reasonably apparent on its face, such item or information shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Schedules for convenience of reference only, (e) the Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Schedules and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of the Sellers or any of their respective Affiliates except as and to the extent provided in this Agreement.

Section 11.12 Enforcement. The Parties agree that irreparable damage would occur, and that the Parties would not have an adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions (or other forms of specific performance) to prevent breaches or anticipated breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law, in equity, under contract or otherwise. To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms required performance after the Closing or expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such Action or (b) such other time period established by the court presiding over such Action.

Section 11.13 Non-Recourse. Other than to the extent set forth in the Confidentiality Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to this Agreement) may only be brought against, the entities that are expressly named as Parties (or their successors or permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such named Party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), except as set forth in the Confidentiality Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, debt financing source or other Representative of any Party, or Affiliate of any of the foregoing (excluding any party to the Confidentiality Agreement, Buyer and any Seller or their successors or permitted assigns), shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any Party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to this Agreement). Notwithstanding the foregoing, nothing contained in this Section 11.13 shall limit or restrict any claim or remedy based on or arising out of Fraud or Willful Breach.

Section 11.14 Privileged Matters; Conflicts of Interest.

(a) Transaction Information. The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client, work product or other legal privileges (collectively, “Privileges”) shall be governed by the provisions of this Section 11.14(a) and Section 11.14(b). With respect to matters to the extent relating to the books, records, documents, communications or other information of the Sellers or any of their respective Affiliates prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (collectively, “Transaction Information”), Seller Parent shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Subsidiaries. Buyer shall use commercially reasonable efforts not to, and shall cause its Subsidiaries (including, after the Closing, the PSI Subsidiaries) to use commercially reasonable efforts not to, take any action without the prior written consent of Seller Parent that would reasonably be expected to result in any waiver of any such Privileges of the Sellers. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the PSI Business (except for Transaction Information). However, Buyer may not assert any such Privileges of Buyer related to pre-Closing advice or communications relating to the transactions contemplated hereby against the Sellers. The Sellers shall use commercially reasonable efforts not to, and shall cause its Subsidiaries to use commercially reasonable efforts not to, take any action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 11.14(a) shall apply to all Transaction Information as to which the Sellers, their respective Subsidiaries, or the PSI Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Transaction Information”). Upon receipt by the Sellers or its Affiliates, or Buyer or its Subsidiaries (including, after the Closing, the PSI Subsidiaries), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Transaction Information of the other, such Party shall, to the extent legally permitted, promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Privileged Transaction Information and to assert any rights it may have under this Section 11.14(a) or otherwise to prevent the production or disclosure of Privileged Transaction Information.

(b) Non-PSI Information. With respect to matters to the extent relating to the Non-PSI Subsidiaries and the Non-PSI Business (collectively, “Non-PSI Information”), the Sellers shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Subsidiaries. Buyer shall use commercially reasonable efforts not to, and shall cause its Subsidiaries (including, after the Closing, the PSI Subsidiaries) to use commercially reasonable efforts not to, take any action without the prior written consent of Seller Parent that would reasonably be expected to result in any waiver of any such Privileges of the Sellers. The rights and obligations created by this Section 11.14(b) shall apply to all Non-PSI Information as to which the Sellers, their respective Affiliates or the PSI Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Non-PSI Information”). Upon receipt by Buyer or its Subsidiaries (including, after the Closing, the PSI Subsidiaries), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Non-PSI Information of the other, Buyer shall, to the extent legally permitted, promptly notify Seller Parent of the existence of the request and shall provide Seller Parent a reasonable opportunity to review the Privileged Non-PSI Information and to assert any rights it may have under this Section 11.14(b) or otherwise to prevent the production or disclosure of Privileged Non-PSI Information.

(c) Privileged Materials. All Privileges relating to Transaction Information and Non-PSI Information, and all books and records and other documents of the PSI Subsidiaries containing any advice or communication that is subject to any such Privilege (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to Seller Parent (on behalf of the applicable Designated Persons) immediately prior to the Closing. Absent the prior written consent of Seller Parent, acting on behalf of the applicable Designated Persons, neither Buyer nor (following the Closing) the PSI Subsidiaries shall have a right of access to Privileged Materials.

(d) Conflicts of Interest. Buyer hereby waives and agrees not to assert, and after the Closing, Buyer shall cause the PSI Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of the Sellers or any of the other Non-PSI Subsidiaries or other Affiliates, or any of their respective officers, employees or directors (any such Person, a “Designated Person”) in any matter involving this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby, by Baker McKenzie LLP (“Prior Business Counsel”). Without limiting the foregoing, Buyer acknowledges that Prior Business Counsel have, on or prior to the Closing Date, represented Designated Persons in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and agrees that, following the Closing, Prior Business Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement or any other agreements or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement, and such other agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Business Counsel prior to the Closing, and Buyer (on behalf of itself and its Subsidiaries (including, after the Closing, the PSI Subsidiaries)) hereby agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Subsidiaries (including, after the Closing, the PSI Subsidiaries), on the one hand, and any Designated Person, on the other hand, Prior Business Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Subsidiaries (including, after the Closing, the PSI Subsidiaries) and even though Prior Business Counsel may have represented such PSI Subsidiary in a matter substantially related to such dispute. Without limiting the foregoing, each of Buyer and the Sellers (on behalf of itself and its respective Affiliates) consents to the disclosure by Prior Business Counsel, in connection with one or more post-Closing representations, to the Designated Persons of any information learned by Prior Business Counsel in the course of one or more Existing Representations, whether or not such information is subject to any Privilege of the Sellers or any of its Subsidiaries or Prior Business Counsel’s duty of confidentiality as to the Sellers or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing.

(e) Miscellaneous. Buyer hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Business Counsel. This Section 11.14 shall be irrevocable, and no term of this Section 11.14 may be amended, waived or modified, without the prior written consent of Seller Parent, acting on behalf of the applicable Designated Persons and their respective Affiliates and Prior Business Counsel affected thereby.

Section 11.15 Release.

(a) Effective as of the Closing, each of Buyer, for itself and each of its Affiliates (including the PSI Subsidiaries) and its and their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling Persons, Affiliates, attorneys, assignees, agents, advisors, and Representatives, and Representatives and Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have, or might have or may assert now or in the future, against any Seller, any of its respective Affiliates (other than another Buyer Releasor) or any of its or their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling Persons, Affiliates, attorneys, assignees, agents, advisors, or Representatives, or Representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Buyer Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the PSI Subsidiaries, the ownership of the PSI Interests or the PSI Business; provided, however, that nothing contained in this Section 11.15(a) shall release, waive, discharge, relinquish or otherwise affect any claim for Fraud or the rights or obligations of any Person under this Agreement, claims under Section 5.06(a) relating to any intercompany balances between any of the Non-PSI Subsidiaries, on the one hand, and any of the PSI Subsidiaries, on the other hand, that have not been eliminated by discharge or otherwise in their entirety effective prior to the Closing, or any other agreement delivered or required to be delivered pursuant hereto. Buyer shall, and shall cause the PSI Subsidiaries to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against a Buyer Releasee based upon any matter released pursuant to this Section 11.15(a). Each Buyer Releasee to whom this Section 11.15(a) applies shall be a third party beneficiary of this Section 11.15(a).

(b) Effective as of the Closing, each Seller, for itself and each of its Affiliates and its and their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling Persons, Affiliates, attorneys, assignees, agents, advisors, and Representatives, and Representatives and Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have, or might have or may assert now or in the future, against Buyer, any of its respective Affiliates (other than another Seller Releasor) or any of its or their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling Persons, Affiliates, attorneys, assignees, agents, advisors, or Representatives, or Representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Seller Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the PSI Subsidiaries, the ownership of the PSI Interests or the PSI Business; provided, however, that nothing contained in this Section 11.15(b) shall release, waive, discharge, relinquish or otherwise affect any claim for Fraud or the rights or obligations of any Person under this Agreement, claims under Section 5.06(a) relating to any intercompany balances between any of the Non-PSI Subsidiaries, on the one hand, and any of the PSI Subsidiaries, on the other hand, that have not been eliminated by discharge or otherwise in their entirety effective prior to the Closing, or any other agreement delivered or required to be delivered pursuant hereto. Sellers shall, and shall cause the Non-PSI Subsidiaries to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against a Seller Releasee based upon any matter released pursuant to this Section 11.15(b). Each Seller Releasee to whom this Section 11.15(b) applies shall be a third party beneficiary of this Section 11.15(b).

Section 11.16 RWI Policy. Concurrently with the execution and delivery of this Agreement, Buyer shall bind the RWI Policy. Buyer shall bear all costs related to the RWI Policy, including, without limitation, the premium, broker commission, applicable Taxes, and any related fees. Buyer shall execute and cause to be executed and delivered all documents, and shall meet all other subjectivities, conditions and covenants as may be required by the RWI Insurer in connection with (a) binding coverage under the terms of the RWI Policy on the date hereof, (b) issuing the final RWI Policy, and (c) in relation to any claim made thereunder. Buyer shall cause the RWI Policy to include a provision whereby the RWI Insurer expressly waives, releases, and agrees not to pursue, directly or indirectly, any rights, including rights of or via subrogation, assignment, or otherwise, against the Sellers or any of the other Buyer Releasees with respect to any claim made thereunder (except in the case of, and only to the extent of, damages paid by the RWI Insurer under the RWI Policy resulted from Fraud, and in such case only against the party who has committed such Fraud) and not against any other Person. Each of the Sellers shall be identified in the RWI Policy as express third-party beneficiaries of the foregoing provision with the right of enforcement. The foregoing waiver and release under the RWI Policy shall not be in any way amended, modified, supplemented, terminated, waived, or otherwise revised, and no amendment, modification, supplementation, termination, waiver or revision shall be effective, without the express written consent of Seller Parent.

Section 11.17 Bulk Sales Laws. Buyer and each Seller each hereby waive compliance by the Sellers and their respective Affiliates with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state within, or any jurisdiction outside, the United States, that may otherwise be applicable with respect to the sale of the PSI Interests or the transfer of the Purchased Assets.

Section 11.18 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars except as otherwise provided or required pursuant to the PSI Sale Restructuring or applicable Law; provided, that any foreign currency amounts shall, unless otherwise required by applicable Law, be converted between U.S. dollars and local currency using an exchange rate that will be the closing mid-point real spot rate as of the second (2nd) Business Day prior to the applicable date of payment or other calculation (and for the Estimated Closing Statement, as of the second (2nd) Business Day prior to the date Seller Parent delivers the Estimated Closing Statement to Buyer in accordance with Section 2.08) as published in Bloomberg for U.S. dollars to amounts of such foreign currency.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BAKER HUGHES HOLDINGS LLC

By:	/s/ Ryan Brown
Name:	Ryan Brown
Title:	Authorized Signatory

BENTLY NEVADA, LLC

By:	/s/ Ryan Brown
Name:	Ryan Brown
Title:	Authorized Signatory

CRANE COMPANY

By:	/s/ Max H. Mitchell
Name:	Max H. Mitchell
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Purchase Agreement]